UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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Notice of Annual Meeting & Proxy Statement 2022

bread financial™

Letter from

the Chairman

Dear Fellow Bread Financial Stockholders:

On behalf of the Board of Directors, I am pleased to introduce this first proxy statement of Bread Financial, formerly Alliance Data. Rebranding to Bread Financial reflects the culmination of a multi-year business transformation strategy to become a more focused, competitive and tech-forward payment, lending and saving solutions provider. During the year, the Company, led by President and CEO Ralph Andretta and an exceptionally strong executive leadership team, streamlined the business, invested strategically in our people, processes and technology, and delivered solid performance across our key performance metrics.

In 2018, the Board initiated an extensive assessment of each of our businesses and determined that a strategic shift in our model was needed to unlock stockholder value and position the Company for future success. This evolution also suggested the need for a new brand. We chose the Bread Financial name because it embodies our financial services vision and reflects our tech-focused, digital-first approach to delivering our solutions with exceptional service. We made this decision with complete confidence in the Company’s leadership to execute against the new business model — a decision informed by our goals of long-term growth and sustainability — which benefits our stockholders, brand partners, customers and associates.

As Chairman of the Board, I have worked alongside my fellow Directors to help guide the Company and provide the sound corporate governance expected of us, all while ensuring we are mindful of the diverse priorities and interests of our stakeholders. Together, we ensure the Board fulfills its obligations to oversee the Company’s operations, including sustainable, stakeholder-centric practices and risk-mitigation efforts that drive our long-term performance and profitable growth.

With the spinoff of our final non-core segment, LoyaltyOne, completed in November 2021, we are optimally structured now to further strengthen our competitive positioning as a top provider of payment, lending and saving solutions. Our Board is actively engaged with Company leadership in fulfilling our oversight obligations across all aspects of Bread Financial’s operations, including focused attention on the following business imperatives:

Integrated Corporate Governance. Our Board takes an integrated approach to its oversight obligations and prioritizing diverse interests of all of our stakeholders, including:

•	Sustainable business practices

•	Risk mitigation and management

•	Core governance practices

Regarding Board refreshment, we have added five new independent directors in the last five years, and our composition continues to advance across a diversity of skills, experience, expertise, gender and ethnicity. In 2021 economist Karin J. Kimbrough was elected to the Board, and women were appointed to chair two of the Board’s four standing Committees.

Human Capital, Culture & Executive Compensation. Attracting, developing and retaining top talent is a heightened business imperative, particularly in an increasingly hyper-competitive labor environment, which is expected to continue for some time. Key actions during the year included:

•	We revised the charter of the Compensation & Human Capital Committee to expand its oversight responsibilities to specifically include human capital programs, policies and practices.

•

The Company established a Diversity, Equity & Inclusion (DE&I) office, led by a newly appointed Chief Diversity Officer, who continued to execute on the Company’s formal DE&I strategy developed during the year. This Committee will continue to oversee the execution of broader human capital initiatives including talent mobility, leadership development, equity and inclusion, succession planning and related efforts that drive associate engagement and retention.

•	This Committee also modified our executive compensation program in 2021 – further aligning it with the interests of our stockholders and our long-term financial objectives – including through the adoption of three-year cliff-vesting performance-based RSUs and improvements to our balanced scorecards for our annual incentive program to advance key business priorities, including Environmental, Social and Governance (ESG)-related matters.

ESG Imperatives. Key governance enhancements implemented in 2021 ensure appropriate oversight on business practices that reflect our ESG priorities, including customers, associates, the environment and communities; that these priorities are integrated across Bread Financial’s operations; and that leadership is held accountable for making progress against the Company’s sustainability goals.

•	We revised the Nominating & Corporate Governance Committee charter to more clearly define its ESG oversight responsibilities

•	We formally adopted an ESG Strategic Framework developed by the Company’s Head of Sustainability, appointed in 2021

•	We developed a Climate Action Roadmap reflecting the advancement of our commitment to protecting the planet and setting a course for how we manage climate-related risks

•	We provide quarterly Board-level reviews and evaluations conducted across 5 ESG-related performance scorecards and more than 40 key progress indicators.

Technology Innovation & Digital Advancements. Investing in and modernizing core technology platforms served as critical enablers of Bread Financial’s transformation. Investing in core processing capabilities and expanding our digital product offerings provided the important foundation for the Company’s competitive positioning and strategic differentiation. As such, maintaining a modernized tech stack and prudently investing in data and product innovation driven by evolving consumer trends and technology advancements remains central to Bread Financial’s long-term growth and future success. Ensuring strong oversight of the Company’s enterprise risk management program, including risks associated with competitive threats involving technology, data and product innovation, and disciplined capital allocation for ongoing necessary innovation investments will continue to be a focus of the Board’s oversight.

Stockholder Engagement. The Board remains committed to supporting Company initiatives that build trust in our leadership team and confidence in our long-term business strategy through increased transparency, access and engagement with stockholders.

•	The Company held its first formal virtual Investor Day in May, where members of the executive leadership team provided a comprehensive overview of our business transformation, revenue drivers, performance objectives, capital allocation, credit risk management, competitive threats and opportunities, and ESG practices

•	Along with our Head of Investor Relations, I proactively engaged with a subset of our top institutional investors to understand their perspectives on executive compensation; and

•	Our Heads of Investor Relations and Sustainability proactively engaged with investors to understand their approach to ESG investing and related priorities, and held productive discussions where we shared an overview of our sustainability practices, objectives, reporting metrics and performance

As the longest-serving Board member, I have never been more optimistic about the Company’s direction, its leadership team and the 6,000 global associates who are empowered, engaged and committed to delivering on our promises to all those we serve. As a valued stockholder, thank you for your confidence in Bread Financial and our bright, sustainable future, which you will help shape through your voting decisions.

Sincerely,
Roger H. Ballou Chairman of the Board of Directors

Bread Financial | 2022 Proxy Statement

Notice of Annual Meeting of Stockholders

Date & Time:	Place:	Record Date:
Tuesday, May 24, 2022 9:00 a.m., Central Time	Via Webcast @ www. proxydocs.com/BFH	March 31, 2022

How to Vote:

You are cordially invited to attend the virtual meeting, but whether or not you expect to attend, we urge you to grant your proxy to vote your shares by telephone or through the Internet by following the instructions included on the Notice of Internet Availability of Proxy Materials that you received, or if you received a paper copy of the proxy card, to mark, date, sign and return the proxy card in the envelope provided. You may still vote electronically if you attend the virtual meeting, even if you have given your proxy (other than for those shares you hold in Bread Financial’s 401(k) and Retirement Savings Plan), subject to the requirement to provide a proof of legal proxy for the stockholders whose shares are held by brokers or other nominees.

Items of Business

01 | TO ELECT EIGHT DIRECTORS

02 | TO HOLD AN ADVISORY VOTE ON EXECUTIVE COMPENSATION

03 | TO APPROVE THE 2022 OMNIBUS INCENTIVE PLAN

04 | TO RATIFY THE SELECTION OF DELOITTE & TOUCHE LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM OF THE COMPANY FOR 2022

05 | TO TRANSACT SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF

Admission

Important Notice Regarding Admission to the 2022 Virtual Annual Meeting of Stockholders:

As part of our continuing precautions regarding the COVID-19 pandemic and after careful consideration, the meeting will be held in a virtual format only via webcast. There will not be a physical meeting location. Stockholders or their legal proxy holders who wish to attend the Annual Meeting of Stockholders may register in advance at www. proxydocs.com/BFH and enter the control number on their proxy card, Notice of Internet Availability of Proxy Materials or instructions accompanying their proxy materials previously received. See additional instructions for admission and attendance on page 108 of this proxy statement.

The Notice of Internet Availability of Proxy Materials or, if requested, a printed copy of the Proxy Materials, was first mailed on or about April 13, 2022 to all stockholders of record as of March 31, 2022.

By order of the Board of Directors,

Joseph L. Motes III	April 13, 2022
Corporate Secretary	7500 Dallas Parkway, Suite 700 Plano, Texas 75024

Important Notice Regarding the Availability of Proxy Materials for the Stockholders Meeting to be Held on May 24, 2022: This proxy statement and annual report on Form 10-K for the year ended December 31, 2021, are available at www. proxydocs.com/BFH or on the Securities and Exchange Commission’s, or SEC’s, website at www.sec.gov.

Bread Financial | 2022 Proxy Statement	2

Proxy

Summary

This summary highlights certain information about Bread Financial, including our core practices, business highlights, corporate governance, ESG strategy and compensation program. Stockholders are encouraged to read our entire Proxy Statement and 2021 Annual Report carefully before voting.

Items of Business

01 | ELECTION OF DIRECTORS

The Board of Directors recommends that stockholders vote FOR the election of each of the nominees.

02 | ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Board of Directors recommends that stockholders vote FOR the compensation paid to our named executive officers as disclosed in this proxy statement.

03 | APPROVAL OF 2022 OMNIBUS INCENTIVE PLAN

The Board of Directors recommends that stockholders vote FOR the approval of the 2022 Omnibus Incentive Plan.

04 | RATIFICATION OF THE SELECTION OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors recommends that stockholders vote FOR the ratification of the selection of Deloitte & Touche LLP as the independent registered public accounting firm of the Company for 2022.

Bread Financial | 2022 Proxy Statement	i

Bread Financial

2021 was another transformational year for our Company, representing the culmination of a multi-year strategy to simplify, streamline, and – in a change that goes far beyond just a new name – re-brand the company. Moving ahead as Bread Financial, we are a stronger, more focused tech-forward financial services company with increased flexibility and growth potential supporting long-term stockholder value.

Core Practices that Drive our Success

ii	Bread Financial | 2022 Proxy Statement

2021 Business Highlights & Awards

NET INCOME (from continuing operations) $797M	REVENUE (from continuing operations) $3.3B

WOMEN LEADERS 43%	COMMUNITY INVESTMENTS $5.5M

Completed the spinoff of Loyalty Ventures Inc., improving capital ratios and reducing our leverage as we paid off $750 million of debt and reduced goodwill by $700 million

Forbes Best Employers for Diversity

Bloomberg Gender Equality Index	Stevie Award for Contact Center of the Year, Bronze winner

Recognized by the Women’s Forum of New York for commitment to gender equality	16th consecutive year Customer Care Centers Benchmark Portal Certified

Bread Financial | 2022 Proxy Statement	iii

2022 Director Nominees

					Committee Memberships

Directors	Occupation	Age	Director Since	Independent	Audit	Compensation & HC	N&CG	Risk

Ralph J. Andretta	President and CEO, Bread Financial Holdings, Inc.	61	2020

Roger H. Ballou	Former CEO and Director of CDI Corporation	71	2001	●	●

John C. Gerspach, Jr.	Former CFO of Citigroup, Inc.	68	2020	●	µ			●

Karin J. Kimbrough	Chief Economist of LinkedIn Corporation	53	2021	●		●			●

Rajesh Natarajan	Chief Product and Strategy Officer of Globalization Partners	52	2020	●			●		●

Timothy J. Theriault	Former EVP, Global CIO and Advisor to CEO of Walgreens Boots Alliance, Inc.	61	2016	●	●				µ

Laurie A. Tucker	Founder and Chief Strategy Officer of Calade Partners LLC	65	2015	●		●	µ

Sharen J. Turney	Former CEO of Victoria’s Secret	65	2019	●		µ	●

µ  Chair    ●  Member

iv	Bread Financial | 2022 Proxy Statement

Corporate Governance Highlights

Corporate governance at Bread Financial is designed to promote the diverse priorities and interests of all of our stakeholders, strengthen Board and management accountability and foster responsible decision-making. Information on our corporate governance begins on page 2, and a few highlights are set forth in the table below.

BOARD DIVERSITY AND INDEPENDENCE

• 7 of 8 director nominees are independent

• 5 new independent directors in the last 5 years

• Independent Chair of the Board of Directors

• Diverse and highly-skilled board, with three female directors and two directors from diverse ethnic groups

• Two female directors serve as Board committee chairs

• Committed to seeking women and underrepresented minority candidates to include in every pool from which Board nominees are chosen

BOARD PRACTICES

• Majority voting for uncontested director elections

• Annual election of directors

• Annual Board and committee self-assessments

• Demonstrated commitment to Board refreshment

• Significant stock ownership requirements for directors and executive officers

• 96% attendance at 2021 Board and committee meetings

• Strong commitment to Environmental, Social & Governance matters and diversity, equity and inclusion

• Risk oversight by full Board and committees

• Responsive to feedback from stockholder engagement

ESG Highlights

Our Board of Directors is committed to sustainability, including integrating ESG principles into our business strategy in ways that optimize opportunities to make positive impacts while advancing long-term financial and reputational goals. In 2021, our Board approved an enhanced and modernized ESG strategy intended to drive additional progress on initiatives that promote sustainability, diversity, equity & inclusion, and increased transparency in our disclosures. Our revamped ESG strategy aligns with the broader transformation of our business and focuses on the following five tenets.

Bread Financial | 2022 Proxy Statement	v

Information on our Commitment to Sustainability begins on page 21, and a few highlights of our 2021 accomplishments are set forth below.

Financial Wellbeing

•	Increased financial literacy for teens by funding innovative mobile app courses

•	Engaged with community partners on financial education initiatives
•	Continued our investment in digital technologies that broaden consumer credit options

DE&I and Associate Engagement

•	Expanded training around conscious inclusion for all associates

•	Selected for the Bloomberg Gender-Equality Index

•	Named to Forbes’ 2021 America’s Best Employers for Diversity list

•	Recognized by the Women’s Forum of New York for our commitment to gender equality
•	Announced a new community partnership with Zora’s House – focused on helping women of color develop life and leadership skills

•	Launched a new holistic goals-based financial planning platform at no cost to associates

•	Associates volunteered more than 7,000 hours at various events and organizations

Environmental

•	Adopted a formalized Environmental Policy Statement

•	Increased building efficiency by 25%
•	Kicked off a formal energy audit to identify additional opportunities to reduce and conserve.

•	Procured 75% + of electricity from renewable sources

vi	Bread Financial | 2022 Proxy Statement

How Our Compensation Program Supports Our Business Strategy

Our executive compensation program supports our business strategy by properly incentivizing and rewarding our executives for performance, aligning our executives’ interests with the long-term interests of our stockholders, and allowing us to attract, retain and motivate the highest level of executive talent to guide our business and successfully execute our long-term strategy. This is achieved by linking individual pay with the Company’s performance on a diverse set of measures as well as financial and strategic goals.

The total direct compensation of our named executive officers (“NEOs”) is heavily weighted towards variable, at-risk compensation that is tied to performance, with 85% of our CEO’s total pay at risk and 77% of our other NEOs’ average total pay at risk. The 2021 performance-based component of our CEO’s and our other NEOs’ comprised 60% and 55%, respectively, of such executive officers’ total direct compensation.

2021 CEO PAY MIX(1)	2021 AVERAGE NAMED EXECUTIVE PAY MIX(1)

(1)

These pay mix charts exclude amounts listed in the column titled “All Other Compensation” in the Summary Compensation Table set forth on page 69, as well as the one-time Gap RSUs described below under Compensation Discussion and Analysis.

Our executive compensation program is discussed in detail under the Compensation Discussion and Analysis section of this proxy statement, beginning on page 43.

Bread Financial | 2022 Proxy Statement	vii

Table of

Agenda

& Voting

Recommendations

Proposal 01		Proposal 02
ELECTION OF DIRECTORS The Board of Directors recommends that stockholders vote FOR the election of each of the following eight director nominees:		ADVISORY VOTE ON EXECUTIVE COMPENSATION The Board of Directors recommends that stockholders vote FOR the compensation paid to our named executive officers as disclosed in this proxy statement.
• Ralph J. Andretta • Roger H. Ballou (Chair) • John C. Gerspach, Jr. • Karin J. Kimbrough	• Rajesh Natarajan • Timothy J. Theriault • Laurie A. Tucker • Sharen J. Turney
Proposal 03		Proposal 04
APPROVAL OF THE 2022 OMNIBUS INCENTIVE PLAN The Board of Directors recommends that stockholders vote FOR the approval of the 2022 Omnibus Incentive Plan.

RATIFICATION OF THE SELECTION OF
THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors recommends that stockholders vote FOR the ratification of the selection of Deloitte & Touche LLP as the independent registered public accounting firm of the Company for 2022.

Bread Financial | 2022 Proxy Statement	1

Corporate Governance

Overview

Corporate governance at Bread Financial is designed to promote the diverse priorities and interests of all of our stakeholders, strengthen Board and management accountability and foster responsible decision-making. Just as we are committed to delivering sustainable financial performance, we remain considerate of the material risks and opportunities involved in delivering value to our stockholders, brand partners, customers, vendors, associates and communities. Following a long tradition of sound governance, our Board of Directors continues to develop, support and oversee the implementation of sustainable, stakeholder-centric practices consistent with the evolving governance environment, our stakeholders’ expectations, and the commitments we have made to them.

2	Bread Financial | 2022 Proxy Statement

Corporate Governance Highlights

• Focus on global growth and long-term success through integrity, ethical decision-making and transparency

• Emphasis on the secure and responsible use of data, responsible lending practices and an unwavering commitment to service

• Firm commitment to diversity, equity and inclusion (“DE&I”)

• Responsive, active and ongoing stockholder engagement

• Investment in the long-term vitality of our communities through programs and initiatives that make a measurable impact

• Respect for the environment through sustainable operations and investments in global conservation efforts

• Prioritizing workforce health and safety in response to COVID-19 with work from home and hybrid options for substantially all associates

• Proxy access • Majority voting for uncontested director elections • Declassified Board of Directors	• Annual election of directors • Stockholder right to call a special meeting

• Independent Chair of the Board of Directors

• Annual Board and committee self-assessments

• All independent director nominees, except CEO

• Independent directors frequently meet in executive session

• Diverse and highly-skilled Board

• Demonstrated commitment to Board refreshment and Board diversity

• Committed to seeking women and underrepresented minority candidates to include in every pool from which Board nominees are chosen

• Skills matrix-driven nominee selection and Board composition

• Two female directors serve as Board committee chairs

• 96% attendance at 2021 Board and committee meetings

• All financially literate Audit Committee members and two Audit Committee Financial Experts

• Strong commitment to Environmental, Social and Governance (“ESG”) matters and sustainability

• Mandatory retirement age of 75 years for directors

• Comprehensive director onboarding program

• Prohibition on hedging, pledging, puts, calls, other derivative securities and short sales

• Significant stock ownership requirements for directors and executive officers

• Active Board and committee oversight of the Company’s business plan, corporate strategy and risk management

• Monitors the “tone at the top” and our workplace culture and values

• Active Board engagement in managing talent and long-term succession planning for executives

• Periodic reports and presentations to Board and Audit and Risk committees focusing on cybersecurity

• Annual dedicated Board meeting focused on corporate strategy

• Separate Risk Committee of the Board to assist with risk oversight responsibilities

• Nominating & Corporate Governance Committee oversight of ESG matters

• Compensation & Human Capital Committee oversight of human capital management strategies and DE&I initiatives

Bread Financial | 2022 Proxy Statement	3

Board Leadership

Our Board of Directors oversees and interacts with management to serve the long-term interests of the Company and our stockholders. In assessing these interests, the Board considers, as appropriate, the day-to-day needs of other stakeholders, including our associates and surrounding communities. Focus areas such as Company strategy, risk assessment and mitigation, compliance, leadership development and succession, human capital management, operational performance, corporate governance, community investment and sustainability comprise the Board’s typical span of oversight.

Our bylaws require the Board of Directors to select a Board chair from among the directors and a chair for each Board committee, while our Corporate Governance Guidelines allow the Board to decide, in its business judgment, the appropriate leadership structure for our Company. The Board periodically reviews the Company’s leadership structure to determine what best serves the Company and our stockholders. The Board currently believes having a non-executive chair is best practice, and, since December 2009, a non-executive director has occupied the role of Board chair. This structure enables our Chief Executive Officer to focus on the day-to-day operation of our business.

The Board chair, among other duties, presides over Board meetings and executive sessions, promotes the effective flow of constructive feedback between Board members and management, advises and counsels the CEO, assists in setting meeting agendas and facilitates Board communication with our stockholders. Assuming the stockholders elect our director nominees, Mr. Ballou will continue his term as our non-executive Board chair.

Board of Directors and Committees

We are managed under the direction of our Board of Directors. Under our bylaws, the size of our Board may be between six and twelve directors. We currently have eight directors, including seven non-employee directors. All directors are elected annually and serve a one-year term.

During 2021, our Board of Directors met 11 times. Each of our directors attended at least 75% of the meetings of the Board and Board committees on which they serve. In accordance with our Corporate Governance Guidelines, we expect all director nominees to attend the annual stockholder meeting, but understand there may be exigent circumstances. All director nominees, except Laurie A. Tucker and Karin J. Kimbrough, attended the 2021 virtual annual meeting of stockholders.

Our Board presently has four standing committees, consisting of the Audit Committee, Compensation & Human Capital Committee, Nominating & Corporate

Governance Committee and Risk Committee. Our Board has adopted a written charter for each committee, which sets forth their respective roles and responsibilities. The charters for each of these committees, as well as our Corporate Governance Guidelines and our Codes of Ethics for our senior financial officers, our Board members and our associates, are posted on our website at www.breadfinancial.com.

Our Board has determined that all members of each of our standing committees are independent and fulfill the requirements applicable to each committee on which they serve. In addition, the Board has determined that all members of the Audit Committee are financially literate and each of Mr. Ballou and Mr. Gerspach possesses accounting or related financial management expertise within the meaning of the NYSE listing standards and are Audit Committee financial experts within the meaning of applicable SEC rules.

4	Bread Financial | 2022 Proxy Statement

Members

Roger H. Ballou

John C. Gerspach, Jr. (Chair)

Timothy J. Theriault

Independent/
Financially Literate

Each member is independent
and financially literate.

Audit Committee
Financial Experts

Mr. Ballou and Mr. Gerspach

Roles and Responsibilities

The Audit Committee’s primary roles and responsibilities include:

• assisting our Board in fulfilling its oversight responsibilities by reviewing the integrity of our financial statements; our compliance with legal and regulatory requirements; the independent registered public accounting firm’s qualifications and independence; and the performance of both our internal audit department and the independent registered public accounting firm

• preparing the Audit Committee report included in this proxy statement

• reviewing our financial statements and related disclosures to be included in SEC filings

• appointing, compensating, and overseeing our independent registered public accounting firm

• approving audit and permissible non-audit services to be performed by our independent registered public accounting firm

• reviewing and approving related party transactions

• review the audit practices, guidelines and policies of our bank subsidiaries

• reviewing certain business and client contracts of our bank subsidiaries, as well as proposed acquisition or divesture, merger, outsourcing or similar agreements within defined thresholds

• establishing procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters

• providing risk oversight as set forth under the caption “Board’s Role in Risk Oversight” on page 13

Bread Financial | 2022 Proxy Statement	5

Members Karin J. Kimbrough Laurie A. Tucker Sharen J. Turney (Chair) Independent Each member is independent

Roles and Responsibilities

The Compensation & Human Capital Committee’s primary roles and responsibilities include:

• overseeing matters relating to executive compensation and our benefit plans, as well as strategies and policies related to human capital management

• annually reviewing the compensation levels of our executive officers

• approving all compensation for our non-CEO executive officers, and, together with the other independent directors, approving the compensation of our CEO

• determining target levels of incentive compensation and corresponding performance objectives for our non-CEO executive officers, and recommending such matters to the Board with respect to our CEO

• reviewing and approving our compensation philosophy, programs and plans for associates

• reviewing and approving our succession plan for key executive officers

• periodically reviewing director compensation practices and recommending appropriate revisions to the Board of Directors

• administering certain matters with respect to our equity-based compensation plans

• reviewing disclosure related to human capital management and executive and director compensation in our proxy statements and discussing the Compensation Discussion and Analysis annually with management

• reviewing management’s human capital management strategies, including initiatives, policies and practices related to recruiting, retention and career development and associate engagement and effectiveness

• reviewing our associate DE&I initiatives, policies and practices

• preparing the Compensation & Human Capital Committee report included in this proxy statement

• providing risk oversight as set forth under the caption “Board’s Role in Risk Oversight” on page 13

Compensation & Human Capital Committee Interlocks and Insider Participation

No member of the Compensation & Human Capital Committee is or has ever been one of our officers or other associates. No interlocking relationship exists between our executive officers or the members of our Compensation & Human Capital Committee and the Board of Directors or compensation committee of any other company.

6	Bread Financial | 2022 Proxy Statement

Members Rajesh Natarajan Laurie A. Tucker (Chair) Sharen J. Turney Independent Each member is independent

Roles and Responsibilities

The Nominating & Corporate Governance Committee’s primary roles and responsibilities include:

• identifying qualified Board members

• recommending to the Board the director nominees for the next annual stockholder meeting (or to fill vacancies), the composition of Board committees, the Board chair and the chair for each Board committee

• developing criteria for the selection of directors, including procedures for reviewing potential nominees proposed by stockholders

• reviewing with the Board the desired experience, mix of skills and other qualities, including diversity of race/ethnicity and gender, to assure appropriate composition of the Board, taking into account the current directors and the specific needs of our Company and the Board

• reviewing and monitoring the size and composition of the Board and its committees

• reviewing our Corporate Governance Guidelines to ensure they reflect best practices and recommending proposed changes to the Board

• administering and leading the Board in its annual self-assessment performance review of the Board and its committees

• monitoring compliance with our Code of Ethics and related ethics complaints

• overseeing our ESG and sustainability strategies and receiving reports and advising management on ESG and sustainability strategies, including initiatives, policies, guidelines and practices

• providing risk oversight as set forth under the caption “Board’s Role in Risk Oversight” on page 13

Bread Financial | 2022 Proxy Statement	7

Members John C. Gerspach, Jr. Karin J. Kimbrough Rajesh Natarajan Timothy J. Theriault (Chair) Independent Each member is independent

Roles and Responsibilities

The Risk Committee’s primary roles and responsibilities include:

• assisting our Board in fulfilling its oversight responsibilities with respect to our Enterprise Risk Management Framework, including our policies, guidelines and practices related to credit, market, liquidity, strategic, reputational, operational and other identified risks; our capital management risks; and the performance of our risk management function, including of our Chief Risk Officer

• overseeing our risk assessment and enterprise risk management governance

• reviewing and recommending to the Board for approval our Enterprise Risk Management Framework and Enterprise Risk Appetite Statements

• reviewing and assessing our operation within such framework and our established risk appetite

• reviewing and assessing the alignment of our strategy and capital plans with our risk appetite statements

• reviewing and discussing with our Chief Risk Officer each of our bank subsidiaries’ risk assessment and risk management governance, practices, guidelines and policies, as well as related processes and methodologies

• monitoring risk management-related regulatory developments and reviewing and overseeing our compliance with applicable laws and regulations

• providing risk oversight as set forth under the caption “Board’s Role in Risk Oversight” on page 13

Executive Sessions

We regularly conclude our Board meetings with executive sessions. In most instances, either the Board chair or the CEO leads the Board in a director-only executive session. After the CEO leaves the meeting, the Board chair then leads the non-management members of the Board in an executive session. Each committee meeting may also conclude, at the election of such committee members, with an executive session. At the conclusion of each quarterly meeting of the Audit Committee, Mr. Gerspach, the committee chair, typically leads an executive session during which the Chief Financial Officer, the Vice President of Global Audit and representatives of the independent registered public accounting firm may each meet separately with the committee. The Risk Committee may also elect to meet in executive session, and at quarterly meetings typically meets with the Chief Risk Officer in executive session apart from management. The Compensation & Human Capital Committee meets in executive session to discuss compensation matters regarding the CEO. The Board and each of its standing committees meet in executive session to review and discuss the results of their respective annual self-assessments.

8	Bread Financial | 2022 Proxy Statement

Annual Board and Committee Evaluations

REVIEW OF PROCESS Our Nominating & Corporate Governance Committee annually examines our evaluation process, determining the appropriate format, approach and questions to ensure process effectiveness	▶

QUESTIONNAIRE

Directors provide
written responses
to the Board and Committee evaluations on an anonymous, unattributed basis, assessing performance and effectiveness and identifying areas for improvement

		▶	SUMMARY OF RESULTS The General Counsel provides summarized results to the Board and each Committee. the results are discussed with the full Board and each Committee during executive sessions	▶	FOLLOW UP Evaluation results that require follow up or identify areas for improvement are considered and implemented, as appropriate

Our Board conducts an annual evaluation of the Board and its committees, which is administered and overseen by the Nominating & Corporate Governance Committee. As part of the Board evaluation, each director completes a written questionnaire on an anonymous, unattributed basis that is designed to assess the Board’s performance and to solicit feedback for improving Board effectiveness. Directors consider various topics related to Board composition, structure, effectiveness and responsibilities, as well as the overall mix of skills, experience, diversity and backgrounds represented on the Board. In addition, each Board committee conducts a similar evaluation to assess committee performance and effectiveness, the results of which are reviewed by the respective committees in executive session and reported to the Board. The Board meets in executive session to discuss the evaluation results, including input received from the committees. Following such discussion, the Board takes action, either directly or with the assistance of management, to implement changes as appropriate to address feedback and any areas of concern identified in the evaluation process.

Feedback Incorporated

Over the past few years, feedback from the Board evaluation process has led to, among other things:

•	an annual dedicated Board meeting focused on the Company’s strategy

•	Board refreshment and changes in Board composition

•	new directors with expertise in areas critical to our business strategy and operations

•	reduction in waivers granted with respect to our director retirement policy
•	outside presentations on emerging risks and other topics of interest

•	enhancements to our director onboarding and education program

•	improvements in materials and information provided to the Board

•	diversification on the location of Board meetings

Bread Financial | 2022 Proxy Statement	9

Director Selection Process

Identification, Evaluation and Selection of Candidates for Nomination to the Board of Directors

The Nominating & Corporate Governance Committee is responsible for reviewing with the Board the qualifications for Board membership and for identifying, assessing and recommending qualified candidates for the Board’s consideration. The committee developed and maintains a skills matrix that is based on the Company’s strategic plan and is reviewed and updated on a regular basis. The skills matrix assists the committee in its consideration of directors to ensure the Board has the appropriate balance of experience, skills and attributes. The committee evaluates candidates against the skills matrix when determining whether to recommend candidates for initial election to the Board and when determining whether to recommend existing directors for re-election. Current members of our Board with skills and experience that are relevant to our business and who are willing to continue in service are considered for re-nomination, balancing the value of continuity of service by existing members of our Board with that of obtaining relevant new skills, experience or perspective.

There are no firm prerequisites to qualify as a candidate for our Board of Directors, but we seek a diverse group of candidates who possess the requisite background, knowledge, experience, expertise and time, as well as, where appropriate, diversity with respect to race/ethnicity and gender, that would strengthen and increase the diversity, skills and qualifications of our Board. The committee also considers other relevant factors as it deems appropriate, including the current composition of the Board, the balance of management and independent directors, and the need for Audit Committee or other particular expertise. We seek director candidates who have the time to make a significant contribution to our Board, to our Company and to our stockholders. Each member of our Board is expected to ensure that other existing and planned future commitments do not materially interfere with his or her service as a director. Directors are expected to attend meetings of the Board and the Board committees on which they serve and to spend the time needed to prepare for meetings.

When determining the slate of directors, the committee considers current Board members as well as candidates identified through other methods, which may include recommendations from stockholders, our senior executives or Board members, research, including subscription-based portal resources that contain search tools to identify specific skill sets, diversity and relationships of potential candidates to the Company, and third-party search firms. Regardless of the method by which new candidates are identified, the Board has committed to ensuring that every pool from which Board nominees are chosen includes women and underrepresented minority candidates. The committee will consider all candidates identified through the methods described above, and will evaluate each of them, including incumbent directors and candidates recommended by stockholders, based on the same criteria. After completing a thorough evaluation of the candidates, the committee recommends qualified candidates to our Board for review and approval. After careful consideration, the Board will determine the director nominees to recommend to our stockholders for election or re-election at our annual stockholder meeting.

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Board Refreshment

Our Board has maintained an active and successful Board refreshment process, nominating 5 new independent directors in the last 5 years, increasing the Board’s diversity and providing it with a strong mix of experience, skills and backgrounds.

Board Refreshment Process

Evaluate current Board composition, update skills matrix and identify qualities sought

Identify candidates through recommendations from stockholders, database searches, management, directors and/or third-party search firms

Assess pool of candidates with incumbents to balance continuity, knowledge, skills, experience, qualities and perspectives.

Nominating & Corporate Governance Committee conducts full evaluations, interviews favorable candidates and recommends full slate to the Board

Board may appoint nominees directly as well as recommend nominees to stockholders for election at an annual meeting

5 NEW INDEPENDENT DIRECTORS NOMINATED TO THE BOARD IN THE LAST 5 YEARS

Board Diversity

62 yrs

AVERAGE AGE OF THE 2022 DIRECTOR NOMINEES

38%
OF THE BOARD IS WOMEN

5.5 yrs

AVERAGE TENURE OF 2022 DIRECTOR NOMINEES

25%
OF THE BOARD IS RACIALLY DIVERSE

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Stockholder Recommendations and Nominations of Director Candidates

In addition to the methods for identifying director candidates described above, our stockholders may recommend or nominate one or more persons for election to our Board of Directors in accordance with the requirements discussed below.

Stockholder Recommendations. Stockholders who wish to recommend a prospective nominee for our Nominating & Corporate Governance Committee to consider for election to our Board may notify our Corporate Secretary in writing with whatever supporting material the stockholder considers appropriate. Recommendations should be addressed to: Joseph L. Motes III, Corporate Secretary, Bread Financial Holdings, Inc., 7500 Dallas Parkway, Suite 700, Plano, Texas 75024.

Stockholder Nominations. Stockholders may nominate one or more persons for election to our Board at an annual meeting of stockholders if the stockholder complies with the nomination requirements set forth in our bylaws and any applicable rules and regulations of the SEC. For additional information on the process and deadlines for director nominations by stockholders, see

“Additional Information – What is the deadline for submitting proposals, including director nominations, for our 2023 annual meeting” on page 106.

Section 3.4 of our bylaws sets forth an advance notice procedure for director nominations that are not submitted for inclusion in the proxy statement but that a stockholder instead wishes to present at an annual meeting. Such nominations will not be included in the proxy statement and form of proxy distributed by our Board of Directors.

Further, Section 3.5 of our bylaws provides proxy access rights that permit eligible stockholders to nominate persons for election to our Board in our proxy statement. These proxy access rights permit any stockholder, or group of up to 20 stockholders, owning continuously for at least 3 years shares of our company representing an aggregate of at least 3% of the voting power entitled to vote in the election of directors, to nominate and include in our proxy materials director nominees constituting up to 20% of our Board, provided that the stockholder(s) and the nominee(s) satisfy the requirements set forth in our bylaws.

Director Succession and Retirement Policy

Director succession planning is also a focus of the Nominating & Corporate Governance Committee with an emphasis on striking a balance between board refreshment and the need for new or additional skill sets with maintaining the institutional knowledge about our business and operating history. Our Corporate Governance Guidelines provide for a mandatory retirement age of 75, but allow directors turning 75 to complete their term. Our guidelines also allow our Board of Directors to nominate for re-election a director who has surpassed the age of 75 if it is in the best interests of the Company and its stockholders. The average age of our director nominees standing for election at this year’s annual meeting of stockholders is 62, and no nominee is near the mandatory retirement age at this time.

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Board’s Role in Risk Oversight

Our Board of Directors, as a whole and through its committees, maintains responsibility for the oversight of risk management, while our management is responsible for the day-to-day resolution of risks our Company faces. Our Board exercises this oversight both directly and indirectly through its four standing committees, each of which is delegated responsibility for risks within their respective areas of oversight. Our Board receives reports from each of the committees regarding topics discussed at committee meetings, including the areas of risk they oversee. On at least an annual basis, our Board reviews our long-term strategic plans, including discussion of strategic, operational and competitive risks.

The chart below provides an overview of the allocation of risk management responsibilities among each of the Board committees.

Committees	Primary Areas of Risk Oversight

Risk Committee

• provides oversight on our enterprise risk management framework, including significant enterprise risk management-related strategies, guidelines, policies and risk limits

• evaluates risk information provided by our Chief Risk Officer and reports to the Board those material risks that might adversely affect the achievement of our strategic, financial, compliance, operational and enterprise objectives

• reviews and assesses whether we are operating in accordance with our established risk appetite and assesses the alignment of our strategy and capital plans with our risk appetite statements

• meets with senior executives and receives reports on risk topics, including, regulatory examination reports, information technology, cybersecurity and physical security, privacy compliance, disaster recovery plans and procedures, operational risk, fraud management, human capital management, capital, liquidity and funding and data quality

• provides oversight on the Company’s compliance with applicable laws and regulations

• reviews risk assessment and risk management governance and practices at our bank subsidiaries

Audit Committee

• provides oversight on risks relating to the Company’s financial statements, financial reporting and accounting processes and controls

• reviews with management matters related to the effectiveness of the Company’s operational risk management control environment and the status of corrective actions

• together with the Risk Committee, reviews the Company’s major financial risk exposures and management’s response to monitor and control such exposures, including financial risks relating to litigation or other legal, regulatory or compliance matters and technology, cybersecurity, physical security and data privacy

• together with the Risk Committee, reviews key guidelines and policies governing the Company’s significant processes for risk assessment and risk management

Compensation & Human Capital Committee

• provides oversight on risks related to compensation matters, including the design of our compensation programs to ensure they align the interests of participants with those of our stockholders and provide safeguards against and do not promote excessive risk-taking by program participants

• provides oversight on risks related to human capital management, including recruiting, retention and career development, DE&I and management succession planning

Nominating & Corporate Governance Committee

• provides oversight on risks related to corporate governance, including governance matters that could impact the Company’s performance or reputation or that are of concern to stockholders, including board composition, diversity and refreshment, ESG and sustainability issues, corporate ethics and corporate culture

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Board Oversight of Data Privacy and Information Security, Including Cybersecurity

Protecting and respecting the privacy of our clients’ and customers’ personal information and maintaining the security of our systems and networks are priorities at Bread Financial. Our Board of Directors is committed to ensuring that the Company continues to maintain effective privacy and security controls and protections in order to maintain the trust of our clients and customers in an evolving environment. The Risk Committee has primary responsibility for overseeing the Company’s risk management program relating to data privacy and cybersecurity. To this end, the Board and Risk Committee receive at least quarterly updates on both data privacy and cybersecurity matters. These reports focus on, among other things, the evolving threat environment, vulnerability assessments, specific cyber incidents and management’s efforts to stay current and comply with applicable privacy regulations and monitor, detect and prevent cyber threats to the Company.

Data Privacy

Based upon the NIST Privacy Framework, our privacy program drives our commitment to the responsible collection, use and sharing of personal information, and we balance our product development activities with a commitment to transparency, fairness and non-discrimination. We designed our multi-layered information security and data privacy programs and practices to ensure the security and responsible use of the information and data our stakeholders entrust to us. Our associates receive privacy awareness training on a regular cadence addressing relevant topics from best practices to more role-based topics. Our programs leverage third-party assessments and advice regarding best practices from consultants, peer companies and advisors. We closely monitor and track proposed privacy legislative and regulatory changes as well as industry-related trends and adjust the program accordingly as the privacy landscape evolves.

Information Security, including Cybersecurity

Based upon the NIST Cybersecurity Framework, our information security program deploys a defense-in-depth strategy to ensure that security is an integral and integrated part of our technology investment. We leverage multiple industry solutions to provide data protections with automated controls and ongoing penetration testing of both the internal and external environment. We partner across the lines of defense and with outside parties to continually evaluate our program effectiveness due to the ever-changing threat landscape and to assure alignment with regulatory guidance. An essential component of our program is using current trends to train our associates on a continuous basis. We conduct tabletop exercises with various subject matter experts across the Company on a regular cadence to walk through cybersecurity incidents and continue to improve our internal processes. Additionally, we provide in-depth associate training, consisting of targeted role-based training, general awareness training and continuous phishing simulation and awareness testing based on real-life scenarios. We maintain an active network of collaboration with law enforcement, industry groups, Information Sharing and Analysis Centers, and peers in the areas of threat intelligence, response and detection, and program best practices. We continuously assess the risks and threats through our cyber defense team around the clock and dynamically adjust our program and investments as required.

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Management Oversight of Risk

Our management is responsible for the day-to-day handling of risks our Company faces and implementing and supervising risk management processes and policies. We have a comprehensive Enterprise Risk Management (ERM) program that is designed to ensure that all significant risks are identified, measured, monitored and addressed. Our ERM program defines our risk appetite, governance, culture and reporting. We manage enterprise risk using our Board-approved Enterprise Risk Management Framework, which includes board-level oversight, several risk management committees, and a dedicated risk management team led by our Chief Risk Officer. Our Chief Risk Officer is responsible for establishing and implementing standards for the identification, management, measurement, monitoring and reporting of risk on an enterprise-wide basis. The Chief Risk Officer reports on risk management matters to the Risk Committee as well as the Risk and Compliance Committees of our bank subsidiaries.

We also operate several internal management risk committees to oversee our risks, including a Bank Risk Management Committee at each of our bank subsidiaries. The Bank Risk Management Committees are the highest-level management committees to oversee risks and are responsible for risk governance, risk oversight and making recommendations on the risk appetite for our bank subsidiaries and their affiliates. Each of our internal management risk committees provides risk governance, risk oversight and monitoring for their respective risk category(ies) of responsibility. Each committee reviews key risk exposures, trends and significant compliance matters and provides guidance on steps to monitor, control and escalate significant risks.

Director Independence

We have adopted general standards for determining director independence that are consistent with the NYSE listing standards. For a director to be deemed independent, the Board of Directors must affirmatively determine that the director has no material relationship with us or our subsidiaries, affiliates or any member of our senior management or his or her affiliates. Our Board annually reviews the independence of its non-employee directors. In making this determination, the Board considers relationships and transactions during the past three years between each director or any member of his or her immediate family, on the one hand, and our company, our subsidiaries, affiliates and senior management, on the other hand. For relationships not covered by certain bright-line criteria set forth in the NYSE listing standards, the determination of whether the relationship is material and, therefore, whether the director would be independent, is made by the Board of Directors. Directors have an affirmative obligation to inform our Board of any material changes in their circumstances or relationships that may impact their designation as “independent.” Additional independence requirements established by the SEC and the NYSE apply to members of the Audit Committee and Compensation & Human Capital Committee.

Our Board undertook a review of director independence and considered transactions and relationships between each of the director nominees and the Company (including our subsidiaries, affiliates and senior management). The Audit Committee and Board of Directors reviewed Ms. Kimbrough’s status as a current employee of LinkedIn Corporation, a subsidiary of Microsoft Corporation. Bread Financial engages in business transactions with LinkedIn and Microsoft. The payments made by Bread Financial to Microsoft during the past three years fall below the NYSE independence standards’ thresholds of materiality for a director who is a current employee of a company to which Bread Financial made, or from which Bread Financial received, payments, and Ms. Kimbrough had no direct or indirect material interest in those transactions. In addition, the Board considered that certain directors serve as directors of other companies with which the Company engages in business or has some other form of relationship.

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Specifically, Mr. Ballou serves as a director of Loyalty Ventures, Inc., the company formed in the spinoff of our LoyaltyOne segment in November 2021 and in which we currently hold 19% of its outstanding shares of common stock. Also, Ms. Turney serves as a director of Academy Sports and Outdoors, Inc., which is one of our business clients. Our Board determined that neither of these relationships constitutes a material relationship that would impair the independence of these individuals. As a result of this review, the Board of Directors affirmatively determined that none of Ballou, Gerspach, Kimbrough, Natarajan, Theriault, Tucker or Turney has a material relationship with us and, therefore, each is independent as defined by the rules and regulations of the SEC and the listing standards of the NYSE.

Certain Relationships and Related Party Transactions

Since the beginning of the last fiscal year, the Company has not entered into any transactions, nor are there any proposed transactions, in which the Company was, or is to be, a participant and in which any related person had or is expected to have a direct or indirect material interest.

Our Board of Directors has adopted a written Related Party Transactions Policy, which prohibits us from entering into any “related party transaction” unless the Audit Committee approves such transaction in accordance with the guidelines set forth in the policy, or the transaction is approved by a majority of disinterested directors of the Company. In approving any related party transaction, the Audit Committee must determine that the transaction is beneficial to the Company and the terms of the related party transaction are fair to the Company.

Our Related Party Transactions Policy defines a “related party” to include directors, director nominees, executive officers, five percent or greater stockholders of the Company or an immediate family member of any of these persons. A “related party transaction” includes any transaction or series of related transactions in which: (1) the Company, or any of its subsidiaries, is a participant, (2) the aggregate amount exceeds $120,000 and (3) the related party has or will have a direct or indirect material interest.

Our Related Party Transactions Policy deems the following transactions to be pre-approved and does not require further review:

(1)	compensation of directors that has been approved in accordance with the Compensation & Human Capital Committee charter;

(2)	employment and compensation of an executive officer that has been approved in accordance with the Compensation & Human Capital Committee charter;

(3)

a transaction in which the interest of the related party arises solely from the ownership of a class of the Company’s equity securities and all holders of that class receive the same benefit on a pro rata basis;

(4)	transactions involving certain indemnification payments and payments under directors and officers liability insurance policies;

(5)	a transaction in which the rates or charges involved therein are determined by competitive bids;

(6)	a transaction that involves services as a bank depositary of funds, transfer agent, registrar, trustee under a trust indenture, or similar services; and

(7)	certain company charitable contributions.

At each Audit Committee meeting, management recommends any related party transactions, if applicable, to be entered into by the Company. After review, the Audit Committee approves or disapproves such transactions and at each subsequently scheduled meeting, management is required to update the Audit Committee as to any material change to those approved transactions. If management becomes aware of an existing related party transaction that has not been pre-approved by the Audit Committee, management must promptly notify the chair of the Audit Committee and the Audit Committee will review and determine whether to ratify such transaction. The Audit Committee establishes such guidelines as it determines are necessary or appropriate for management to follow in its dealings with related parties in related party transactions.

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Stockholder Engagement

Stockholder engagement remains an important part of our corporate governance practices and is essential to our ongoing business transformation.

Our Board and management value the insights, opinions and feedback of our stockholders. In addition to regularly engaging in dialogue with stockholders through quarterly earnings calls, investor meetings and conferences and other communication channels, we also proactively engage with our stockholders throughout the year to discuss matters relevant to our business. This engagement allows us to provide visibility and transparency into our business and share our perspectives on issues that are important to our stockholders and to better understand their views and expectations and answer any questions they may have. Our Board receives updates throughout the year from our investor relations team and management on our stockholder engagement and feedback received from stockholders and investors. We use the information and viewpoints gathered in our discussions with stockholders to help inform our priorities and strategies in the relevant areas.

2021 Engagement

We significantly increased our stockholder engagement in 2021, demonstrating our continued commitment to transparency and our desire to engage in two-way dialogue with our investors.

Contacted investors representing approximately 66% of our common stock	Investors representing approximately 45% of our common stock responded and engaged	Key Topics Discussed • business strategy and outlook • ESG • corporate governance • data privacy and security • executive compensation

Perception Studies

In 2020, we conducted an investor perception study to solicit strategic guidance for our stockholder communications, obtain insights into company perceptions, and identify significant value drivers. Additionally, we conducted a broader perception survey to help us identify and assess ESG priorities; prioritize and strengthen our sustainability reporting and related disclosures; and identify key performance metrics.

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Actions Taken in 2021

In response to feedback received from our 2020 investor perception study and our stockholder outreach, we took the following actions in 2021:

•

enhanced our disclosures to increase our transparency, including aligning our financial reporting closer to our peers, making it easier for investors to compare, and provided additional disclosures, including credit risk distribution trends and more granularity on our business drivers

•	simplified and streamlined our business model and our message, most significantly through the spinoff of our LoyaltyOne segment in November 2021

•	hosted our inaugural investor event in May 2021, whereby we, among other things:

○	highlighted our new management team and our Board of Directors
○	provided insight into our strategic direction
○	explained the value of our full product suite
○	discussed the diversification of our brand partners and our pipeline
○	explained the financial discipline we are employing around growth and underwriting
○	provided insight into our long-term targets
○	reaffirmed our progress and ongoing commitment to sustainable business practices

•	finalized an enhanced board-approved ESG strategy

Communications with the Board of Directors

Our Board of Directors has adopted a process for stockholders and other interested parties to communicate with the Board or any individual director. Stockholders and other interested parties may send communications to the Board or any individual director in care of Joseph L. Motes III, Corporate Secretary, Bread Financial Holdings, Inc., 7500 Dallas Parkway, Suite 700, Plano, Texas 75024. All communications will be compiled and submitted to the Board or the individual directors on a periodic basis. The Corporate Secretary, however, reserves the right not to forward any abusive, threatening, or otherwise inappropriate communications.

Stockholders and other interested parties may also submit questions or comments to the Board through our Ethics Office by email at CorporateEthics@breadfinancial.com or, on an anonymous basis if desired, through the Ethics Helpline at (877) 217-6218 or www.breadfinancial.ethicspoint.com. Concerns relating to accounting, internal control over financial reporting or auditing matters will be brought to the attention of the Audit Committee and handled in accordance with our procedures with respect to such matters.

Code of Ethics

We have adopted a Code of Ethics that applies to our associates, officers and directors, and provides an overview of policies and procedures and guidance for behaving ethically and responsibly. In addition, we have adopted a Code of Ethics for Senior Financial Officers and a Code of Ethics for Board Members, which are intended to supplement the Code of Ethics. Each of these Codes of Ethics is posted on our website at www.breadfinancial.com. A copy of each is also available upon written request directed to Joseph L. Motes III, Corporate Secretary, Bread Financial Holdings, Inc., 7500 Dallas Parkway, Suite 700, Plano, Texas 75024. We intend to satisfy the disclosure requirement under Item 5.05 of Form 8-K regarding an amendment to or waiver from a provision of our Code of Ethics, if any, by posting such information on our website.

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Political Contributions and Activity

Engagement in political, legislative and regulatory processes can be important to the success of the Company. The Company works to educate government officials and impact legislative and regulatory matters (at the federal and state levels) on issues important to the best interests of the Company and its associates, customers, and clients. This effort often involves working with industry partners and outside consultants and, at times, engaging directly with government officials and their staffs. The Company has adopted a Political Contributions and Activity Policy that sets forth the ways by which the Company and its associates may participate in political, legislative and regulatory processes. All Company political contributions and activities comply with applicable laws, and we disclose our contributions publicly as required by law.

Eligible associates may also voluntarily participate in the political process by supporting the Company’s non-partisan political action committee (“PAC”), which is governed by comprehensive federal regulations that require the filing of reports with the Federal Election Commission among other reporting and disclosure requirements. Following the January 2021 political violence and election-related controversy in Washington, D.C., our PAC board suspended all contributions. Contributions resumed in the latter half of 2021, but no contributions were made to any member of Congress who voted not to certify the 2020 Presidential election results. Future decisions will be made on an individual, case-by-case basis. Our General Counsel provides oversight for the Company’s political engagements. For further information, please see our Political Contributions and Activity Policy, available on our website at www.breadfinancial.com.

Director Orientation and Education

We have a director orientation program that familiarizes new directors with our business, and includes presentations by senior management on several areas, including director duties, applicable securities laws, as well as our policies, key associates, strategic plans, financial reporting, Code of Ethics and auditing processes. All directors are invited to attend the orientation presentations. For ongoing director education, outside experts are periodically invited to present to the Board on various topics of interest relevant to the business to help enhance our directors’ knowledge and keep them current on corporate and other developments relevant to their work as directors. Board members are also encouraged to attend director education courses as they deem appropriate.

Management Succession Planning

Our Board recognizes the importance of effective executive leadership and annually reviews the Company’s program for talent and management succession planning with the CEO. Our CEO meets with his direct reports annually to review potential successors and development plans for key executive positions. Our CEO then meets with our Board in executive session to discuss and provide recommendations relating to potential successors for key executive positions. Our Board regularly conducts a talent review that includes reviewing the Company’s leadership pipeline and succession plans for key executive positions.

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Trading in Company Securities

We have insider trading policies that prohibit our directors, executive officers and associates from engaging in hedging transactions with respect to Bread Financial securities. We further prohibit our directors, executive officers and other senior executives and individuals who have access to material non-public information about the Company (covered persons) from trading in puts or calls or engaging in short sales with respect to Bread Financial securities and from holding Company securities in a margin account or otherwise pledging Company securities as collateral for a loan. These covered persons are also subject to other trading restrictions, including the ability to trade in Company securities only during designated trading windows and the requirement to pre-clear with the General Counsel’s office all transactions in Company securities, including entering into any Rule 10b5-1 trading plans.

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Commitment to Sustainability

Our Board of Directors is committed to sustainability, including integrating ESG principles into our business strategy in ways that optimize opportunities to make positive impacts while advancing long-term financial and reputational goals. Management’s approach to sustainability focuses on ethics & integrity, risk management & compliance, and business continuity. As our business has matured over the years, our culture of caring and doing the right thing has deliberately evolved into a principled, stakeholder-driven focus, serving as the underpinnings of our sustainability strategy. We hold ourselves accountable to our stakeholders and to the pillars of our strategy, while also aligning with respected global frameworks.

ESG Highlights

AS OF DECEMBER 31, 2021		AS OF DECEMBER 31, 2021
~60%	of our total workforce is female	~41%	of our total workforce are minorities

INCREASED BUILDING EFFICIENCY BY		WITH THE ONGOING IMPACT OF THE COVID
25%	by requiring that all new builds or major renovations meet LEED Gold or WELL Gold standards	~95%	of our total workforce continues to successfully work from home

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ESG Oversight

ESG Board Oversight

In 2021, we revamped our ESG strategy to align with the broader transformation of our business. Our executive leadership team and Board recognized the importance of embedding environmental and social priorities within our business operations and approved an enhanced and modernized ESG strategy intended to drive additional progress on initiatives that promote sustainability, diversity, equity and inclusion (DE&I), and increased transparency in our disclosures. Our Nominating and Corporate Governance Committee provides oversight on our ESG and sustainability strategies and consults with management on related initiatives, policies, guidelines and procedures. Our Compensation & Human Capital Committee provides oversight on human capital management strategies and also reviews our DE&I initiatives, policies and practices. Our Compensation & Human Capital Committee, along with our full Board of Directors, receives regular updates from senior management and third-party consultants on human capital trends and developments, and other key human capital matters that drive our ongoing success and performance.

Against this backdrop, we hired a new Head of Sustainability, engaged an extensive audience of internal, enterprise-wide leadership, subject matter experts and external stakeholders, and completed our second materiality assessment in 2020. These activities informed our updated ESG strategy and sustainability priorities. The five tenets of our ESG strategy include: (1) ESG Governance, (2) Customers, (3) Associates, (4) Environment, and (5) Community.

Managing Our Business Responsibly

ESG Governance

We believe that strong governance related to ethics and integrity, risk management & compliance and business continuity supports the long-term success of our Company, building trust and credibility with our stakeholders. We have a long history of excellence in corporate governance and compliance practices, including an emphasis on accountability and authenticity in-line with our values. We continue to drive the integration of ESG into our overall governance and risk management practices.

Key ESG governance priorities include:

•	Integrating ESG matters into overall governance structure and enterprise risk management framework

•	Advancing data identification, collection, quality and accuracy

•	Proactively engaging stakeholders

•	Developing cohesive communications while providing advanced, peer-comparable disclosures

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Our strong ESG governance is reflected in many of our policies and practices, including our Corporate Governance Guidelines, Codes of Ethics for our associates, our Board members and our senior financial officers, Environmental Policy Statement, Human Rights Statement, Supplier Code of Conduct and Ethics Helpline, which is operated by an independent, third-party and available 24/7 to all stakeholders. Our Board and its committees meet regularly to review policies, current regulations and industry best practices, and to work towards embedding ESG metrics into our financial and strategic plan.

Our accounting and financial reporting functions are subject to rigorous controls and audits, and our Board actively oversees our audit and enterprise risk management practices. Our risk management teams ensure compliance with applicable laws and regulations and coordinate with subject matter experts throughout the business to identify, monitor and mitigate material risks. These teams maintain disciplined testing programs and provide regular updates to the Board. We leverage the latest encryption configurations and cybersecurity technologies on our systems, devices, and third-party connections and further review vendor encryption to ensure proper information security safeguards are maintained.

Empowering Customers

Customers

We measure our success not only in terms of financial performance, but also in terms of the customer experience we provide. We put the customer first, driving a customer-centric culture. We are committed to delivering an exceptional, inclusive customer experience, and providing a clear and accessible depiction of our data management principles and practices. We listen to understand, seeking to anticipate and respond to the needs of our customers, creating personalized seamless experiences across all channels, generating a sense of value and appreciation that inspires confidence and loyalty. We endeavor to empower customers through a diverse mix of innovative, responsible products and services, including potential low-carbon offerings.

We are committed to investing in the financial health and wellbeing of all our stakeholders, and we believe that the success of our customers is a shared responsibility. Examples of our financial wellbeing initiatives in 2021 include:

•	Increased financial literacy for teens by funding innovative mobile app courses

•	Engaged with community partners on initiatives in which our associates teach financial education

•	Continued our investment in digital technologies that broaden consumer credit options beyond traditional retail private label products

•	Established a Customer Experience Center of Excellence, driving deeper customer loyalty through seamless omnichannel journeys and personalized experiences that support our brand and business objectives

Engaging our Associates

Associates

As of December 31, 2021, we employed approximately 6,000 associates worldwide, with the majority concentrated in the United States. We prioritize transparency and open communication with our associates, continuously listening and acting on their feedback, including through our annual Associate Survey, frequent pulse surveys, open Town Halls and other communications. We maintain a culture of engagement, working to recognize and reward our associates through various initiatives and recognition platforms that help drive retention.

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In 2020, our Chief Executive Officer initiated a formal process to improve our commitment to DE&I. Our commitment starts with our goal of championing a culture of diversity, equity and inclusion while attracting, retaining and developing a workforce that is unique in background, knowledge, skillset and experience. As of December 31, 2021, approximately 60% of our total work force and 43% of our senior leaders were female, while approximately 41% of our total work force and 17% of our senior leaders were minorities, respectively.

Workforce

CREATE PATHWAYS FOR HIRING AND PROMOTIONS THAT MAP TO MARKET AVAILABILITY

• Establish a demographic baseline

• Develop talent acquisition strategy

• Launch talent acquisition actions

• Leadership/pipeline development

• Enhance succession planning

Workplace

PROMOTE AN INCLUSIVE, ENGAGED CULTURE THAT EMPOWERS ASSOCIATES THROUGH OPPORTUNITIES TO LEARN AND GROW.

• Conscious inclusion training

• Provide governance for employee led BRGs

• Create increased engagement and enablement

Marketplace INFUSE DE&I INTO OUR GROWTH STRATEGY, PRODUCT DELIVERY, CUSTOMER EXPERIENCE AND SUPPLY CHAIN. • Infuse DE&I into product delivery • Customer experience communications and training	Community BUILD STRATEGIC PARTNERSHIPS THAT EMPOWER OUR COMMUNITIES AND ADVANCE BUSINESS PRIORITIES. • Engage associates in community building activities • Partner with BRGs, nonprofits

Actions supporting our DE&I commitment included the establishment of a formally defined DE&I strategy, with aligned priorities that extend beyond our workplace, to include customers, suppliers and the community. We expanded our foundational training around conscious inclusion for all associates and leaders, and in the second half of 2021 engaged associates through surveys, focus groups and numerous listening sessions. Our entire executive leadership team underwent unconscious bias awareness training, and new tools were introduced in our recruiting and hiring practices to further improve our processes in this area. A few notable accolades include:

•	In 2022, selected for the fourth consecutive year for the Bloomberg Gender-Equality Index, which distinguishes companies committed to transparency in gender reporting and advancing women’s equality

•	Named to Forbes’ 2021 America’s Best Employers for Diversity list

•	Recognized by the Women’s Forum of New York at their 2021 Breakfast of Corporate Champions, an honor given to public companies that have surpassed 35% women on corporate boards

•	Announced a new community partnership with Zora’s House — the only co-working and community space in Central Ohio with virtual programing focused on helping women of color develop the life and leadership skills they need to excel in all areas of their life and career

We are committed to providing our associates with competitive total compensation, benefits and wellness resources. We regularly review our compensation model to ensure fair and inclusive pay practices and pay equity. We provide a comprehensive and competitive benefits package that supports the physical and mental well-being of our workforce, including a focus on financial wellness. Common benefits offered to our associates include medical, dental, and vision, life and disability coverage, parental leave, education reimbursement, and flexible paid time off. We also provide competitive retirement benefits, including a 401(k)-match program.

24	Bread Financial | 2022 Proxy Statement

Associate wellbeing remained a top priority in 2021, and we continued to provide numerous existing and new resources and support, including mental health awareness and counselling support, financial education and wellness courses, a variety of online fitness and meditation classes, a fitness cost reimbursement program and other benefits to promote mental and physical health and overall wellbeing. In 2021, we launched a new, holistic, goals-based financial planning platform at no cost to associates that offers unlimited access to financial advisors, smart budgeting, financial education, and more. Over 16% of our associates have enrolled, and 50% of the enrolled associates are saving more than 10% of their income toward their goals.

In 2021, we continued to respond to the unprecedented challenges faced by our associates and clients due to the COVID-19 pandemic. With the ongoing impact of COVID, approximately 95% of our total workforce continues to successfully work from home. We have continued initiatives designed to connect and engage our workforce in a virtual work environment, including providing the necessary technology, support and communication for our associates to be successful in their roles in this unique environment.

Protecting the Planet

Environment

We have a role to play in protecting and preserving our planet, and we are committed to addressing environmental risks by adopting sustainable practices throughout our business, including identifying and assessing financial risks associated with climate change. As such, work is underway to identify and integrate low-carbon solutions into product and service offerings while reducing our environmental impacts through resource efficiency.

Our approach to environmental management includes measures to reduce the waste we send to landfills, cultivating a more sustainable supply chain, and reducing our greenhouse gas emissions. We also continuously seek innovative ways to boost efficiency, such as utilizing renewable energy sources and high-efficiency electrical equipment, including LED and motion detector lighting and high-efficiency HVAC units. In 2021, we kicked off a formal energy audit to further understand and identify additional opportunities to reduce and conserve.

In addition to the above principles of advancing a circular economy, in 2021, we continued to employ recycling bins for aluminum, plastic, and paper in our Company’s physical offices, and recycling toner cartridges and electronic equipment, and created Earth Day- inspired campaigns to incent our associates to be more environmentally conscious. We have made strong gains internally by switching from individual desktop printers to multi-function devices (MFDs), which are shared by multiple users and discourage unnecessary printing. We also have a significant customer-facing paperless initiative underway, with a goal to increase adoption of paperless statements by encouraging cardholders to enroll in digital delivery.

Bread Financial | 2022 Proxy Statement	25

We will continue to engage with suppliers throughout our global value chain to measure and manage environmental impacts in order to conserve resources, reduce costs, and promote ethical sourcing practices. Supplier risk assessments are performed regularly, and we expect our suppliers to adhere to our Supplier Code of Conduct.

Creating Possibilities for Our Communities

Community

Supporting our communities is where we started our ESG journey, and it is an area we continue to prioritize and excel, making bold, strategic investments that empower and create possibilities in our communities. In parallel with our modernized ESG strategy, we evolved the strategic priorities that drive our community investments to include: 1) Financial Wellness, empowering our communities with the financial education, job training and access they need to build a bright financial future, (2) Equity and inclusion, reducing barriers to self-sufficiency and promoting equal access to opportunity for children and their families, and (3) Protecting our planet, prioritizing our efforts and investments where we have the most significant opportunity to combat climate change and its impacts.

Our Board and executive leadership team believe we have the responsibility and the resources to enable positive change in building a more sustainable, resilient future for all those we serve.

We continually strive to put our knowledge, skills, and resources to work, improving the quality of life in our communities. We define success in terms of our ongoing efforts to reduce inequalities through quality education, addressing food insecurities, good health and well-being, and empowering individuals in low to moderate income communities. Our charitable giving efforts include foodbanks, Nationwide Children’s Hospital, The Nature Conservancy, MyPossibilities, and Junior Achievement.

We provide our associates opportunities and encourage them to volunteer and give back, and they play a critical role in advancing our mission to support the communities where we live and do business. We provide a generous matching gifts benefit and dollars for doers program. Last year, even amid the lingering pandemic, our associates safely volunteered more than 7,000 hours at various events and organizations nationwide in our communities, including through education programs where they taught financial wellness, and at community development organizations that promote self-sufficiency.

Focusing on our priorities will enable us to create stronger connections with customers and engage with the world around us in increasingly positive ways. We will continue to empower our communities through bold, strategic investments that create opportunity by reducing barriers to self-sufficiency.

We routinely engage with our stockholders to better understand their views on ESG matters, carefully considering the feedback we receive and acting when appropriate. For more information, please visit our corporate website: https://investor.breadfinancial.com/sustainability/

26	Bread Financial | 2022 Proxy Statement

Proposal 1: Election of Directors

Our Nominating & Corporate Governance Committee evaluated and recommended to our Board of Directors, and our Board has nominated, the following eight individuals, Ralph J. Andretta, Roger H. Ballou, John C. Gerspach, Jr., Karin J. Kimbrough, Rajesh Natarajan, Timothy J. Theriault, Laurie A. Tucker and Sharen J. Turney, for election as a director, each to hold office for a term of one year until the annual meeting of stockholders in 2023 and until his or her respective successor is duly elected and qualified. Each of the director nominees currently serves on our Board of Directors.

The Nominating & Corporate Governance Committee and the Board of Directors determined that each nominee brings a strong and unique background and set of skills to our Board of Directors, enhancing, as a whole, our Board’s competence and experience in a variety of areas, including executive management and board service, internal controls and corporate governance, financial and accounting acumen, digital technology, data security and privacy, an understanding of industries in which we operate, including financial institutions and related risk management and regulatory compliance, as well as risk assessment and management. Specifically, in nominating these eight directors for election at our 2022 annual meeting of stockholders, consideration was given to such directors’ past service on our Board of Directors and its committees, as applicable, and the information illustrated in our skills matrix and discussed in each of such directors’ individual biographies set forth below. Our Board of Directors recommends that our stockholders vote in favor of each of these director nominees.

The Board of Directors recommends that stockholders vote FOR the election of each of the eight director nominees.

Bread Financial | 2022 Proxy Statement	27

Skills Matrix and Description of Director Knowledge, Skills and Experience:

The matrix below provides information regarding our nominees’ knowledge, skills and experience that are most relevant in light of our Company’s business, long-term strategies and risks. Additional description regarding each of these categories is available in the key following this matrix. Our nominees represent a broad range of backgrounds and experience, and each nominee possesses numerous other competencies not identified below. The fact that a nominee is not designated as having a particular attribute does not indicate that the nominee does not possess that attribute or would not be able to make a meaningful contribution to the Board’s decision-making or oversight in that area. Demographic information regarding our nominees, including diversity, is also included in the matrix.

	KNOWLEDGE, SKILLS & EXPERIENCE	ANDRETTA	BALLOU	GERSPACH	KIMBROUGH	NATARAJAN	THERIAULT	TUCKER	TURNEY
	Accounting/Auditing/Risk Management	●	●	●	●	●	●	●	●
	Business Operations	●	●	●		●	●	●	●
	CEO/Executive Leadership	●	●	●	●	●	●	●	●
	Corporate Governance/Ethics		●		●		●	●	●
	Corporate Finance/Capital Management	●	●	●	●
	Financial Expertise/Literacy	●	●	●	●	●	●	●	●
	Human Capital/Compensation	●	●		●	●	●	●	●
	Independence		●	●	●	●	●	●	●
	Information Technology/Cybersecurity/Privacy	●	●			●	●	●
	International Operations	●	●	●		●	●	●	●
	Mergers & Acquisitions	●	●	●
	Other Public Company Board Experience		●		●		●	●	●
Relevant Industry Experience	Banking/Financial Services	●	●	●	●	●	●
	Business Services	●	●	●		●	●	●	●
	Data Processing					●	●
	e-Commerce/Digital	●				●	●	●	●
	Loyalty/Marketing	●	●					●	●
	Regulated Industry	●	●	●	●	●	●
	Retail	●					●	●	●
DEMOGRAPHICS
RACE/ETHNICITY (per the U.S. Census)
	African American/Black				●
American Indian/Alaska Native
	Asian					●
Native Hawaiian/Pacific Islander
	White	●	●	●			●	●	●
Other
GENDER
	Male	●	●	●		●	●
	Female				●			●	●
	AGE (as of May 24, 2022)	61	71	68	53	52	61	65	65
	BOARD TENURE (years served as of May 24, 2022)	2	21	2	1	2	5	7	3
	OTHER PUBLIC BOARDS (serving on as of March 31, 2022)	0	3	0	1	0	0	1	2

28	Bread Financial | 2022 Proxy Statement

ACCOUNTING / AUDITING /
RISK MANAGEMENT

As a public company, our complex accounting and financial reporting functions are subject to a rigorous program of controls and procedures and our Board plays an important role in oversight of our robust audit and enterprise risk management organizations. Directors with experience in these areas are critical to evaluating and providing effective oversight of our financial statements and financial reporting and our management of the risks inherent in our business operations.

CORPORATE FINANCE / CAPITAL MANAGEMENT

Our corporate finance activities include debt and equity market transactions and stock repurchase programs. We allocate capital in various ways to run our operations, grow our business and return value to stockholders. Director experience in these areas is important for effective oversight of our Company’s financial affairs.

BUSINESS OPERATIONS

Our business is complex, employing approximately 6,000 associates and using sophisticated technologies to provide tech-forward payment and lending solutions, serving customers and consumer-based industries in North America. Directors with “hands-on” experience developing and implementing operating plans and business strategies at companies with similarly sophisticated business operations have a practical understanding of how such organizations operate in increasingly sophisticated and disruptive competitive environments.

FINANCIAL EXPERTISE / LITERACY

Our business involves complex financial transactions, accounting and reporting requirements. Directors with an understanding of finance and financial reporting processes are able to effectively monitor and assess our operating and strategic performance and ensure accurate financial reporting and robust controls. Substantially all of our nominees are financially literate and two of our nominees satisfy the “accounting or related financial management expertise” criteria set forth in the New York Stock Exchange listing standards.

CEO / EXECUTIVE LEADERSHIP

Executive leaders have an understanding of organizations and the drivers of individual and team growth and development. Directors with experience serving as a CEO or senior executive enhance the Board’s perspective of our organization’s operations and challenges.

HUMAN CAPITAL / COMPENSATION

The success of our enterprise depends in part on our ability to attract, retain and develop top leaders and a high-performing workforce in markets that are highly competitive for available talent. Directors who have board-level experience with public company executive compensation and broad-based incentive planning, or who have managed or overseen the human resources/compensation function at an operating company help position our Company for success in these areas.

CORPORATE GOVERNANCE / ETHICS

We are an ethics-driven organization, and our Board – and in particular the Nominating & Corporate Governance Committee – provides a foundation for and oversight of our integrity-based culture. Our Board’s good governance practices and our Company’s focus on ESG matters and sustainability benefit from directors who are well-informed with respect to today’s dynamic governance and ethics environment and who have experience serving on the nominating & corporate governance or comparable committees of other boards.

INDEPENDENCE

Independent directors are uniquely situated to provide unbiased oversight of our management and to work with our senior leaders to develop our Company’s strategic plans. Our Board currently consists of, and if all of the director nominees are elected at the annual meeting, will continue to consist exclusively of independent directors, other than the CEO. All directors currently serving on the Board’s standing committees are independent, and if all of the director nominees are elected at the annual meeting, each of those committees will continue to be populated exclusively by independent directors.

Bread Financial | 2022 Proxy Statement	29

INFORMATION TECHNOLOGY / CYBERSECURITY / PRIVACY

Our tech-forward business depends on the effective use of complex information technology systems, the safeguarding of data from cybersecurity risks and the protection and responsible, transparent use of consumer data in accordance with applicable privacy regulations and good stewardship practices. Directors with experience implementing or overseeing sophisticated technology and technology strategies, the management and mitigation of cybersecurity risks and compliance with privacy regulations help ensure proper risk management and oversight of these important drivers of our business.

MERGERS & ACQUISITIONS

We have a history of undertaking significant acquisitions and dispositions and may continue to do so in the future. Board members with experience in material M&A transactions enhance the decision-making underlying strategic M&A activities and ensure informed oversight of the processes attendant to completing complex transactions.

INTERNATIONAL OPERATIONS

We conduct business throughout North America and have associates and offices in countries located outside of the United States. The quality of our Board’s oversight and strategic guidance is enhanced by directors whose understanding of diverse business environments, economic conditions and cultures has been informed by service as a director or senior leader at one or more companies with international operations.

OTHER PUBLIC COMPANY BOARD EXPERIENCE

Public companies must comply with a variety of complex accounting, disclosure and other compliance obligations, and public company boards have significant oversight and other duties. Directors with experience serving on the boards and board committees of other public companies understand public company reporting responsibilities, corporate governance trends and practices and other issues commonly faced by public companies, and have insight into board operations, board/management relations, agenda setting, succession planning and other board duties and activities.

RELEVANT INDUSTRY EXPERIENCE

Our Nominating & Corporate Governance Committee uses a skills matrix to identify the diverse skills and experience our Board needs to address the dynamic environment in which we operate our business. Directors with experience in industries in which we or our customers operate provide us with a better understanding of the challenges and opportunities facing our business.

30	Bread Financial | 2022 Proxy Statement

2022 Director Nominees and Proposed Committee Memberships:

Committee Membership

Name	Independent	Audit	Compensation & HC	N&CG	Risk

Ralph J. Andretta

Roger H. Ballou (Chair)	●	●

John C. Gerspach, Jr.	●	Chair			●

Karin J. Kimbrough	●		●		●

Rajesh Natarajan	●			●	●

Timothy J. Theriault	●	●			Chair

Laurie A. Tucker	●		●	Chair

Sharen J. Turney	●		Chair	●

AGE 61 DIRECTOR SINCE 2020 COMMITTEES: None	Ralph J. Andretta PRESIDENT | CEO, BREAD FINANCIAL HOLDINGS, INC.

Experience and Qualifications

• President and Chief Executive Officer of Bread Financial since February 2020

• Managing Director and Head of US Cards for Citigroup from 2011 to November 2019; and prior to that, he held positions in charge of loyalty, co-brand and product development

• Global affinity and international card executive at Bank of America from 2010 to 2011

• Served 18 years with American Express prior to 2010

• Bachelor’s degree in accounting and finance from Siena College

Skills
• Mr. Andretta’s role as our current Chief Executive Officer provides a link to the Company’s management and a unique level of insight into the Company’s operations

• His financial, capital allocation and global operations experience together with his expertise in the banking and financial services, data and loyalty/marketing industries add important and relevant diversity to the Board’s overall mix of skills

• Our Board of Directors believes Mr. Andretta is well-qualified for re-election as a Director

Bread Financial | 2022 Proxy Statement	31

AGE 71 DIRECTOR SINCE 2001 CHAIR OF THE BOARD SINCE 2020 COMMITTEES: Audit	Roger H. Ballou FORMER CEO AND DIRECTOR OF CDI CORPORATION

Experience and Qualifications

• Chief Executive Officer and a Director of CDI Corporation, a public company engaged in providing staffing and outsourcing services, from October 2001 until January 2011

• Self-employed consultant from October 2000 to October 2001

• Chairman and Chief Executive Officer of Global Vacation Group, Inc. from April 1998 to September 2000

• Senior advisor for Thayer Capital Partners from September 1997 to April 1998

• From April 1995 to August 1997, he served as Vice Chairman and Chief Marketing Officer, then as President and Chief Operating Officer, of Alamo Rent-a-Car, Inc.

• Bachelor’s degree from the Wharton School of the University of Pennsylvania

• MBA from the Tuck School of Business at Dartmouth

Skills

• Mr. Ballou’s qualifications include executive and/or board-level experience in the banking, financial services, business services, data and marketing industries and information technology, financial, global operations and M&A expertise and service on public company boards, including as a member or chair of public company Audit, Compensation and Nominating and Corporate Governance Committees

• Our Board of Directors values Mr. Ballou’s significant executive and public company Board experience as well as his Audit Committee financial expertise which, together with his global operations, banking and other relevant industry experience, strengthen and diversify the Board’s mix of skills, and the Board believes Mr. Ballou is well-qualified for re-election as a Director

Other Current Public Directorships

• RCM Technologies, Inc.

• Lead Independent Director

• Member of the Audit Committee and Nominating & Corporate Governance Committee

• Univest Financial Corporation

• Chair of the Compensation Committee

• Member of the Audit Committee, Risk Committee and Executive Committee

• Loyalty Ventures Inc.

• Chairman of the Board

• Member of the Compensation Committee and Corporate Governance and Nominating Committee

32	Bread Financial | 2022 Proxy Statement

AGE 68 DIRECTOR SINCE 2020 COMMITTEES: Audit (Chair) Risk	John C. Gerspach, Jr. FORMER CFO OF CITIGROUP, INC.

Experience and Qualifications

• Self-employed consultant since March 2022

• Chief Financial Officer of Citigroup, Inc. from 2009 to 2019 and was employed by Citigroup, Inc. in various capacities of increasing experience and responsibilities since 1990

• Chief Financial Officer of Penn Central Industries Group from 1986 to 1990

• Comptroller of the Defense Contracting Group at ITT Corporation from 1980 to 1986

• Served in various roles with Arthur Andersen & Company at the beginning of his career

• Member of the Financial Accounting Standards Advisory Council (FASAC) from 2010 to 2013

• Bachelor’s degree in accountancy from the University of Notre Dame

• Certified Public Accountant in the State of New York from 1977 to 2019.

Skills

• Mr. Gerspach’s qualifications include executive-level experience in the banking and financial services industry for a global corporation, including roles in audit, accounting, risk management and international operations

• Our Board of Directors believes Mr. Gerspach’s expertise, particularly with respect to banking, financial, audit, risk management and global operations, will benefit our business and the Board’s overall mix of skills, making him well-qualified for re-election as a Director

Bread Financial | 2022 Proxy Statement	33

AGE 53 DIRECTOR SINCE 2021 COMMITTEES: Compensation & Human Capital Risk	Karin J. Kimbrough CHIEF ECONOMIST OF LINKEDIN CORPORATION

Experience and Qualifications

• Chief Economist for LinkedIn Corporation since January 2020

• Assistant Treasurer for Google, Inc. from October 2017 to December 2019

• Managing Director and Head of Macroeconomic Policy at Bank of America Merrill Lynch from December 2014 to October 2017

• Employed by the Federal Reserve Bank of New York from 2005 to October 2014, serving as Vice President and the Director for the financial stability market monitoring function in the markets group from 2010 to October 2014 and as a manager for analytical development from 2005 to 2010

• Economist and strategist, foreign exchange desk, at Morgan Stanley from 2000 to 2005

• Bachelor’s degree from Stanford University

• Master’s degree in public policy from Harvard University

• PhD in economics from the University of Oxford

Skills

• Ms. Kimbrough’s qualifications include executive-level experience as an economist focused on consumer trends and financial markets, and expertise in financial stability risks assessments, capital markets and financial markets, including serving as a public company Board member and as a member of public company Audit, Compensation, and Nominating and Corporate Governance Committees

• Our Board of Directors believes that Ms. Kimbrough’s significant expertise in the banking, financial services, data and technology industries will benefit our business and the Board’s overall mix of skills, making her well-qualified for re-election as a Director

Other Current Public Directorships • Fannie Mae • Member of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee

34	Bread Financial | 2022 Proxy Statement

AGE 52 DIRECTOR SINCE 2020 COMMITTEES: Nominating & Corporate Governance Risk	Rajesh Natarajan CHIEF PRODUCT AND STRATEGY OFFICER OF GLOBALIZATION PARTNERS

Experience and Qualifications

• Chief Product and Strategy Officer of Globalization Partners since March 2022

• Executive Vice President of Products and Engineering of RingCentral, Inc. from December 2020 to December 2021

• Executive Vice President and Chief Product and Technology Officer of Ancestry.com from February 2017 to November 2020

• Served in senior leadership positions with increasing responsibility in the areas of technology and product development at Intuit, Inc. from 2014 to 2017, including as Senior Vice President and Chief Information Security and Fraud Officer

• Served in senior leadership positions with increasing responsibility in the areas of technology and product development at PayPal Holdings, Inc. from 2006 to 2014, including as Vice President, Platform Engineering and Operations

• Served in various management positions with increasing responsibility in the area of technology from 1995 to 2006 with Sabre Holdings Corporation, including as an early member of the development team that founded Travelocity.com

• Bachelor’s degree in mechanical engineering from Jawaharlal Nehru Technology University in India

• Master’s degree in industrial engineering from Clemson University

Skills
• Mr. Natarajan’s qualifications include executive experience in roles requiring expertise in information technology, cybersecurity, engineering, operations and product development.

• Our Board of Directors believes Mr. Natarajan’s expertise, particularly with respect to business operations, technology development, information technology and cybersecurity, will benefit our business and the Board’s overall mix of skills, making him well-qualified for re-election as a Director.

Bread Financial | 2022 Proxy Statement	35

AGE 61 DIRECTOR SINCE 2016 COMMITTEES: Audit Risk (Chair)	Timothy J. Theriault FORMER EVP, GLOBAL CIO AND ADVISOR TO CEO OF WALGREENS BOOTS ALLIANCE, INC.

Experience and Qualifications

• Advisor to the Chief Executive Officer of Walgreens Boots Alliance, Inc. from June 2015 until November 2016

• Executive Vice President and Global Chief Information Officer of Walgreens Boots Alliance, Inc. from July 2014 to June 2015

• Served in senior leadership positions with increasing responsibility at Walgreen Co. from October 2009 to July 2014, including as Senior Vice President and Chief Information, Innovation and Improvement Officer

• Served in various executive and management positions with increasing responsibility in the area of information technology with Northern Trust Corporation from May 1991 to October 2009 and July 1982 to October 1989.

• Director of End User Computing and Advanced Technologies for S. C. Johnson & Son, Inc., from October 1989 to May 1991

• Current Director and a member of the Financial & Investment Committee and Compliance Committee of Wellmark Blue Cross and Blue Shield

• Former lead Director of the Depository Trust Clearing Corporation

• Bachelor’s degree from Illinois State University

• Completed the Harvard Business School advanced management program

Skills

• Mr. Theriault brings significant expertise in information technology and cybersecurity to our Board

• Together with his financial sophistication, banking, global operations, risk management and compensation experience gained as a senior executive in the financial services, health care and retail industries and service on public company Boards, including as a member of public company Audit and Compensation Committees, Mr. Theriault’s expertise and experience broaden the Board’s skill set and enhance its ability to understand and oversee risk, including those associated with information technology, cybersecurity and bank regulatory matters

• The Board of Directors believes Mr. Theriault is well-qualified for re-election as a Director

Other Public Directorships in Past Five Years • Vitamin Shoppe, Inc.

36	Bread Financial | 2022 Proxy Statement

AGE 65 DIRECTOR SINCE 2015 COMMITTEES: Compensation & Human Capital Nominating & Corporate Governance (Chair)	Laurie A. Tucker FOUNDER AND CHIEF STRATEGY OFFICER OF CALADE PARTNERS LLC

Experience and Qualifications

• Founder and Chief Strategy Officer for marketing consultancy firm, Calade Partners LLC since January 2014

• Senior Vice President-Corporate Marketing of FedEx Services, Inc., a subsidiary of FedEx Corporation, a public company engaged in transportation, e-commerce and business services, from 2000 to 2013 and was employed by FedEx in various capacities of increasing experience and responsibilities since 1978

• Bachelor’s degree and an MBA from the University of Memphis

Skills

• Ms. Tucker’s qualifications include financial and compensation expertise, global operations experience and strong leadership skills developed as a public company Board member, including as a member of public company Audit, Compensation and Nominating and Corporate Governance Committees, and as a senior executive serving in various roles at a large multinational public company

• These credentials, together with her expertise and experience in e-commerce, retail, technology, customer service and corporate marketing, add significant value to the Board of Directors and make Ms. Tucker a well-qualified candidate for re-election as a Director

Other Current Public Directorships • Forward Air Corporation • Chair of the Corporate Governance and Nominating Committee

Bread Financial | 2022 Proxy Statement	37

AGE 65 DIRECTOR SINCE 2019 COMMITTEES: Compensation & Human Capital (Chair) Nominating & Corporate Governance	Sharen J. Turney FORMER CEO OF VICTORIA’S SECRET

Experience and Qualifications

• Chief Executive Officer of Russia-based jeans brand Gloria Jeans from November 2018 until November 2019

• Director of Sweden-based designer sock and underwear brand Happy Socks AB from January 2018 until November 2019

• President and Chief Executive Officer of Victoria’s Secret, a division of publicly-traded national retailer L Brands, Inc., from July 2006 until February 2016

• President and Chief Executive Officer of Victoria’s Secret Direct, the brand’s catalogue and e-commerce arm, from May 2000 until July 2006

• Served for 10 years in various executive roles including President and Chief Executive Officer of Neiman Marcus Direct, the direct marketing division of luxury brand retailer Neiman Marcus Group

• Served as an advisor to several retailers and technology companies

• Director of FULLBEAUTY Brands from July 2016 to September 2018

• Director of Nationwide Children’s Hospital, Inc., including as Chairman of the Board of its Research Institute, from 2012 to 2018

• Serves on the Baker Retailing Center Industry Advisory Board at Wharton School at the University of Pennsylvania

• Director of the University of Oklahoma Foundation, where she serves as the Chair of the Audit Committee and a member of the Investment Committee

• Bachelor’s degree from the University of Oklahoma

Skills

• Ms. Turney’s qualifications include executive and/or Board-level experience in the retail industry, including as an executive officer of a Fortune 500 fashion retailer, loyalty, marketing and digital/e-commerce expertise, global operations experience, service on public company Boards, including as a member of public company Compensation and Nominating and

Corporate Governance Committees, financial expertise and executive leadership at companies operating in industries relevant to our business

• Our Board of Directors believes Ms. Turney’s expertise, particularly with respect to her retail and digital/e-commerce marketing experience, will benefit our business and enhance our understanding of our customers’ businesses, making her well-qualified for re-election as a Director

Other Current Public Directorships

• Paycom Software, Inc.

• Member of the Compensation Committee and Nominating & Corporate Governance Committee

• Academy Sports and Outdoors, Inc.

• Member of the Compensation Committee and Nominating & Corporate Governance Committee

Other Public Directorships in the Past Five Years • M/I Homes, Inc.

38	Bread Financial | 2022 Proxy Statement

Role of Proxies in Election of Directors

The persons named as your proxies will have full discretion to cast votes for other persons in the event any nominee is unable to serve. Our Board of Directors has no reason to believe that any nominee will be unable to serve if elected. If a quorum is present, directors are elected by a majority of the votes cast, at the meeting or by proxy. This means that the eight nominees will be elected if they receive more “For” votes than “Against” votes. In accordance with Section 3.3.1 of our bylaws, any nominee who is currently serving as a director and does not receive a majority of votes cast shall immediately tender his or her resignation for consideration by our Board of Directors. Our Board of Directors will then evaluate whether to accept or reject such resignation, or whether other action should be taken. The Board of Directors will publicly disclose its decision to accept or reject such resignation and its rationale within 90 days from the date of certification of the director election results.

Bread Financial | 2022 Proxy Statement	39

Executive Officers

Ralph J. Andretta	PRESIDENT | CHIEF EXECUTIVE OFFICER | DIRECTOR

Biographical Information Mr. Andretta’s biographic information appears under Proposal One: Election of Directors in this proxy statement.	Age: 61

Perry S. Beberman	EXECUTIVE VICE PRESIDENT | CHIEF FINANCIAL OFFICER

Biographical Information

Mr. Beberman, Executive Vice President and Chief Financial Officer, joined us in July 2021.

Before joining the Company, Mr. Beberman served in various leadership roles with increasing responsibility at Bank of America for 15 years, most recently as Senior Vice President and Finance Executive of Bank of America’s consumer and wealth management lending products from October 2019 to June 2021. Mr. Beberman joined Bank of America following its acquisition of MBNA, where he had spent more than 17 years in leadership roles with increasing responsibility.

Mr. Beberman’s Board activities are focused in the not-for-profit sector. He is currently a Director of Ronald McDonald House of Delaware, where he serves as the Chair and a member of the Executive Committee, Finance Committee, Governance Committee and Advisory Committee, and Reach Riverside Corp., where he serves as the Chair of the Finance Committee.

Mr. Beberman holds a Bachelor’s degree in business administration and an MBA from the University of Delaware.

Age: 56

Valerie E. Greer	EXECUTIVE VICE PRESIDENT | CHIEF COMMERCIAL OFFICER

Biographical Information

Ms. Greer, Executive Vice President and Chief Commercial Officer, joined us in June 2020. Before joining the Company, Ms. Greer led the U.S. cards co-brand business at Citigroup where she worked from 2011 to April 2020. Prior to that, she served as the General Manager, Partnerships for JPMorgan Chase from 2006 to 2011. She served in senior leadership positions with increasing responsibility at HSBC from 1994 to 2006, including as the Executive Director of HSBC’s private label business from 2003 to 2006.

Ms. Greer is currently a Director of Ruling Our eXperiences, Inc., a girls not-for-profit organization where she serves as a member of the Development Committee.

Ms. Greer holds a Bachelor’s degree from University of Manitoba and an MBA from the Kellogg School of Management at Northwestern University.

Age: 57

40	Bread Financial | 2022 Proxy Statement

Tammy M. McConnaughey	EXECUTIVE VICE PRESIDENT, OPERATIONS AND CREDIT RISK

Biographical Information

Ms. McConnaughey, Executive Vice President, Operations and Credit Risk, joined us in June 1992.

Ms. McConnaughey has served in senior leadership positions within our Card Services business with increasing responsibility over her nearly thirty-year tenure across collections, customer care and credit risk, most recently as Senior Vice President of Operations and Credit Risk, Card Services.

Ms. McConnaughey is currently a Director of Mid-Ohio Food Collective, a not-for-profit organization.

Ms. McConnaughey holds a Bachelor’s degree in business from Mount Vernon Nazarene University.

Age: 48

Joseph L. Motes III	EXECUTIVE VICE PRESIDENT | CHIEF ADMINISTRATIVE OFFICER | GENERAL COUNSEL | SECRETARY

Biographical Information

Mr. Motes, Executive Vice President, Chief Administrative Officer, General Counsel and Secretary, joined us in July 2015 and assumed his current Executive Vice President and Chief Administrative Officer position in June 2019 while continuing as General Counsel and Secretary.

Before joining the Company, Mr. Motes was with Akin, Gump, Strauss, Hauer & Feld, LLP for nearly 20 years, and was the partner and lead relationship manager for the Company.

Mr. Motes holds a Bachelor’s degree in geology from Trinity University and a J.D. from Southern Methodist University Dedman School of Law, where he served as Editor-in-Chief of the SMU Law Review.

Age: 60

J. Bryan Campbell	SENIOR VICE PRESIDENT | CHIEF ACCOUNTING OFFICER

Biographical Information

Mr. Campbell, Senior Vice President, Chief Accounting Officer, joined us in November 2021.

Before joining the Company, Mr. Campbell was employed by American Express Company, where he served as Vice President of Finance within the Controllership leadership team from February 2017 to November 2021, as Vice President of Finance – Head of External Reporting from March 2015 to February 2017, and in various roles of increasing responsibility from August 2007 to March 2015. Mr. Campbell served as Assistant Controller at General Electric Company from 2006 to 2007 and held various strategic and finance roles at Credit Suisse, Deloitte and KPMG from 1995 to 2006.

Mr. Campbell holds a Bachelor’s degree in accounting and finance from the University of Colorado at Boulder and is a Certified Public Accountant in the state of Colorado.

Age: 49

Bread Financial | 2022 Proxy Statement	41

Compensation Committee Report

The Compensation & Human Capital Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation & Human Capital Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

This report has been furnished by the members of the Compensation & Human Capital Committee.

Karin J. Kimbrough

Laurie A. Tucker

Sharen J. Turney, Chair

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Compensation Discussion & Analysis

Named Executive Officers

This Compensation Discussion and Analysis (“CD&A”) describes the material compensation elements for each of Bread Financial’s named executive officers (“NEOs”) and provides an overview of the compensation policies and practices applicable to our NEOs.

Ralph Andretta President and CEO	Perry Beberman Executive VP, Chief Financial Officer	Valerie Greer Executive VP, Chief Commercial Officer	Tammy McConnaughey Executive VP, Operations and Credit Risk	Joseph Motes Executive VP, Chief Administrative Officer, General Counsel and Secretary

Timothy P. King, our former Executive Vice President and Chief Financial Officer who resigned in April 2021, is also an NEO for fiscal year 2021.

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2021 Company Performance Highlights, Strategic Spinoff Transaction and Rebranding from Alliance Data to Bread Financial

The following highlights our strategic transactions and other performance achievements in 2021 and subsequent rebranding from Alliance Data to Bread Financial:

•	In November 2021, we simplified our business model by completing the spinoff of our final non-core business segment, LoyaltyOne, allowing us to focus on assets with the highest growth potential.

•	We improved our capital ratios and reduced our leverage as we paid off $750 million of debt and reduced goodwill by $700 million as a result of completing the LoyaltyOne spinoff.

•	Following the spinoff, Loyalty Ventures Inc. (NASDAQ: LYLT) became an independent publicly-traded company, in which we have retained a 19% ownership interest.

•	In March 2022, we rebranded from Alliance Data to Bread Financial, reflecting the culmination of a multi-year business transformation strategy to become a more focused tech-forward payment, lending and savings solutions provider.

•	We delivered solid performance across key performance metrics in 2021, including:

•	Generating revenues of $3.3 billion from continuing operations;
•	Delivering net income of $797 million from continuing operations; and

•	Increasing credit sales 20% year-over-year, ending 2021 with a near-historic low full-year loss rate.

•	We expanded our digital-first product suite, incorporating digital installment lending and split pay options that are increasingly popular with younger shoppers.

•	We enhanced our core technology and advanced digital capabilities, moving closer to completion of our Fiserv processing platform migration and adding new self-service options through our redesigned customer account center.

•	We established new strategic relationships on our fintech digital payments platform.

•	We made significant progress on our ESG initiatives, including development and implementation of a Board-approved multi-year sustainability strategy.

Summary of Key Compensation Decisions and Executive Compensation Enhancements in 2021

During 2021, the Compensation & Human Capital Committee of the Board of Directors made the following adjustments to our executive compensation program, recognizing our progress on the multi-year transition to a more focused tech-forward payment, lending and savings solutions provider, and further aligning it with the interests of our stockholders and our long-term financial objectives:

•	Revised the structure of our long-term equity incentive awards for our NEOs to consist of 60% performance-based restricted stock units (“PBRSUs”) and 40% time-based restricted stock units (“TBRSUs”), emphasizing the performance component of our NEO’s long-term equity incentive compensation.

•	Approved grants of three-year cliff vesting PBRSUs, subject to pre-determined annual return on equity (“ROE”) metrics, as then modified by a relative Total Stockholder Return (“rTSR”) metric.
•	Refined our 2021 balanced scorecards’ performance metrics for the annual executive cash incentive awards to reflect specific and measurable financial and non-financial goals (including ESG-related matters).

•	Increased base salaries of two of our NEOs in recognition of their increased roles within the organization and enhanced responsibilities, with the remaining NEOs receiving nominal base salary increases. See “–Compensation Programs – Base Salary” below.

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Compensation Principles and Governance

We consider our executive compensation program integral to our ability to grow and improve our business. Our executive compensation program is structured at competitive levels and is designed to reward executive officers when the Company achieves above industry-average performance, and to significantly reduce rewards for performance below expectations. We maintain compensation plans that tie a substantial portion of our NEOs’ overall target annual compensation to the achievement of pre-established financial and non-financial objectives that support our business strategy, with a mix that balances short- and long-term goals.

The Compensation & Human Capital Committee employs multiple performance measures and strives to award an appropriate mix of annual and long-term incentives to avoid overweighting short-term objectives. The goals of our executive compensation program are to properly incentivize and reward our executives for performance and to allow us to attract, retain and motivate the highest level of executive talent to guide our business and successfully execute our long-term strategy.

The primary principles of our compensation program are described below:

PRINCIPLES OF OUR COMPENSATION PROGRAM

Pay for Performance	The key principle of our compensation philosophy is pay for performance. We measure performance against challenging annual and long-term goals aligned with our key business priorities.

Delivery of Long-Term Stockholder Value	We reward performance that meets or exceeds goals that the Compensation & Human Capital Committee establishes with the objective of increasing stockholder value over time and driving long-term strategic outcomes, including our ESG efforts.

Motivate and Retain Key Talent	It is essential that we attract, retain and motivate the highest level of executive talent to guide our business and successfully execute our long-term strategy, and we design our executive compensation program to do so.

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Key Compensation Policies and Practices

Our compensation programs, practices and policies are reviewed and evaluated on an ongoing basis to address evolving best practices and changing regulatory requirements. We list below some of the more significant best practices we have adopted and the practices we have avoided.

What We Do	What We Don’t Do

PERFORMANCE-BASED PAY

We emphasize pay for performance. For 2021, executive compensation included both non-equity and long-term equity components tied to financial and non-financial performance.

ROBUST GOAL-SETTING

We set challenging goals that align with Company strategy.

CLAWBACK PROVISIONS

Our equity incentive plans include provisions that allow us to “clawback” executive incentive compensation in certain circumstances.

DOUBLE-TRIGGER CHANGE IN CONTROL

We use double trigger acceleration provisions upon a change in control in our equity incentive plans.

SIGNIFICANT STOCK OWNERSHIP

Our directors and executive officers have significant stock ownership requirements.

BALANCED COMPENSATION STRUCTURE

We utilize a balanced approach to compensation, combining fixed and variable, short-term and long-term, and cash and equity components.

INDEPENDENT COMPENSATION COMMITTEE

Each member of our Compensation & Human Capital Committee meets the independence requirements under SEC rules and NYSE listing standards.

INDEPENDENT COMPENSATION CONSULTANT

The Compensation & Human Capital Committee engages an independent compensation consultant.

NO EMPLOYMENT OR CHANGE IN CONTROL AGREEMENTS

We do not have employment agreements or change in control agreements with our executive officers.

NO TAX GROSS-UP PROVISIONS

We do not enter into excise tax gross-up arrangements with any of our executive officers.

NO EXCESSIVE PERQUISITES

We provide only limited perquisites to our executive officers.

NO SPECULATIVE TRADING

Our directors and executive officers are prohibited from trading in puts or calls or engaging in short sales with respect to our securities.

NO EXCESSIVE RISK-TAKING

We regularly review our compensation program to ensure that the program does not promote unnecessary or excessive risk-taking.

NO PLEDGING OF OUR SECURITIES

Our directors and executive officers are prohibited from holding Company securities in a margin account or otherwise pledging Company securities as collateral for a loan.

NO HEDGING OF OUR SECURITIES

Our directors, executive officers and associates are prohibited from engaging in hedging transactions with respect to our securities.

NO DIVIDENDS ON RSUs UNLESS VESTED

We do not pay dividends or dividend equivalent rights on RSUs granted to directors or executive officers unless they vest.

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Say-on-Pay

At our 2021 annual meeting of stockholders, we received approximately 81% approval for the “say-on-pay” advisory vote on the compensation of our NEOs. Following our 2021 annual meeting of stockholders, we engaged in proactive outreach efforts with investors representing approximately 66% of our common stock, and holders of approximately 45% of our common stock responded and engaged with us on various matters, including executive compensation. For more information on our engagement efforts and feedback received through these stockholder conversations, please see “Corporate Governance – Stockholder Engagement”.

The Compensation & Human Capital Committee considers the long-term interests of the Company and our stockholders when making decisions regarding our compensation program and will continue to consider the outcome of future say-on-pay votes. We currently provide stockholders an annual “say-on-pay” advisory vote on the compensation of our NEOs and will continue to do so through our next stockholder advisory vote regarding the frequency of holding advisory votes on executive compensation, which will be no later than our annual meeting of stockholders in 2023.

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Compensation Programs

Overview of 2021 NEO Compensation Program Elements

The following is an overview of the 2021 compensation program elements for our NEOs. We use each component of compensation to satisfy one or more of our compensation objectives. The Compensation & Human Capital Committee places a significant portion of the overall target compensation for our executive officers “at risk,” without encouraging excessive or unnecessary risk-taking.

	Form of Payment	Performance Period	Performance Criteria	Objectives	For More Information

Base Salary	Cash; Fixed	Ongoing	Alignment of salary with performance is evaluated on an annual basis	• Compensates for day-to-day performance • Attract, retain and reward NEOs with competitive fixed pay • Reflects experience and job scope	Page 49

Annual Incentive Compensation (“AIC”)	Cash; Performance-Based	One Year	Balanced Scorecard Results

• Balanced Scorecards incorporate range of Stockholder, Associate and Customer Performance Metrics

• Rewards successful completion of annual, pre-established strategic goals, both financial and non-financial

Page 50

Long-Term Incentive Compensation (“LTIC”)	60% Performance-Based RSUs	Three-Year Cliff Vesting	Return on Equity (“ROE”), with rTSR modifier	• Aligns incentives with stockholder interests and long-term financial objectives • Intended to satisfy long-term retention objectives	Page 57
	40% Time-Based RSUs	Vests Ratably Over Three-Year Period	Time-Based RSUs, subject to continued employment	• Rewards creation of long-term value • Provides opportunity for stock ownership, which attracts and motivates our NEOs and promotes retention	Page 57

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As illustrated below, the total direct compensation of our NEOs is heavily weighted towards variable, at-risk compensation that is tied to performance, with 85% of our CEO’s total pay at risk and 77% of our other NEOs’ average total pay at risk. The 2021 performance-based component of our CEO’s and our other NEOs’ comprised 60% and 55%, respectively, of such executive officers’ total direct compensation.

2021 CEO PAY MIX(1)	2021 AVERAGE NAMED EXECUTIVE PAY MIX(1)

(1)

These pay mix charts exclude amounts listed in the column titled “All Other Compensation” in the Summary Compensation Table set forth on page 69, as well as the one-time Gap RSUs described below under “ – Long Term Equity Incentive Compensation (LTIC) – Transitional ‘Gap’ Awards Granted in 2021.”

Base Salary

While a meaningful portion of our NEOs’ compensation is contingent upon meeting specified performance targets, we pay our NEOs a base salary as fixed compensation for their time, efforts and commitments throughout the year. To aid in attracting and retaining qualified executive officers, the Compensation & Human Capital Committee seeks to keep base salary competitive by considering, among other factors, the nature and responsibility of the position and, to the extent available, salary norms for persons in comparable positions at our proxy peer group; internal pay equity; the expertise of the individual; and the competitiveness in the market for the executive officer’s services. The committee reviews base salaries at least annually.

In January 2021, the Compensation & Human Capital Committee, with its independent compensation consultant, reviewed the base salaries of our NEOs for fiscal year 2021. The committee considered the various factors set forth above, including the competitive assessment prepared by the independent compensation consultant, and approved increases in base salary of approximately 3%—6% for each of Mr. Andretta, Ms. Greer and Mr. King, as set forth in the table below. For Mr. Motes, the committee approved a 20% increase in base salary, in recognition of Mr. Motes’ expanding scope of responsibilities in his role as Chief Administrative Officer, in addition to his duties as Executive Vice President, General Counsel and Secretary. For Ms. McConnaughey, the committee approved an approximately 25% increase in base salary in connection with Ms. McConnnaughey’s promotion to Executive Vice President, Operations and Credit Risk, in January 2021. These changes in base salary became effective in January 2021.

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BASE SALARY (ANNUALIZED RATE)

Named Executive Officer	2021	2020	% Change

Ralph J. Andretta	1,050,000	990,000	6.1%

Perry S. Beberman(1)	600,000	—	N/A

Valerie E. Greer	620,000	600,000	3.3%

Tammy M. McConnaughey	550,000	439,431	25.2%

Joseph L. Motes III	600,000	500,000	20.0%

Timothy P. King(2)	540,000	525,000	2.9%

(1)	Mr. Beberman was hired in July 2021.

(2)	Mr. King served as our Executive Vice President and Chief Financial Officer through April 13, 2021, at which time his resignation became effective.

Annual Incentive Compensation (AIC)

AIC is the annual cash-denominated performance-based component of executive compensation designed to recognize Company performance as well as individual performance. The purpose of AIC is to provide an incentive to our NEOs and other executive officers to contribute to our annual growth and profitability objectives and to retain such executive officers. The Compensation & Human Capital Committee focuses on matching rewards with results and encourages executive officers to make significant contributions toward our financial results by providing a basic reward for reaching threshold expectations, plus an upside for reaching our aspirational goals. The AIC is structured to reflect specific and measurable financial and non-financial goals (including ESG-related matters), which are approved by the committee at the beginning of the year and set forth on the Company’s annual balanced scorecards.

SUMMARY OF 2021 BALANCED SCORECARDS

For 2021, the Compensation & Human Capital Committee approved a set of six balanced scorecards, one for each of the Corporate, Card Services, Bread Payments (which in this section refers to the Bread® business that we acquired in 2020, prior to our corporate re-branding), Banking, AIR MILES® and BrandLoyalty portions of the business. This CD&A focuses solely on the Corporate, Card Services and Bread Payments scorecards, which were the only scorecards that impacted the AIC payments for our 2021 NEOs.

The balanced scorecards encompass a selection of both financial and non-financial metrics important to all stakeholders, including metrics relating to our Stockholders, Customers and Associates. The inclusion of non-financial targets allows us to equally prioritize initiatives of significance in value-creation, for example, risk, control and regulatory matters, ESG-related matters, customer and client relationships and human capital management. For 2021, the Compensation & Human Capital Committee assigned each NEO to one or more scorecards based on the anticipated amount of time devoted by the applicable NEO to corporate (i.e. enterprise-wide) matters versus specific areas of the business. For 2022, however, having completed the spinoff of our former LoyaltyOne segment and reflective of the continued transformation of our business, we have adopted a single unified balanced scorecard.

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The table below sets forth the scorecard(s) to which our NEOs were assigned by the Compensation & Human Capital Committee for purposes of our 2021 AIC program:

2021 SCORECARD ASSIGNMENT(S)

Named Executive Officer	Corporate	Card Services	Bread Payments

Ralph J. Andretta	100%	—	—

Perry S. Beberman	100%

Valerie E. Greer	30%	50%	20%

Tammy M. McConnaughey	40%	60%	—

Joseph L. Motes III	100%	—	—

Timothy P. King	100%	—	—

HOW AIC AWARDS ARE CALCULATED

Below is a description of the manner in which the Compensation & Human Capital Committee calculates the amount of the AIC payout, if any, for each of our NEOs:

The Payout Percentage in the graphic above is based on the weighted average results of the balanced scorecard(s) to which the NEO is assigned. For each balanced scorecard performance metric, measurement was either (a) pass/fail or (b) based on threshold, target and maximum levels of achievement. Payout for the balanced scorecards provides for equal weighting of each metric within the scorecard categories of Stockholder, Customer and Associate, as applicable, with the results for the categories weighted as shown in the tables below.

For those metrics that were not simply pass/fail, the Compensation & Human Capital Committee established threshold, target and maximum levels, with the threshold equating to the 50% payout level, the target equating to the 100% payout level, and the maximum equating to the 150% payout level. In no event will payout exceed the 150% payout level, even in the case of significant overperformance. Threshold refers to the minimum acceptable level of performance that will result in payout, target is the desired level of performance, and maximum is the level of performance that will result in a maximum payment, which will not be exceeded in any event.

For each scorecard metric, a score is assigned between 0 and 1.5, based on performance:

•	Performance below the established threshold and ratings of “fail” received a score of 0

•	Performance that met or exceeded the threshold, but did not meet the target, received a score along the range from 0.50 to 0.99

•	Ratings of “pass” received a score of 1

•	Performance that met or exceeded the target, but did not meet the maximum, received a score along the range from 1.00 to 1.49

•	Performance that met or exceeded the maximum received a score of 1.5

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Within each category (Stockholder, Customer, Associate), these metric scores are added together and averaged, with equal weighting given to each metric). Each category score is then multiplied by the applicable category weighting to determine total Payout Percentage. For example, the Corporate scorecard is weighted 80% to Stockholder metrics and 20% to Associate metrics. Within the Stockholder category, there are five individual performance metrics; each of those five metrics accounts for 20% (1/5th) of the total result for the Stockholder category, which in turn accounts for 80% of the overall Corporate scorecard result.

Establishing a maximum payout amount under our AIC plan deters excessive risk-taking, while having an equitable payout amount that can be earned at a defined performance threshold encourages goal attainment. No payout is made for performance below the minimum threshold.

2021 BALANCED SCORECARD METRICS AND RESULTS

Our 2021 balanced scorecards encompassed a selection of both financial and non-financial metrics important to all stakeholders, including metrics relating to our Stockholders, Customers and Associates. Quantitative and qualitative performance metrics were pre-established in these three categories (Stockholders, Customers, Associates), and the Compensation & Human Capital Committee reviewed progress against each metric throughout the year and evaluated achievement of the goals in January 2022. The scorecard metrics were established by reference to our corporate strategy, which is designed to deliver superior performance, and in turn create value for our stockholders and benefit our customers, associates and the communities in which we operate. The financial metrics selected for 2021 were designed to incentivize strong financial results and align our NEOs’ interests with the interests of our stockholders, while the inclusion of non-financial metrics allowed us to also prioritize initiatives of significance in value-creation, including in the areas of risk, control and regulatory matters, ESG-related matters, customer and client relationships and human capital management.

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Below is a detailed description of the scorecard metrics selected by the Compensation & Human Capital Committee for 2021 and of the Company’s performance against those metrics:

2021 CORPORATE BALANCED SCORECARD

Metric		Achievement		Description

STOCKHOLDER	EBT (Consolidated)	☑	80%	$1,044 mm achieved in 2021; positive result yielded maximum component funding.
	Operating Expenses			Target goal was to reduce corporate operating expenses, excluding strategic transaction costs, to $86.4 mm; actual adjusted operating expense was reduced to $87.3 mm, which exceeded threshold but was slightly short of target, resulting in 94% component funding on this metric.
	Renew the Credit Facility	☑		This metric (pass) was achieved due to the significant amendments made to the corporate credit facility in July 2021.
	Environmental, Social & Governance (ESG)	☑		This metric (pass) was achieved due to adopting a Board-approved ESG strategy in 2021, including harmonizing objectives and developing key ESG metrics aligned with business strategy and performance goals to be implemented and measured in 2022. See “Commitment to Sustainability” above for more information regarding our ESG efforts in 2021.
	Audit Management	☑		This metric was based on the number of internal audits resulting in adverse findings. Zero adverse audits occurred in 2021, resulting in maximum component funding.

ASSOCIATE	Opportunity Index	☑	20%	This metric measured career opportunity as defined by promotions, lateral moves and internal cross-functional hires. Corporate achieved 60.5%, resulting in maximum component funding.
	Associate Experience	☑

This metric measured associate engagement based on ratings for “Engaged Outcome” items in associate surveys, measuring:

• Career Confidence: Overall, I believe my career goals can be met at this company.

• Motivation: This company motivates me to contribute more than is required by my work.

• Advocacy: I would recommend this company to people I know as a great place to work.

Corporate achieved 120% component funding on this metric.

	Diversity, Equity & Inclusion (DE&I)	☑		2021 metric based on minority US population’s promotions and lateral moves, ensuring that opportunities are afforded to minorities throughout the organization. Corporate achieved 140% component funding on this metric.

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2021 CARD SERVICES BALANCED SCORECARD

Metric		Achievement		Description

STOCKHOLDER	EBT (Card Services)	☑	50%	$1,245 mm achieved in 2021; positive result yielded maximum component funding.
	Revenue (Card Services)	☑		$3,634 mm achieved in 2021; positive result exceeded target by 2.5%.
	Fraud Loss Management	☑		$67.7 mm in fraud losses in 2021; positive result yielded maximum component funding.
	Loss Rate	☑		$719.6 mm achieved in 2021; positive result yielded maximum component funding.
	Operating Expenses	☑		Target goal was to reduce operating expenses, excluding strategic transaction costs, to $1,882.5 mm; $1,792.7 mm achieved, resulting in 124% component funding on this metric.
	Audit Management	☑		This metric was based on the number of internal audits resulting in adverse findings. Zero adverse audits occurred in 2021, resulting in maximum component funding.

CUSTOMER	SLA Achievement	☑	35%	This metric was based on meeting or exceeding certain customer care center response-time service levels at least 88% (target) of the time; positive result yielded maximum component funding.
	Complaint Management	☑		Metric based on annualized complaints as a percent of average active accounts for 2021; positive result yielded maximum component funding.
	Sales Growth	☑		Metric based on percentage growth of year-over-year sales; positive result yielded maximum component funding.
	Digital Users	☑		Metric based on volume of digital users as percentage of total open accounts. Achieved 113% component funding.

ASSOCIATE	Opportunity Index	☑	15%	This metric measured career opportunity as defined by promotions, lateral moves and internal cross-functional hires. Card Services achieved 59.4% compared to the 51.8% target, yielding maximum component funding.
	Associate Experience	☑

This metric measured associate engagement based on ratings for “Engaged Outcome” items in associate surveys, measuring:

• Career Confidence: Overall, I believe my career goals can be met at this company.

• Motivation: This company motivates me to contribute more than is required by my work.

• Advocacy: I would recommend this company to people I know as a great place to work.

Card Services achieved 129% component funding on this metric.

	Diversity, Equity & Inclusion (DE&I)	☑		2021 metric based on minority US population’s promotions and lateral moves, ensuring that opportunities are afforded to minorities throughout the organization. Card Services achieved 144% component funding on this metric.

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2021 BREAD PAYMENTS BALANCED SCORECARD

Metric		Achievement		Description

STOCKHOLDER	Revenue		50%	Revenue result did not achieve threshold for component funding.
	End of Period A/R			End of period A/R result did not achieve threshold for component funding.
	Total Merchants on Platform			The total merchants on platform result did not achieve threshold for component funding.
	Number of tenants signed	☑		Goal of 4 tenants to be signed, positive result of 5 tenants signed yielding maximum component funding.

CUSTOMER	C-SAT	☑	35%	Target customer satisfaction (C-SAT) score of 80% favorable; 91% achieved resulting in maximum component funding.
	Trustpilot Rating	☑		Strong 4+ rating; positive result yielded maximum component funding.

ASSOCIATE	Associate Experience	☑	15%

This metric measured associate engagement based on ratings for “Engaged Outcome” items in associate surveys, measuring:

•Career Confidence: Overall, I believe my career goals can be met at this company.

•Motivation: This company motivates me to contribute more than is required by my work.

•Advocacy: I would recommend this company to people I know as a great place to work.

Bread Payments achieved 110% component funding on this metric.

	Diversity, Equity & Inclusion (DE&I)	☑		For 2021, DE&I on the Bread Payments scorecard was a pass/fail item to align into the enterprise-wide DE&I process as a minimum standard, setting a baseline to measure against in 2022.

Based on the balanced scorecard metrics and results set forth above, the Compensation & Human Capital Committee calculated the following balanced scorecard payout percentages for 2021:

Scorecard	Payout Result, Unadjusted	Payout Result, As Adjusted(1)

Corporate	119%	123%

Card Services	139%	140%

Bread Payments	87%	87%

(1)

The Compensation & Human Capital Committee has the discretion to adjust the results of the scorecards for certain one-time and other appropriate adjustments, including adjustments relating to M&A costs (including those relating to the LoyaltyOne spinoff), one-time restructuring or impairment costs, one-time regulatory fees and/or expenses, one-time costs relating to executive transitions, legal fees, fluctuations in foreign currency exchange rates and one-time events. Based on this authority, the committee (i) approved adjustments for the Corporate balanced scorecard that increased the payout from 118.7% to 122.8% and (ii) approved adjustments to the Card Services balanced scorecard results that increased the payout from 139.2% to 140.2%. There were no adjustments made to the Bread Payments balanced scorecard results.

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SUMMARY OF 2021 PERFORMANCE-BASED AIC PAYMENTS

The following table sets forth the AIC payments for the 2021 performance year, prior to the adjustments to such payouts discussed in the next section below. These AIC payments are also included in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table for Fiscal Year 2021.

	Annual Base Salary ($) (12/31/2021)	x	Target AIC (%)(1)	=	Target AIC ($)	x	Final Weighted Scorecard Results (2)	=	AIC Payment ($)

Ralph J. Andretta	1,050,000		160%		1,680,000		122.80%		2,063,040

Perry S. Beberman(3)	600,000		150%		900,000		122.80%		1,002,600

Valerie E. Greer	620,000		150%		930,000		124.34%		1,156,362

Tammy M. McConnaughey	550,000		100%		550,000		133.24%		732,820

Joseph L. Motes III	600,000		125%		750,000		122.80%		921,000

Timothy P. King (4)	540,000		125%		675,000		122.80%		290,025

(1)

For fiscal year 2021, the Compensation & Human Capital Committee, following review of a competitive assessment of peer benchmarking data prepared by its independent compensation consultant, approved increases in target AIC for Mr. Andretta from 150% to 160%, for Mr. Motes from 100% to 125%, and for Mr. King from 100% to 125%. The Compensation & Human Capital Committee reviews this data at the beginning of each year in setting target AIC percentages for our NEOs for the upcoming year.

(2)

Scorecard weightings for 2021 performance were as follows: Messrs. Andretta, Beberman and Motes – 100% Corporate; Ms. Greer – 30% Corporate, 50% Card Services, 20% Bread Payments; Ms. McConnaughey – 40% Corporate, 60% Card Services.

(3)

Pursuant to the terms of Mr. Beberman’s offer letter to join the Company in July 2021, Mr. Beberman’s 2021 AIC payment was guaranteed at $900,000 and, to the extent that the Corporate balanced scorecard exceeded the target payout of 100% for 2021, Mr. Beberman was eligible for an AIC payment in an amount equal to 50% of the amount in excess of 100% achievement times $900,000, which resulted in a payment of $1,002,600. See “–Other Plans or Agreements Governing Executive Compensation” below.

(4)	Mr. King resigned in April 2021, and his AIC award of $290,025 was payable pursuant to his separation agreement. See “–Potential Payments upon Termination or Change in Control” below.

DISCRETIONARY ADJUSTMENTS

Our CEO may recommend to the Compensation & Human Capital Committee adjustments with respect to each AIC payout (other than with respect to CEO’s own payment amount). The committee may adjust the AIC payout of the executive officers other than the CEO, and the Board of Directors may adjust the CEO’s AIC payout, as well as that of any other executive officer. In determining whether and to what extent any such discretionary adjustments will be made, the Compensation & Human Capital Committee or Board of Directors, as applicable, typically considers the value provided by the relevant executive officer, as demonstrated by the challenges addressed and particular expertise required of such executive officer during the fiscal year.

For 2021, both the Compensation & Human Capital Committee and the Board of Directors, as applicable, made the following adjustments to the AIC for certain of our current named executive officers:

•	For Ms. Greer, the committee approved an adjustment of $43,638 in recognition of Ms. Greer’s efforts in developing a strong new business pipeline, recruiting key new talent and enhancing the Company’s digital offerings and partnerships.

•	For Ms. McConnaughey, the committee approved an adjustment of $42,180 in recognition of Ms. McConnaughey’s results in the areas of fraud reduction and management of credit losses and for her work on COVID-19-related initiatives, including developing the Company’s return-to-office plans.

•	For Mr. Motes, the committee approved an adjustment of $29,000 in recognition of Mr. Motes’ efforts in connection with the LoyaltyOne spinoff transaction, risk management, enhancing the Company’s internal and external communications functions and fulfilling expanded duties as Chief Administrative Officer.

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•	For Mr. Andretta, the Board of Directors approved an adjustment of $135,000 in recognition of Mr. Andretta’s strong leadership in transforming and focusing the business through the LoyaltyOne spinoff and other initiatives and in attracting, retaining and motivating top talent to guide the business and successfully execute our long-term strategy.

The adjustments described above are included in the “Bonus” column of the Summary Compensation Table for Fiscal Year 2021. As Mr. Beberman’s 2021 AIC payment was made in accordance with his offer letter to join the Company, no adjustments were made to his AIC payout.

Long-Term Equity Incentive Compensation (LTIC)

We grant long-term equity incentive awards to align the interests of our NEOs and other executive officers with those of our stockholders and foster a focus on long-term results, as well as to encourage retention. In granting these awards, the Compensation & Human Capital Committee may establish such restrictions, performance measures and targets as it deems appropriate. Awards of performance-based LTIC pay out solely upon attainment of a threshold level of pre-determined performance targets, as well as continued employment of the executive officer.

In determining the size of long-term equity incentive awards, the committee generally considers, among other factors, the value of total direct compensation for comparable positions at our proxy peer group,

Company and individual performance against strategic plans, the number and value of LTIC awards previously granted, the allocation of overall equity awards attributed to our executive officers relative to all equity awards and the relative proportion of long-term incentives within the total direct compensation mix.

In 2021, we granted LTIC awards to our senior management and executive officers, including our NEOs, pursuant to our 2020 Omnibus Incentive Plan. As permitted by the plan, the Board of Directors has delegated its authority under the plan to the Compensation & Human Capital Committee, except for purposes of awards to the CEO.

2021 LTIC PLAN DESIGN

For fiscal year 2021, the Compensation & Human Capital Committee, and the Board of Directors with respect to the CEO, revised the structure of our LTIC plan for our NEOs to consist of 60% performance-based restricted stock units (“PBRSUs”) and 40% time-based restricted stock units (“TBRSUs”), the features of which are summarized in the table below:

Element	Key Metrics	Features

Performance-Based Restricted Stock Units (60% of Award)

• Pre-determined annual ROE targets over 3-year period (0-150% achievement)

• Annual ROE achievement averaged at end of 3-year term

• 3-year relative TSR modifier (+/-20%) applied at end of 3-year term

• 3-year cliff vesting period (FY 2021-2023)

• Payout tied to performance and stock price

• Annual ROE targets, established at the time of grant by the Committee

• Payouts range from 0-170% of target shares awarded depending on achieved performance

Time-Based Restricted Stock Units (40% of Award)	• Vest ratably over 3-year period	• Units encourage long-term retention and align NEOs interests with stockholders

After taking into consideration the long-term incentive practices in the marketplace, we believe that an equity mix of PBRSUs and TBRSUs provides a conservative and balanced approach. The portion granted in TBRSUs is intended to provide not only some stability in our equity program and increase retention, but also to promote direct alignment with stockholders through our executives’ stock holdings. The portion granted in PBRSUs, whose vesting criteria are tied to our financial performance, is intended to focus and incentivize our executives to deliver exceptional performance.

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The PBRSUs are subject to an annual return on equity (“ROE”) metric with threshold, target and maximum goals for each of 2021, 2022 and 2023 and then modified by a relative Total Stockholder Return (“rTSR”) metric at the conclusion of the three-year period ended December 31, 2023. For the ROE metric, threshold, target and maximum goals from 50% to 150% achievement are to be calculated on a scale interpolated between the fixed threshold, target and maximum goal amounts, with the average of such achievement adjusted +/- 20% by the rTSR modifier measurement, for a payout range of between 30% (assuming threshold is achieved) and 170% of target.

After consideration of market practices and consultation with our independent compensation consultant, the Compensation & Human Capital committee adopted ROE as the primary performance metric for our PBRSU grants in 2021. ROE is a valuable performance metric because:

•	it directly reflects the return generated by the company on our stockholders’ investment

•	it encompasses profitability, efficiency, balance sheet management and financial leverage, and is among the most widely used indicators of financial performance in our industry and among our peers
•	achieving a high ROE requires prudent management of the tradeoffs between risk and return, requiring an appropriate balance between achieving the highest return on invested capital and managing risk

•	using ROE as a performance metric aligns the interests of our NEOs with those of our stockholders, because sustaining a high ROE is a primary driver of strong earnings growth and long-term value

The rTSR modifier is intended to further align the interests of our NEOs with those of our stockholders.

In the event threshold performance is not achieved in one or more fiscal years, the payout could be less than 30% and as low as 0%. To the extent earned, these PBRSUs will vest in February 2024, provided that the executive is employed by us on the vesting date. The high proportion of performance-based awards reflects our pay-for-performance philosophy and aligns our NEOs’ interests with those of our stockholders. The Compensation & Human Capital Committee believes the combined annual ROE over three years and three-year rTSR goals for the performance shares can be characterized as challenging to achieve, but attainable with the application of significant skill and effort on the part of our executive officers.

FY 2021 TO FY 2023 PERFORMANCE SHARE PLAN DESIGN

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The payout for the PBRSUs will be determined when the full measurement can occur, after December 31, 2023. For all grants, the recipient must be employed by us at the time of vesting to receive the stock. The 45-day average fair market value of the Company’s common stock as quoted on the NYSE as of the date of grant is utilized as the basis for determining the specific number of either PBRSUs or TBRSUs to be granted.

The Compensation & Human Capital Committee will continue to review our compensation plans to support our current and long-term business strategy, to continue to align pay with stockholder interests and sustain good governance practices.

2021-2023 LTIC AWARDS GRANTED DURING 2021

Based on the Company’s new LTIC grant structure adopted in 2021, the following LTIC grants were approved in February 2021 (the “2021-2023 LTIC Awards”), which were divided 60% into PBRSUs and 40% into TBRSUs:

Name	2021-2023 LTIC Target Grant Value ($)	PBRSUs Granted (in shares)(1)	TBRSUs Granted (in shares)(1)

Ralph J. Andretta	4,200,000	39,476	26,319

Perry S. Beberman	See below	See below	See below

Valerie E. Greer	1,100,000	10,340	6,894

Tammy M. McConnaughey	1,000,000	9,400	6,267

Joseph L. Motes III	1,100,000	10,340	6,894

Timothy P. King(2)	1,100,000	8,908	5,939

(1)

The target numbers of RSUs were determined by dividing the total grant value of the award by the 45-day average fair market value of the Company’s common stock as quoted on the NYSE as of the date of grant. As discussed under “—Treatment of Outstanding RSUs Upon LoyaltyOne Spinoff” below, the numbers of RSUs shown in this table reflect anti-dilution adjustments made in connection with the spinoff of Loyalty Ventures Inc. by the Company, except the RSUs granted to Mr. King reflect the unadjusted amount since Mr. King’s RSUs were forfeited prior to the spinoff.

(2)	In connection with his resignation effective April 13, 2021, all of Mr. King’s unvested outstanding equity awards were forfeited.

Mr. Beberman joined the Company in July 2021, and as such did not receive an LTIC grant in February 2021. However, as part of Mr. Beberman’s sign-on compensation package, and in recognition of the earned compensation forfeited upon termination of Mr. Beberman’s prior employment, the Compensation & Human Capital Committee approved a make-whole award in July 2021 that included a one-time grant of TBRSUs with a target value of $1,100,000, vesting ratably over a 3-year period, and a grant of PBRSUs with a target value of $350,000, with terms consistent with the PBRSUs granted to the other NEOs in February 2021. See “Other Plans or Agreements Governing Executive Compensation” below for additional information regarding Mr. Beberman’s compensation arrangements.

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TRANSITIONAL “GAP” AWARDS GRANTED IN 2021

In 2021, the Company for the first time granted 3-year PBRSUs based on an ROE metric, which will cliff-vest following the completion of the 2023 fiscal year. We intend to continue these 3-year cliff-vesting PBRSU grants going forward, which we believe are consistent with our compensation philosophy and with market practice of our peers. Prior to 2021, however, the Company’s performance-based equity grants were based either on 1 or 2-year EBT or rTSR performance and the achievement of certain strategic objectives. In order to facilitate the Company’s transition from these 1 or 2-year equity grants to our current 3-year cliff-vesting PBRSU structure, the Compensation & Human Capital Committee (and, with respect to our CEO, the Board) in 2021 approved one-time transitional “gap” TBRSUs to our NEOs, which vest ratably over a 3-year period (the “Gap RSUs”). The purpose of the Gap RSUs is to bridge the gap between the Company’s prior LTIC structure and current LTIC structure and, during that transition period, promote retention and ensure that our NEOs’ priorities remained aligned with those of our stockholders and that our NEOs continued to comply with our stock ownership guidelines. To determine the amounts of the 2021 Gap RSU grants, the committee reviewed modeling prepared by the independent compensation consultant illustrating the estimated number of PBRSUs that would have otherwise vested during the transition period had the Company maintained its 1 or 2-year PBRSU structure, and the Gap RSU grants were sized to fill that void. The 2021 Gap RSUs are described below:

Name	Gap RSU Target Grant Value ($)	Gap RSUs Granted (in shares)(1)

Ralph J. Andretta	2,520,000	39,476

Valerie E. Greer	660,000	10,340

Tammy M. McConnaughey	600,000	9,400

Joseph L. Motes III	960,000	15,040

Timothy P. King (2)	660,000	8,908

(1)

The target numbers of RSUs were determined by dividing the total grant value of the award by the 45-day average fair market value of the Company’s common stock as quoted on the NYSE as of the date of grant. As discussed under “—Treatment of Outstanding RSUs Upon LoyaltyOne Spinoff” below, the numbers of RSUs shown in this table reflect anti-dilution adjustments made in connection with the spinoff of Loyalty Ventures Inc. by the Company, except for the RSUs granted to Mr. King reflect the unadjusted amount since Mr. King’s RSUs were forfeited prior to the spinoff.

(2)	In connection with his resignation effective April 13, 2021, all of Mr. King’s unvested outstanding equity awards were forfeited.

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SETTLEMENT OF 2020 PERFORMANCE-BASED RSUS

In 2020, the Compensation & Human Capital Committee approved certain two-year PBRSUs for Messrs. Andretta, King and Motes, which were awarded on February 18, 2020 (the “2020 PBRSUs”). None of our other NEOs received 2020 PBRSUs, as Mr. Beberman and Ms. Greer both joined the Company subsequent to the making of these grants, and Ms. McConnaughey’s 2020 performance-based grant was subject to a one-year performance metric. The terms of the 2020 PBRSUs are set forth in the table below:

Design Element	Description

Performance/Vesting Period	• 2-year performance period, starting January 1, 2020 to December 31, 2021 • Earned shares cliff vest and paid following the end of the performance period

Performance Metric

• Relative TSR measured against the companies within the S&P 500 as of 1/1/2020

• TSR calculated based on the average trading price of ADS and S&P 500 companies over the 30 trading days preceding 1/1/2020 (beginning stock price) and the 30 trading days preceding 1/1/2022 (ending stock price)

Formula	• Dividends — Calculation will assume that dividends are re-invested on the Ex-Dividend date (two days prior to the record date)

Performance and Payout Matrix		Percentile TSR Rank	Payout as a % of Target
	Below Threshold	<25th Percentile	0%
	Threshold	25th Percentile	0%
	Target	55th Percentile	100%
	Above	90th Percentile	150%
	Maximum	100th Percentile	175%
	• Payout for performance between points is interpolated on a straight-line basis • Payout is capped at 100% of target if ADS absolute TSR is a negative return.

The 2020 PBRSUs were earned over the two-year performance period ended December 31, 2021 and earned 2020 PBRSUs vested on the date of payment. The number of 2020 PBRSUs earned was based on achieved performance against pre-determined rTSR goal for fiscal years 2020 and 2021. To achieve 0% to 175% of the target award, the Compensation & Human Capital Committee set the 2020-2021 rTSR goal on a fixed scale measured against the companies within the S&P 500 as of January 1, 2020, calculated based on the average trading price of the Company and S&P 500 companies over the 30 trading days preceding January 1, 2020 and the 30 trading days preceding January 1, 2022, where the rTSR meets or exceeds the 25th to the 100th percentile. In February 2022, the Compensation & Human Capital Committee determined that the Company’s 2-year TSR ranked below the 25th percentile of the S&P 500 over that same time period, which resulted in no payout under the 2020 PBRSUs.

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TREATMENT OF OUTSTANDING RSUs UPON LOYALTYONE SPINOFF

In November 2021, we completed the spinoff of our former LoyaltyOne segment into an independent, publicly-traded company, Loyalty Ventures Inc. (NASDAQ: LVI). In connection with the spinoff, the outstanding RSUs held by our directors, executive officers and other employees were equitably adjusted to reflect the difference in the value of our common stock before and after the spinoff in a manner that was intended to preserve the overall intrinsic value of the awards by taking into account the relative value of our common stock before and after the spinoff.

Through this anti-dilution adjustment, the number of shares underlying each RSU outstanding as of the date of the spinoff was multiplied by a factor of approximately 1.16. Except as otherwise noted, all disclosures in this Proxy Statement reflect such adjustments. Our RSUs continue to vest on their original vesting schedule. Stock-based compensation awards that were held by employees who transferred to Loyalty Ventures Inc. in connection with the spinoff were either settled in shares of our common stock or were forfeited and replaced with a combination of cash and Loyalty Ventures Inc. equity awards.

Compensation Determination Process

Role of the Compensation & Human Capital Committee

The Compensation & Human Capital Committee reviews and approves the compensation for our non-CEO executive officers from the time of their hire or promotion to such roles, and, together with the other independent directors, approves the compensation of our CEO. The committee typically sets the total direct compensation for our executive officers near the beginning of each year. This timing allows us to consider the performance of the Company and each executive officer in the prior year, as well as expectations for the upcoming year.

AIC and LTIC targets and scales are established and grants are awarded as early as practicable in the year, contingent upon the availability of the prior year’s financial results, to maximize the time period over which the applicable performance incentives apply. Consistent with our practice of granting equity-based awards for new hires, promotions and associates that have joined the Company as a result of a merger or acquisition on a date certain each month (currently the 15th of each month or the next business day), LTIC awards for executive officers are made on February 15 (or the next business day) of each year, or such other pre-determined date following release of the

Company’s earnings for the prior fiscal year as is appropriate. In the event there exists material information that we have not yet disclosed, the committee may delay or defer the grant of any equity-based awards until all disclosures are current.

Material changes to pay levels for executive officers are typically made only upon a significant change in job responsibilities.

The Compensation & Human Capital Committee, or with respect to the CEO, the Board of Directors, approved compensation levels in early 2021 for those executive officers previously identified and for each newly-hired executive officer at the time of their hiring or shortly thereafter. For all of our associates, our philosophy continues to be to compensate all associates on a competitive basis with a mid-market target for all skilled positions in all geographic locations based on relevant peer or industry group data. Some amounts may be higher or lower based on factors such as skill levels, performance, seniority, workload, span of control, retention considerations and institutional knowledge. For additional information on the process for establishing compensation, see “Compensation Programs” beginning on page 48 and “Competitive Considerations” below.

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Role of the Chief Executive Officer

Typically, our CEO makes compensation recommendations to the Compensation & Human Capital Committee with respect to our non-CEO executive officers. The committee may accept or adjust the CEO’s recommendations in its sole discretion and also makes a recommendation regarding the CEO’s compensation to the full Board of Directors. The CEO does not make any recommendations to the Compensation & Human Capital Committee or to the Board of Directors relating to performance measures, targets or similar items that affect CEO compensation. Moreover, the CEO is recused from discussions of CEO compensation during Board of Directors and Compensation & Human Capital Committee meetings.

Role of the Compensation Consultant

The Compensation & Human Capital Committee directly engages Meridian Compensation Partners, LLC (“Meridian”), as its external executive compensation consultant for its industry knowledge and experience in advising on executive compensation matters. The committee has considered and assessed all relevant factors, including, but not limited to, those set forth in Rule 10C-1(b)(4)(i) through (vi) under the Securities Exchange Act of 1934, as amended, that could give rise to a potential conflict of interest with respect to Meridian. Based on this review, we are not aware of any conflict of interest that has been raised by the work performed by Meridian. In particular, Meridian assisted the Compensation & Human Capital Committee in 2021 with competitive market analysis, peer assessment, and consultation and review of compensation policies and practices.

Competitive Considerations

In determining appropriate levels of compensation, the Compensation & Human Capital Committee considers the competitive market for talent and compensation levels provided by comparable companies to minimize significant differences that could negatively impact our ability to attract and retain skilled executive officers. As referenced above, the committee engaged Meridian to, among other things, assist with competitive market analysis and peer assessment. For conducting market review, Meridian formed and surveyed two data sets, both of which were approved by the committee: a general industry group and a proxy peer group. The general industry group encompasses companies of similar size based on revenue. The proxy peer group consists of public companies that are currently monitored as competitors or are in similar industries and have similar revenue or market capitalization.

PROXY PEER GROUP

Meridian reviewed the compensation practices for the proxy peer group set forth below with whom we compete for business and talent. This approach provides us with a balanced perspective, reflecting industry, performance and company size considerations as they affect executive pay. Meridian collected, analyzed and presented comprehensive market data, including base salary and target short- and long-term incentive amounts, for each of our executive officers, including our then current NEOs, from both published proxy data and Equilar’s Executive Compensation Survey.

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For 2021, the companies comprising the proxy peer group included:

			Relative to BFH
Company Name	Symbol	Market Cap ($B) as of 2/27/2022	Market Cap		Revenue		Fiscal 2021 Revenue ($M)(1)

Bread Financial Holdings, Inc.	BFH	3.4	–		–		3,655

Ally Financial Inc.	ALLY	16.8	5.0	×	2.4	×	8,671

Capital One Financial Corporation	COF	63.5	18.8	×	8.9	×	32,379

Citizens Financial Group, Inc.	CFG	22.4	6.6	×	1.9	×	7,058

Comerica Incorporated	CMA	12.5	3.7	×	0.9	×	3,351

Discover Financial Services	DFS	35.7	10.6	×	3.9	×	14,378

Fifth Third Bancorp	FITB	32.8	9.7	×	2.3	×	8,265

Huntington Bancshares Incorporated	HBAN	22.4	6.6	×	1.6	×	5,958

KeyCorp	KEY	23.5	7.0	×	2.1	×	7,683

M&T Bank Corporation	MTB	23.6	7.0	×	1.7	×	6,067

Mastercard Incorporated	MA	360.8	106.8	×	5.2	×	18,884

PayPal Holdings, Inc.	PYPL	129.2	38.2	×	6.9	×	25,371

Regions Financial Corporation	RF	22.8	6.7	×	1.9	×	6,960

Santander Consumer USA Holdings Inc.(2)	SC	N/A	N/A		N/A		N/A

SVB Financial Group	SIVB	36.6	10.8	×	1.6	×	5,794

Synchrony Financial	SYF	22.5	6.7	×	2.6	×	9,466

(1)	Source: Standard & Poor’s Capital IQ, whose methodology seeks to standardize revenue calculations.
(2)	Santander was the subject of a take-private transaction that closed in January 2022.

MARKET REVIEW

Market data provides an important benchmark by indicating what an executive officer could expect to earn at a comparable company and what we might expect to pay if we should have to recruit and compete for outside executive talent. Market data, however, is only one factor that the Compensation & Human Capital Committee considers in assessing the reasonableness of compensation provided to our NEOs. The committee also considers other relevant factors, including an NEO’s experience, breadth of knowledge, talent supply and demand that may be industry or application specific, cost constraints, internal compensation equity considerations, Company performance, individual performance, expected future contributions, prior compensation and retention risk for each NEO.

When conducting the market review, the Compensation & Human Capital Committee reviews each component of compensation in relation to certain percentiles of both the proxy peer group and the general industry group surveyed. Generally, the committee targets at the 50th percentile each component of our NEOs total direct compensation (base salary plus target AIC plus target LTIC). However, the committee may set any element of an NEO’s total direct compensation above or below the 50th percentile based on factors such as an NEO’s skill level, performance, seniority, workload, span of control, retention considerations and institutional knowledge. We believe compensation provided to our NEOs, vis-à-vis the proxy peer group and the general industry group companies surveyed, is appropriate given the success of our NEOs in guiding the Company

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through a significant transformation period that has positioned the Company for long-term growth and success. Actual performance above or below each of the established targets for our AIC and LTIC programs may result in actual compensation that may be higher or lower than the target percentiles. A discussion of the results of our executive compensation programs, see “Compensation Programs” beginning on page 48.

Compensation Policies and Practices

Assessment of Risk in Compensation Program Design

The Compensation & Human Capital Committee reviewed the design of our compensation program for both our executive officers and other officers and key contributors who receive performance-based compensation and assessed the potential for our compensation program to encourage excessive risk-taking. The committee considered the following characteristics of our compensation program, among others:

•	a balance of both short- and long-term performance-based incentive compensation;

•	a balance within equity incentive compensation of both TBRSUs and PBRSUs;

•	the use of multiple performance metrics in incentive compensation, utilizing both consolidated and business unit-specific performance measures that include a mix of financial and non-financial objectives;

•	the definition of performance metrics at the beginning of the performance period, which may include adjustments for significant corporate events;
•	inclusion of maximum payout limitations under our omnibus incentive plans;

•	stock ownership guidelines applicable to certain key executives;

•	standardized equity grant and forfeiture procedures;

•	ability of the Compensation & Human Capital Committee to apply discretion in determining payouts for incentive compensation; and

•	clawback provisions contained in various executive compensation plans and agreements.

As a result of this review, the Compensation & Human Capital Committee believes that the design of our compensation program provides multiple, effective safeguards against, and does not promote, unnecessary or excessive risk-taking that is reasonably likely to have a material adverse effect on the Company.

Prohibitions on Hedging and Pledging of Our Securities

Our insider trading policies prohibit directors, executive officers and associates, together with certain of their family members and controlled entities, from engaging in hedging transactions with respect to our securities. These prohibited transactions include the use of financial instruments, including prepaid variable forward contracts, equity swaps, collars and exchange funds, that are designed to hedge or offset any decrease in market value of such person’s holdings in our equity securities. Furthermore, our insider trading policies prohibit directors, executive officers and designated associates, together with certain of their family members and controlled entities, from (i) trading in puts, calls or other derivative securities; (ii) engaging in short sales with respect to our securities; (iii) holding our securities in a margin account; and (iv) pledging our securities as collateral for a loan. These policies help to ensure that the interests of our directors, executive officers and associates remain aligned with those of our other stockholders.

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Clawback Provisions

Pursuant to Company policy, and under the 2020 Omnibus Incentive Plan, 2015 Omnibus Incentive Plan, 2010 Omnibus Incentive Plan and, if approved, the 2022 Omnibus Incentive Plan, if our financial statements are required to be restated due to errors, omissions, fraud or misconduct, the Compensation & Human Capital Committee may direct the Company to recover all or a portion of any cash or equity incentive award or any past or future compensation from any participant or former participant with respect to any fiscal year of the Company for which financial results are negatively affected by such restatement. Such recoveries will be limited to those participants or former participants who had knowledge or reasonably should have had knowledge of such errors, omissions, fraud or misconduct and failed to take reasonable steps to bring it to the attention of the appropriate individuals, or who personally and knowingly engaged in practices that materially contributed to the restatement. Further, under the 2020 Omnibus Incentive Plan, 2015 Omnibus Incentive Plan, 2010 Omnibus Incentive Plan and, if approved, the 2022 Omnibus Incentive Plan, the Compensation & Human Capital Committee has the authority to cancel or require repayment of an award in the event a participant or former participant breaches any non-solicitation, non-competition or confidentiality agreement entered into with us.

Alignment with Stockholders

We believe that our executive officers should maintain a significant position in our common stock so that their interests are aligned with those of our stockholders. Our stock ownership guidelines require our executive officers to maintain an investment position in our common stock equal to a multiple of his or her base salary. With compliance measured from the date of hire or promotion, the stock ownership guidelines include shares owned outright and 70% of unvested TBRSUs. Further, until compliance is achieved, executive officers must hold at least 50% of net shares acquired at vesting and are restricted from selling below the compliance threshold thereafter. While no burn-in period is provided prior to measuring compliance, the Board of Directors expects executives to reach the prescribed thresholds within five years.

As of March 31, 2022, all current NEOs have ownership that meets or exceeds the guidelines or are in compliance with the holding requirements outlined above.

Perquisites

With limited exceptions, the Compensation & Human Capital Committee’s policy is to provide personal benefits and perquisites to our NEOs that are substantially similar to those offered to our other associates at or above the level of vice president. The personal benefits and perquisites that may be available to our NEOs in addition to those available to our other associates include the opportunity to elect and receive at no cost enhanced life insurance and an annual physical. For additional information about the perquisites given to our NEOs in 2021, see the “Fiscal Year 2021 All Other Compensation” table on page 71.

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Reasonability of Compensation

In determining appropriate compensation levels during the course of 2021, the Compensation & Human Capital Committee reviewed all forms of executive compensation, including base salary, AIC, LTIC awards, ratios of vested to unvested equity previously granted to our executive officers, realizable amounts from equity previously granted to our executive officers, the Company’s contributions to Bread Financial’s 401(k) and Retirement Savings Plan and Executive Deferred Compensation Plan and the value of any perquisites received for the 2021 performance year. Following review of these factors and other applicable factors and known information, such as the market data provided by Meridian and the Company’s accomplishments in 2021, including those under “ –

2021 Company Performance Highlights, Strategic Spinoff Transaction and Rebranding from Alliance Data to Bread Financial,” the Compensation & Human Capital Committee, and the Board of Directors with respect to the CEO, have each determined that the total 2021 compensation paid to our executive officers was reasonable and not excessive. For 2021, the committee, with the assistance of Meridian, targeted the 50th percentile of both our proxy peer group and the general industry group surveyed for each of base salary, target total cash compensation (base salary plus target AIC) and target total direct compensation (base salary plus target AIC plus target LTIC) for all NEOs.

Other Plans or Agreements Governing Executive Compensation

Offer Letter to Perry S. Beberman

On July 6, 2021, Perry S. Beberman joined us as Executive Vice President and Chief Financial Officer. Mr. Beberman’s annual base salary is $600,000, and his performance-based AIC target payout percentage is 150% of his annualized base salary. Under his offer letter to join the Company, Mr. Beberman’s 2021 AIC payment was guaranteed at 100% achievement ($900,000) and, to the extent that the Corporate balanced scorecard exceeded the target payout of 100% for 2021, then Mr. Beberman was eligible for a one-time cash award in an amount equal to 50% of the amount in excess of 100% achievement times $900,000. This calculation resulted in a $1,002,600 AIC payment to Mr. Beberman for fiscal year 2021, which was paid in February 2022.

In recognition of the earned compensation forfeited upon termination of Mr. Beberman’s prior employment,

the Compensation & Human Capital Committee approved in July 2021 a make-whole award in the aggregate amount of $2,050,000 distributed as follows: (a) a one-time cash bonus of $600,000 with 50% paid within 30 days of employment and the remaining 50% paid in December 2021; (b) a one-time $1,100,000 grant of TBRSUs vesting 33%/33%/34% on the first, second and third anniversary of the grant date provided that Mr. Beberman remains employed by us on such dates; and (c) a $350,000 grant of PBRSUs, with the same financial terms as the PBRSUs granted to the other NEOs in February 2021, that will vest, if at all, on July 15, 2024, provided that Mr. Beberman remains employed by us on such date. The terms of Mr. Beberman’s 2022 LTIC grant are described in that Current Report on Form 8-K filed with the SEC on February 18, 2022.

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Change in Control—Impact on Outstanding Equity

Under our equity incentive plans, the Compensation & Human Capital Committee, as the plan administrator, may accelerate vesting of stock options and restricted stock or restricted stock units in the event of a change in control. Further, if a participant’s employment or other service is terminated by the Company or other surviving entity without cause or the participant resigns for good reason within 12 months after a change in control, all restrictions on any awards held by the participant will lapse and the awards will be immediately and fully vested. Further, stock options will be exercisable until the earlier of the end of the option term or the end of the one year period following such event.

Executive Deferred Compensation Plan

We maintain an Executive Deferred Compensation Plan, which permits our executive officers and certain other highly compensated associates to defer up to 50% of their base salary and incentive compensation (as defined in the Executive Deferred Compensation Plan) on a pre-tax basis. Deferrals under the Executive Deferred Compensation Plan are unfunded and subject to the claims of our creditors. Each participant in the Executive Deferred Compensation Plan is 100% vested in their account, and account balances accrue interest at a rate established and adjusted periodically by the Compensation & Human Capital Committee. For additional information relating to our NEOs’ participation in the Executive Deferred Compensation Plan, please see the “Fiscal Year 2021 Nonqualified Deferred Compensation” table on page 77.

Bread Financial’s 401(k) and Retirement Savings Plan

Bread Financial’s 401(k) and Retirement Savings Plan is a defined contribution plan that is qualified under Internal Revenue Code (“IRC”) Section 401(k). Eligible associates can participate in Bread Financial’s 401(k) and Retirement Savings Plan immediately upon joining the Company and after 180 days of employment begin receiving Company matching contributions. Bread

Financial’s 401(k) and Retirement Savings Plan covers eligible U.S. associates of the Company and all of its U.S. subsidiaries. The Company matches dollar-for-dollar up to five percent of the associate’s eligible compensation. All Company matching contributions are immediately vested.

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Director and Executive Officer Compensation

Summary Compensation Table

The following tables and accompanying narratives set forth the compensation paid to our NEOs for the fiscal years ended December 31, 2021, 2020 and 2019:

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)(4)(5)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(6)	All Other Compensation ($)(7)	Total ($)

Ralph J. Andretta President and Chief Executive Officer	2021	1,045,385	135,000	7,900,354	–	2,063,040	–	35,459	11,179,238
	2020	913,846	4,547,834	5,313,281	–	1,485,000	–	40,027	12,299,988

Perry S. Beberman EVP and Chief Financial Officer	2021	297,692	600,000	1,304,665	–	1,002,600	–	431	3,205,388

Valerie E. Greer EVP and Chief Commercial Officer	2021	618,462	43,638	2,069,298	–	1,156,362	–	36,913	3,924,673
	2020	309,231	346,000	888,559	–	900,000	–	7,175	2,450,965

Tammy M. McConnaughey EVP, Operations & Credit Risk	2021	541,495	42,180	1,881,141	–	732,820	47,783	41,908	3,287,327
	2020	452,886	60,570	882,592	–	439,430	32,846	46,635	1,914,959

Joseph L. Motes III EVP, Chief Administrative Officer, General Counsel and Secretary	2021	592,308	29,000	2,422,007	–	921,000	–	45,623	4,009,938
	2020	519,231	50,000	834,801	–	500,000	–	49,575	1,953,607
	2019	403,846	500,000	566,635	–	–	–	44,550	1,515,031

Timothy P. King(8) Former EVP and Chief Financial Officer	2021	148,385	–	2,069,298	–	290,025	30,917	693,664	3,232,289
	2020	545,192	–	876,484	–	525,000	26,127	49,597	2,022,400
	2019	443,068	–	1,130,851	–	–	13,956	44,303	1,632,178

(1)

This column includes amounts deferred pursuant to the Executive Deferred Compensation Plan. See “Fiscal Year 2021 Nonqualified Deferred Compensation” table on page 77 for additional information. In 2021, $27,075 of salary was deferred by Ms. McConnaughey; in 2020, $10,904 was deferred by Mr. King and $22,644 was deferred by Ms. McConnaughey; in 2019, $22,153 was deferred by Mr. King.

(2)

Mr. Beberman’s amount represents a make-whole award included in his offer letter to join the Company, of which $300,000 was paid in July 2021 and $300,000 was paid in December 2021. The other 2021 amounts in this column represent discretionary payments to executive officers in recognition of their efforts, as approved by the Compensation & Human Capital Committee, and with regard to the CEO, by the Board of Directors. See “Compensation Discussion and Analysis–Compensation Programs–Annual Incentive Compensation (AIC)–Discretionary Adjustments.”

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(3)

Amounts in this column reflect the dollar amount, without any reduction for risk of forfeiture, of the estimate of the aggregate compensation cost to be recognized over the service period as of the grant date under ASC 718, which for 2021 represents the closing market price of our common stock of $87.11 per share on the grant date of February 16, 2021 and for Mr. Beberman’s awards, the closing market price of our common stock of $100.91 per share on the grant date of July 15, 2021. These amounts may not correspond to the actual value that will be realized by the NEOs. To see the value of awards made to the NEOs in 2021, see the Fiscal Year 2021 Grants of Plan Based Awards table on page 72. Awards included in the Stock Awards and Option Awards columns were granted pursuant to the 2020 Omnibus Incentive Plan. Additional details are included on page 57 under the caption “Long-Term Equity Incentive Compensation.”

(4)

This column reflects the amounts paid to each NEO in February 2022, 2021 and 2020 representing amounts earned for 2021, 2020 and 2019 performance. For the 2021 performance year, these amounts are the actual amounts earned under the awards described in the Fiscal Year 2021 Grants of Plan-Based Awards table on page 72. These payout amounts were computed in accordance with pre-determined formulas for the calculation of performance-based AIC under applicable balanced scorecards and weightings, all as set forth under “Compensation Discussion and Analysis–Compensation Programs–Annual Incentive Compensation (AIC)” beginning on page 50.

(5)

This column includes amounts deferred pursuant to the Executive Deferred Compensation Plan, which amounts are not paid or deferred until February of the following year. In 2021, $75,000 was deferred by Ms. McConnaughey, and $105,000 was deferred by Mr. King from non-equity incentive compensation earned in 2020.

(6)

Amounts in this column consist entirely of above-market earnings on compensation deferred pursuant to the Executive Deferred Compensation Plan. Above-market earnings represent the difference between market interest rates determined pursuant to SEC rules and the 9.0% annual interest rate credited by the Company on account balances during 2021.

(7)

See the Fiscal Year 2021 All Other Compensation table on page 71 for further information regarding amounts included in this column. For Mr. King, amounts in this column include payments made pursuant to Mr. King’s severance agreement in connection with his resignation. See “–Potential Payments upon Termination or Change in Control.”

(8)	Mr. King served as our Executive Vice President and Chief Financial Officer through April 13, 2021, at which time his resignation became effective.

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Fiscal Year 2021 All Other Compensation

Name	Registrant Contributions to 401(k) or Other Retirement Savings Plans ($)	Registrant Contributions to Deferred Compensation Plans ($)	Life Insurance Premiums ($)	Medical and Dental Insurance Premiums ($)	Disability Insurance Premiums ($)	Other(1) ($)	Perquisites and Personal Benefits ($)

Ralph J. Andretta	–	–	53	18,193	981	16,232	–

Perry S. Beberman	–	–	22		409	–	–

Valerie E. Greer	14,500	–	53	15,754	981	5,625	–

Tammy M. McConnaughey	14,500	–	53	18,193	981	8,181	–

Joseph L. Motes III	14,500	–	53	18,193	981	4,060	7,836	(2)

Timothy P. King(3)	14,500	–	18	7,376	327	671,443	–

(1)

With the exception of Mr. King, the amounts listed represent cash paid for dividend equivalent rights on restricted stock units that vested in 2021. Mr. King’s amount listed represents $7,615 paid for dividend equivalent rights on restricted stock units, $23,366 paid in lieu of one month of paid time off, and $640,462 payable pursuant to his separation agreement.

(2)	This amount represents $7,836 in supplemental life insurance premiums.

(3)	Mr. King served as our Executive Vice President and Chief Financial Officer through April 13, 2021, at which time his resignation became effective.

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Fiscal Year 2021 Grants of Plan-Based Awards

The following table provides information about equity and non-equity awards granted to our NEOs in 2021, including performance-based non-equity incentive compensation awards and restricted stock unit awards. For a discussion of the material terms of these awards, see “Compensation Discussion and Analysis – Compensation Programs” beginning on page 48.

			Estimated Future Payouts Under Non- Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)				All Other Stock Awards: Number of Shares of Stock or Units (#)(2)		All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Full Grant Date Fair Value of Equity Awards Granted in 2021 ($)(2)
Name	Award Type	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)		Maximum (#)

Ralph J. Andretta	Performance- Based AIC		–	1,680,000	–

	PBRSUs(3)	2/16/2021				11,843	39,476		67,109					2,962,611

	TBRSUs (4)	2/16/2021								26,319				1,975,132

	Gap RSUs(5)	2/16/2021								39,476				2,962,611

Perry S. Beberman	Performance- Based AIC		–	900,000	–

	PBRSUs(6)	7/15/2021				1,087	3,623	(6)	6,159					314,940

	TBRSUs(7)	7/15/2021								11,385	(7)			989,725

Valerie E. Greer	Performance- Based AIC		–	930,000	–

	PBRSUs(3)	2/16/2021				3,102	10,340		17,578					775,976

	TBRSUs (4)	2/16/2021								6,894				517,346

	Gap RSUs (5)	2/16/2021								10,340				775,976

Tammy M. McConnaughey	Performance- Based AIC		–	550,000	–

	PBRSUs(3)	2/16/2021				2,820	9,400		15,980					705,417

	TBRSUs (4)	2/16/2021								6,267				470,307

	Gap RSUs(5)	2/16/2021								9,400				705,417

Joseph L. Motes III	Performance- Based AIC		–	750,000	–

	PBRSUs(3)	2/16/2021				3,102	10,340		17,578					775,976

	TBRSUs (4)	2/16/2021								6,894				517,346

	Gap RSUs (5)	2/16/2021								15,040				1,128,684

Timothy P. King(8)	Performance- Based AIC		–	675,000	–

	PBRSUs	2/16/2021				2,672	8,908		15,144					775,976

	TBRSUs	2/16/2021								5,939				517,346

	Gap RSUs	2/16/2021								8,908				775,976

(1)

Actual payout amounts of these performance-based AIC awards have already been determined and were paid in February 2022, and are included in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table on page 69.

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(2)

As discussed in further detail in “Compensation Discussion and Analysis—Treatment of Outstanding RSUs Upon LoyaltyOne Spinoff,” the numbers of RSUs shown in this table reflect anti-dilution adjustments made in connection with the spinoff of Loyalty Ventures Inc. by the Company. Full grant date fair value of equity awards granted in 2021 is computed in accordance with ASC 718 and reflects the total amount of the award to be spread over the applicable vesting period. The amount recognized for financial reporting purposes under ASC 718 of the target awards granted is included in the Stock Awards and Option Awards columns of the Summary Compensation Table on page 69.

(3)

These share amounts represent the potential payouts for the PBRSUs granted as part of our 2021-2023 LTIC Awards. These PBRSUs will cliff-vest in February 2024 to the extent earned and subject to continued employment. The share amounts in the “Threshold” column represent the minimum payout assuming the application of a negative 20% rTSR modifier to minimum threshold performance for each fiscal year. The share amounts in the “Maximum” column represent the maximum payout assuming the application of a positive 20% rTSR modifier to maximum performance for each fiscal year. If threshold performance is not achieved in one or more fiscal years, the potential payout could be as low as 0%.

(4)

These amounts reflect TBRSUs granted as part of our 2021-2023 LTIC Awards. Of these TBRSUs, 33% vested on 2/16/22, 33% will vest on 2/16/23, and the remaining 34% will vest on 2/16/24, subject to continued employment by the applicable NEO on such dates.

(5)

These amounts reflect one-time Gap RSU grants made in 2021 to facilitate the transition from the Company’s prior LTIC structure to the Company’s current LTIC structure, including 3-year cliff-vesting PBRSUs. The Gap RSUs are time-based RSUs, 33% of which vested on 2/16/22, 33% of which will vest on 2/16/23, and the remaining 34% will vest on 2/16/24, subject to continued employment by the applicable NEO on such dates.

(6)

These amounts reflect PBRSUs awarded to Mr. Beberman when he joined the Company in July 2021. These PBRSUs will cliff-vest in July 2024 to the extent earned and subject to continued employment. The terms of these PBRSUs are otherwise consistent with the PBRSUs granted to our other NEOs in 2021; see footnote (3) above.

(7)

These amounts reflect TBRSUs awarded to Mr. Beberman when he joined the Company in July 2021. Of these TBRSUs, 33% will vest on 7/15/22, 33% will vest on 7/17/23 and the remaining 34% will vest on 7/15/24, subject to Mr. Beberman’s continued employment on such dates.

(8)

Mr. King served as our Executive Vice President and Chief Financial Officer through April 13, 2021, at which time his resignation became effective and all of his unvested outstanding equity awards were forfeited, including the PBRSUs, TBRSUs and Gap RSUs reflected in this table.

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Fiscal Year 2021 Outstanding Equity Awards at Fiscal Year-End

The following table provides information on the holdings of restricted stock units by our NEOs. This table includes unvested restricted stock units. Each equity award is shown separately for each NEO, with the corresponding vesting schedule for each award in the footnotes following this table.

	Stock Awards(1)

Name	Number Of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)

Ralph J. Andretta	84,728	(3)	5,640,343

	3,186	(4)	212,092

	14,336	(5)	954,348

				14,263	(6)	949,488

				39,476	(7)	2,627,917

Perry S. Beberman	11,385	(8)	757,899

				3,623	(9)	241,183

Valerie E. Greer	33,018	(10)	2,198,008

				10,340	(11)	688,334

Tammy M. McConnaughey	17,505	(12)	1,165,308

				9,400	(13)	625,758

Joseph L. Motes III	23,653	(14)	1,574,580

	715	(15)	47,598

				4,804	(16)	319,802

				10,340	(17)	688,334

Timothy P. King(18)	–		–	–		–

(1)

As discussed in further detail in “Compensation Discussion and Analysis—Treatment of Outstanding RSUs Upon LoyaltyOne Spinoff,” the numbers of RSUs shown in this table reflect anti-dilution adjustments made in connection with the spinoff of Loyalty Ventures Inc. by the Company.

(2)

Market values of the RSU awards shown in this table are based on the closing market price of our common stock as of December 31, 2021, which was $66.57, and assumes the satisfaction of the applicable vesting conditions.

(3)

Of these TBRSUs, 21,712 units vested on 2/16/22, 13,804 units vested on 2/18/22, 21,712 units are scheduled to vest on 2/16/23, 5,129 units are scheduled to vest on 2/18/23 and 22,371 units are scheduled to vest on 2/16/24.

(4)

PBRSUs subject to additional time-based restrictions. On 2/18/22, based on having met a strategic and operational objectives performance metric for 2020, 1,570 units vested; 1,616 units are scheduled to vest on 2/18/23.

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(5)

PBRSUs subject to additional time-based restrictions. On 2/18/22, based on having met a strategic and operational objectives performance metric for 2020, 7,061 units vested; 7,275 units are scheduled to vest on 2/18/23.

(6)

The target award was for 14,263 PBRSUs, which were subject to adjustment up or down based on rTSR performance for fiscal years 2020-2021 at the time of vesting. On 2/18/22, these 14,263 PBRSUs granted on 2/18/20 were forfeited due to failure to meet the threshold rTSR performance metric for fiscal years 2020-2021.

(7)

3-year cliff-vesting PBRSUs, which are subject to adjustment up or down based on predetermined performance measures at the time of vesting. To the extent earned, and following any such adjustment, these PBRSUs will vest on 2/16/24.

(8)	Of these TBRSUs, 3,757 units are scheduled to vest on 7/15/22, 3,758 units are scheduled to vest on 7/15/23 and on 3,870 units are scheduled to vest on 7/15/24.

(9)

3-year cliff-vesting PBRSUs, which are subject to adjustment up or down based on predetermined performance measures at the time of vesting. To the extent earned, and following any such adjustment, these PBRSUs will vest on 7/15/24.

(10)

Of these TBRSUs, 5,686 units vested on 2/16/22, 7,775 units are scheduled to vest on 7/15/22, 5,689 units are scheduled to vest on 2/16/23, 8,009 units are scheduled to vest on 7/15/23 and 5,859 units are scheduled to vest on 2/16/24.

(11)

3-year cliff-vesting PBRSUs, which are subject to adjustment up or down based on predetermined performance measures at the time of vesting. To the extent earned, and following any such adjustment, these PBRSUs will vest on 2/16/24.

(12)

Of these TBRSUs, 471 units vested on 2/15/22, 5,170 units vested on 2/16/22 and 674 units vested on 2/18/22; 5,171 units are scheduled to vest on 2/16/23, 693 units are scheduled to vest on 2/18/23 and 5,326 units are scheduled to vest on 2/16/24.

(13)

3-year cliff-vesting PBRSUs, which are subject to adjustment up or down based on predetermined performance measures at the time of vesting. To the extent earned, and following any such adjustment, these PBRSUs will vest on 2/16/24.

(14)

Of these TBRSUs, 288 units vested on 2/15/22, 7,237 units vested on 2/16/22 and 705 units vested on 2/18/22; 7,240 units are scheduled to vest on 2/16/23, 726 units are scheduled to vest on 2/18/23 and 7,457 units are scheduled to vest on 2/16/24.

(15)

PBRSUs subject to additional time-based restrictions. On 2/18/22, based on having met a strategic and operational objectives performance metric for 2020, 352 units vested; 363 units are scheduled to vest on 2/18/23.

(16)

The target award was for 4,084 PBRSUs, which were subject to adjustment up or down based on rTSR performance for fiscal years 2020-2021 at the time of vesting. On 2/18/22, the 4,084 PBRSUs granted on 2/18/20 were forfeited due to failure to meet the threshold rTSR performance metric for fiscal years 2020-2021.

(17)

3-year cliff-vesting PBRSUs, which are subject to adjustment up or down based on predetermined performance measures at the time of vesting. To the extent earned, and following any such adjustment, these PBRSUs will vest on 2/16/24.

(18)

Mr. King served as our executive vice president and Chief Financial Officer through April 13, 2021, at which time his resignation became effective and all of his unvested outstanding equity awards were forfeited.

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Fiscal Year 2021 Option Exercises and Stock Vested

The following table provides information on stock option exercises and restricted stock units vested during 2021:

	Stock Awards

Name	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)

Ralph J. Andretta	19,324	(1)	1,635,777

Perry S. Beberman	–		–

Valerie E. Greer	6,697	(2)	677,134

Tammy M. McConnaughey	2,047	(3)	175,715

Joseph L. Motes III	1,559	(4)	133,048

Timothy P. King(5)	2,121	(6)	181,742

(1)	Of the 19,324 shares acquired by Mr. Andretta on vesting, 8,766 shares were withheld to pay withholding taxes.

(2)	Of the 6,697 shares acquired by Ms. Greer on vesting, 2,693 shares were withheld to pay withholding taxes.

(3)	Of the 2,047 shares acquired by Ms. McConnaughey on vesting, 649 shares were withheld to pay withholding taxes.

(4)	Of the 1,559 shares acquired by Mr. Motes on vesting, 382 shares were withheld to pay withholding taxes.

(5)	Mr. King served as our executive vice president and Chief Financial Officer through April 13, 2021, at which time his resignation became effective.

(6)	Of the 2,121 shares acquired by Mr. King on vesting prior to his resignation, 647 shares were withheld to pay withholding taxes.

All values in this table reflect gross amounts before payment of any applicable withholding tax and broker commissions. The value realized on vesting is calculated by multiplying the number of shares vested by the average of the high and low prices of our common stock on the NYSE during the trading hours on the date of vesting. The vestings reflected in this table occurred prior to the spinoff of Loyalty Ventures Inc. by the Company, and thus these numbers do not reflect any anti-dilution adjustments made in connection with the spinoff.

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Fiscal Year 2021 Nonqualified Deferred Compensation

The table below provides information on the nonqualified deferred compensation of our NEOs in 2021, including contributions by each NEO and by the Company and earnings on contributions credited during 2021:

Name	Executive Contributions in Last Fiscal Year ($)(1)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)(2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)

Ralph J. Andretta	–	–	–	–	–

Perry S. Beberman	–	–	–	–	–

Valerie E. Greer	–	–	–	–	–

Tammy M. McConnaughey	102,075	–	58,248	–	729,672

Joseph L. Motes III	–	–	–	–	–

Timothy P. King(3)	105,000	–	37,515	590,073	–

(1)

In 2021, the following amount was deferred from salary: $27,075 by Ms. McConnaughey. In 2021, the following amounts were deferred from 2021 Incentive Compensation for 2020 Performance: $105,000 by Mr. King and $75,000 by Ms. McConnaughey

(2)

The amounts in this column include all interest accrued on contributions under the Executive Deferred Compensation Plan. The above-market portion of such earnings, as defined by the SEC, is included in the Change in Pension Value and Nonqualified Deferred Compensation Earnings column of the Summary Compensation Table on page 69.

(3)	Mr. King served as our Executive Vice President and Chief Financial Officer through April 13, 2021, at which time his resignation became effective.

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Potential Payments upon Termination or Change in Control

The information below shows estimated payouts to our NEOs in the event of a termination of employment following a change in control, assuming such termination occurred as of December 31, 2021. In accordance with rules prescribed by the SEC, the amounts included with respect to equity awards have been calculated using the closing price of our common stock on December 31, 2021, which was $66.57. A change in control, however, did not occur on December 31, 2021 and our NEOs were not terminated on that date.

While the information below provides an estimate of the payments that may be made to NEOs, actual payments upon termination can only be determined at the time of such NEO’s actual termination. The information below includes only those benefits, if any, that are enhanced or increased as a result of the event of termination and do not include benefits that the NEO is entitled to receive regardless of the termination, including (1) any base salary earned but not yet paid; (2) amounts contributed to or accrued and earned under broad-based employee benefit plans or deferred compensation plans; and (3) basic continuation of medical, dental, life and disability benefits.

Except with respect to Mr. King (discussed below), we do not have any employment, severance or other change in control agreements with continuing benefits with any of our NEOs.

Pursuant to our long-term equity grant agreements, in the event of a change in control, if the Compensation & Human Capital Committee fails to exercise its discretion to accelerate the award or fails to provide for the award’s assumption, substitution or other continuation, or in any event, if the executive is terminated within 12 months after a change in control, such awards would automatically vest, resulting in a payout of $10,384,188, $999,083, $2,630,314, $2,886,342 and $1,791,066, respectively, to each of Messrs. Andretta, Beberman and Motes and Mses. Greer and McConnaughey assuming target payouts of 100% and that such event occurred on December 31, 2021.

All unvested shares of restricted stock or restricted stock units granted to such NEO will be forfeited upon termination of employment for any reason other than where such NEO’s employment or other service is terminated by the Company or other surviving entity without cause or the NEO resigns for good reason within 12 months after a change in control, in which case all restrictions on any awards held by such NEO will lapse and the awards will be immediately and fully vested. Notwithstanding the foregoing, the Compensation & Human Capital Committee may exercise its discretion to accelerate the vesting of any restricted stock units granted to the NEO upon that NEO’s termination of employment for any reason other than for cause, subject to any restrictions in the 2020 Omnibus Incentive Plan and 2015 Omnibus Incentive Plan under which such restricted stock units were granted.

Severance Agreement with Mr. King

Timothy P. King resigned as our Executive Vice President and Chief Financial Officer effective April 13, 2021. Pursuant to the severance agreement we entered into with Mr. King in connection with his resignation, Mr. King is entitled to severance pay in the aggregate amount of $810,000, which is equal to 78 weeks of his base salary, payable in bi-weekly installment payments (of which $390,462 was paid in fiscal year 2021). Further, Mr. King was eligible to receive a 2021 AIC payment equal to the prorated AIC amount that he would have received in 2022 (had he remained employed with us) based on actual 2021 performance, which amount ($290,025) was paid by the Company in February 2022. See “Compensation Discussion and Analysis–Compensation Programs–Annual Incentive Compensation (AIC)” beginning on page 50. Mr. King was also entitled to receive $250,000 plus the value of one month of PTO ($23,366) within 30 days of May 11, 2021, which amounts were paid. All of Mr. King’s unvested equity awards outstanding as of the date of his resignation were forfeited in accordance with their terms.

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Equity Compensation Plan Information – Outstanding Grants and Securities Available for Future Issuance

As of December 31, 2021, as a result of grants made under all of our equity plans, there were outstanding 648,952 unvested TBRSUs, 18,237 unvested PBRSUs subject only to remaining time-based restrictions (of which 8,983 vested in February 2022), 19,067 unvested PBRSUs that were subject to an rTSR performance metric (which was not achieved and these PBRSUs were subsequently forfeited in February 2022) and 73,179 PBRSUs subject to an ROE performance metric. The following table provides information as of December 31, 2021 with respect to shares of our common stock that were issued under prior plans that have since expired and are still outstanding and shares of our common stock that may be issued under the 2020 Omnibus Incentive Plan or the 2015 Employee Stock Purchase Plan:

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights		Weighted Average Exercise Price of Outstanding Options, Warrants and Rights		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in the First Column)

Equity compensation plans approved by security holders	759,435	(1)	$	N/A	2,630,453	(2)

Equity compensation plans not approved by security holders	None			N/A	None

Total	759,435		$	N/A	2,630,453

(1)

Includes 19,067 PBRSUs that were outstanding as of December 31, 2021 but have subsequently been forfeited as a result of the company not meeting the respective performance-based or market-based metrics.

(2)	Includes 869,502 shares available for future issuance under 2015 Employee Stock Purchase Plan.

Following certain significant corporate events, unusual and non-recurring corporate events or changes in applicable laws, regulations or accounting principles, the Compensation & Human Capital Committee has the authority, subject to certain restrictions set forth in the respective plan documents, under each of the 2020 Omnibus Incentive Plan, 2015 Omnibus Incentive Plan and 2010 Omnibus Incentive Plan to waive performance conditions relating to an award and to make adjustments to any award that the committee feels are appropriate. Further, the committee may reduce payout amounts under performance-based awards if, in the discretion of the committee, such a reduction is appropriate. The Compensation & Human Capital Committee may not, however, increase the payout amount for any such performance-based award. In addition, these plans do not permit stock options to be “repriced” at a lower exercise price, or otherwise modified or amended in such a manner that would constitute a “repricing.”

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Director Compensation

The Compensation & Human Capital Committee annually reviews and approves the form and amount of Board compensation for non-employee directors. Members of our Board of Directors who are also officers or associates of our Company, currently only Mr. Andretta, do not receive compensation for their services as a director. The committee considers the comprehensive market data collected and analyzed by Meridian as a benchmark for competitive pay. Meridian utilized the same peer group as was used to evaluate executive compensation. In considering and determining director compensation, the committee reviews each element of director compensation. All directors are reimbursed for reasonable out-of-pocket expenses incurred while serving on the Board and any Board committee. Non-employee director compensation typically includes an annual cash retainer, special cash meeting fees, if any, and annual equity awards consisting of restricted stock units. The annual equity awards are paid at the beginning of the director’s service year and, beginning in the 2021-2022 service term, the cash retainers are paid quarterly in advance, in July, October, January and April of each year, with any special cash meeting fees paid in the quarter following the quarter in which the meeting fees were incurred. Prior to the 2021-2022 service term, cash retainers were paid annually in advance and per-meeting fees were paid for all meetings. However, in May 2021, the Compensation & Human Capital Committee approved the following changes to director compensation (1) cash retainers were changed from being paid annually to being paid quarterly in advance, (2) per-meeting fees were removed except in periods of unusually high meeting activity beyond specified thresholds, and (3) in conjunction with the removal of per-meeting fees, cash retainers were increased. No other changes were made to director compensation for the 2021-2022 service term.

Cash Retainers and Meeting Fees. For the 2021-2022 service term, which began in May 2021 and ends in May 2022, director compensation consists of the following elements:

Board Fees (1)

Cash Retainer	95,000

Board Chair Supplemental	150,000

Committee Fees(1)

Audit Committee Chair Supplemental	40,000

Audit Committee Member	20,000

Compensation & Human Capital Committee Chair Supplemental	30,000

Compensation & Human Capital Committee Member	10,000

Nominating & Corporate Governance Committee Chair Supplemental	30,000

Nominating & Corporate Governance Committee Member	10,000

Risk Committee Chair Supplemental	30,000

Risk Committee Member	6,000

Special Meeting Fees(2)

Board of Directors	1,500

Committee Meeting Chair Supplemental	1,500

Committee Meeting Members	1,000

(1)	Paid in quarterly installments in advance.

(2)	Special meeting fees are only paid in periods of unusually high meeting activity beyond specified thresholds; no special fees were triggered in 2021.

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Annual Equity Award. For the 2021-2022 service term of the Board of Directors, non-employee directors received an annual equity award of $140,000 in the form of TBRSUs, which will vest on the earlier of (1) June 15, 2031 or (2) termination of the director’s service on our Board of Directors, but in any case no earlier than June 15, 2022. In addition to our stock ownership guidelines for our directors and executive officers, we have also built stock ownership restrictions into the grants of equity made to the non-employee directors since 2008, with each grant of restricted stock units containing restrictions that lapse on the earlier of 10 years from the date of grant or termination of the director’s service on our Board of Directors. For additional information on our stock ownership guidelines, see “Director Stock Ownership Guidelines” on page 82.

The following table provides information concerning the compensation of our non-employee directors for the fiscal year ended December 31, 2021.

Name(1)	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)

Roger H. Ballou(2)	169,500	137,942	–	–	33,463	–	340,905

John C. Gerspach, Jr.(3)	–	288,140	–	–	–	–	288,140

Karin J. Kimbrough(4)	55,500	137,942	–	–	–	–	193,442

Rajesh Natarajan(5)	11,000	230,643	–	–	–	–	241,643

Timothy J. Theriault(6)	151,000	137,942	–	–	–	–	288,942

Laurie A. Tucker(7)	49,000	202,373	–	–	–	–	251,373

Sharen J. Turney(8)	102,000	137,942	–	–	1,211	–	241,153

(1)

Ralph J. Andretta is not included in this table because he is an executive officer and thus receives no compensation for his service as a director. The compensation received by Mr. Andretta as an executive officer of the Company is shown in the Summary Compensation Table on page 69.

(2)	Mr. Ballou elected to defer $42,625 of his cash fees pursuant to our Non-Employee Director Deferred Compensation Plan. As of December 31, 2021, Mr. Ballou held 11,507 restricted stock units.

(3)

As of December 31, 2021, Mr. Gerspach held 9,127 restricted stock units. Mr. Gerspach elected to receive 100% of his meeting fees paid in 2021 for the 2020-2021 service term as well as 100% of his cash retainers for the 2021-2022 service term in the form of equity in lieu of cash with standard vesting restrictions.

(4)	Ms. Kimbrough was first elected to our Board of Directors on May 27, 2021. As of December 31, 2021, Ms. Kimbrough held 1,408 restricted stock units.

(5)

As of December 31, 2021, Mr. Natarajan held 5,947 restricted stock units. Mr. Natarajan elected to receive 100% of his cash retainers for the 2021-2022 service term in the form of equity in lieu of cash with standard vesting restrictions.

(6)

Mr. Theriault’s cash fees include $30,000 in director fees paid to Mr. Theriault in 2021 for his service on the Board of Directors of one of our subsidiary banks, Comenity Capital Bank. As of December 31, 2021, Mr. Theriault held 7,889 restricted stock units.

(7)

As of December 31, 2021, Ms. Tucker held 12,907 restricted stock units. Ms. Tucker elected to receive 50% of her meeting fees paid in 2021 for the 2020-2021 service term as well as 50% of her cash retainers for the 2021-2022 service term in the form of equity in lieu of cash with standard vesting restrictions.

(8)	Ms. Turney elected to defer $43,000 of her cash fees pursuant to our Non-Employee Director Deferred Compensation Plan. As of December 31, 2021, Ms. Turney held 5,954 restricted stock units.

As discussed in further detail in “Compensation Discussion and Analysis—Treatment of Outstanding RSUs Upon LoyaltyOne Spinoff,” the number of restricted stock units held by our non-employee directors as of December 31, 2021 includes additional restricted stock units resulting from the anti-dilution adjustment made to outstanding unvested equity awards in connection with the spinoff of our LoyaltyOne segment by the Company.

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The amounts reported in the Stock Awards columns in the table above reflect the dollar amount, without any reduction for risk of forfeiture, of the estimate of the aggregate compensation cost to be recognized over the service period as of the grant date under ASC 718, which represents the closing market price of our common stock of (1) $113.72 per share on the grant date of June 15, 2021; (2) $96.99 per share on the grant date of September 15, 2021; and (3) $68.94 per share on the grant date of December 15, 2021 for awards granted to non-employee directors. Awards granted in 2021 and included in the Stock Awards column were granted pursuant to the 2020 Omnibus Incentive Plan.

Director Stock Ownership Guidelines. Our stock ownership guidelines require our directors to maintain an investment position in our common stock equal to five times his or her annual retainer (unvested RSUs are included in “investment position”). In addition to our stock ownership guidelines, each grant of restricted stock units to our non-employee directors contains restrictions that lapse on the earlier of 10 years from the date of grant or upon termination of the director’s service on our Board of Directors. Given these restrictive terms, our stock ownership guidelines permit these restricted stock units to be included when calculating the investment position for non-employee directors. As of March 31, 2022, all current non-employee directors have holdings that meet or exceed the guidelines, except for Ms. Turney who will be compliant upon the 2022 annual grant in June, Mr. Natarajan, who joined the Board in 2020 but will be compliant upon the 2022 annual grant in June, and

Ms. Kimbrough, who joined the Board in 2021, in each case assuming re-election at this year’s annual meeting of stockholders.

Non-Employee Director Deferred Compensation Plan. We offer our non-employee directors the option to defer up to 50% of their cash compensation under our Non-Employee Director Deferred Compensation Plan. Any non-employee director is eligible to participate in the Non-Employee Director Deferred Compensation Plan. To be eligible to make contributions, a director must complete and file an enrollment form prior to the beginning of the calendar year in which the director performs the services for which the election is to be effective. Mr. Ballou and Ms. Turney elected to make such a deferral in 2021. Participants in the Non-Employee Director Deferred Compensation Plan are always 100% vested in their contributions and related earnings. The amounts reported in the Change in Pension Value and Nonqualified Deferred Compensation Earnings column are comprised entirely of above-market earnings on compensation deferred pursuant to the Non-Employee Director Deferred Compensation Plan, as described below. Above-market earnings represent the difference between market interest rates determined pursuant to SEC rules and the 9.0% annual interest rate credited by the Company on contributions during 2021. This interest rate may be adjusted periodically by the Compensation & Human Capital Committee, which oversees both the Non-Employee Director Deferred Compensation Plan and the Executive Deferred Compensation Plan.

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CEO Pay Ratio

In determining compensation for executive officers and non-executive associates, we consider many relevant factors, including responsibility, skills, experience, and market data. Similar to our use of a compensation consultant for NEO compensation, we conduct an extensive analysis of market pay based on the responsibilities and necessary skills for each position at the Company. We seek to compensate all associates on a competitive basis and target mid-market compensation rates for all positions in all geographic locations.

Our CEO to “median employee” pay ratio is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K. We identified the median employee by examining the annual total cash compensation based on payroll records for all individuals, excluding our CEO, who were employed by us on November 8, 2021. We chose the measurement date of November 8, 2021 (which differed from our measurement date in the prior year) because November 8, 2021 was the first business day following the completion of the spinoff of our former LoyaltyOne segment. We believe that identifying our median employee after giving effect to the spinoff more accurately reflects our current employee base. We believe the use of annual total cash compensation for all associates is a consistently applied compensation measure because we do not widely distribute annual equity incentive awards to associates. During 2021, only 7% of our approximately 6,000 associates received annual equity incentive awards. Our calculation of annual total cash compensation included base salary or earnings, bonus and commissions. We included all Company associates (excluding the CEO), whether employed on a full-time, part-time, temporary or seasonal basis, and we annualized the compensation for those associates who were not employed for the full year of 2021. No exclusions or exemptions were utilized. We applied a foreign currency to U.S. dollar exchange rate as of the last business day, December 31, 2021, to the compensation elements paid in any foreign currency.

After identifying the median employee based on total cash compensation, we calculated annual total compensation for such associate using the same methodology we use for our NEOs as set forth in the Summary Compensation Table of this proxy statement. The annual total compensation for fiscal year 2021 for our CEO was $11,179,238 and for our median employee was $76,638. The resulting ratio of the compensation for our CEO to the compensation for our median employee in 2021 is approximately 146:1.

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Security Ownership of Certain Beneficial Owners

The following table sets forth certain information regarding the beneficial ownership of our common stock as of March 31, 2022 (or such other date as set forth below): (1) by each director and nominee for director; (2) by each of our NEOs; (3) by all of our current directors and executive officers as a group; and (4) by each person known by us to be the beneficial owner of more than 5% of our outstanding common stock. Except as otherwise indicated, the named beneficial owner has sole voting and investment power with respect to the shares held by such beneficial owner. The shares owned by our directors and NEOs are subject to the terms of the individual’s customary brokerage account agreements.

Name of Beneficial Owner	Shares Beneficially Owned(1)	Percent of Shares Beneficially Owned(1)

Ralph J. Andretta	34,681	*

Roger H. Ballou	10,803	*

Perry S. Beberman	–	*

John C. Gerspach, Jr. (2)	11,000	*

Valerie E. Greer	7,274	*

Karin J. Kimbrough	–	*

Timothy P. King (3)	4,693	*

Tammy M. McConnaughey	19,018	*

Joseph L. Motes III	10,908	*

Rajesh Natarajan	–	*

Timothy J. Theriault	1,500	*

Laurie A. Tucker	4,000	*

Sharen J. Turney	1,725	*

All current directors and executive officers as a group (13 individuals) (4)	100,909	*

BlackRock, Inc.(5) 55 East 52nd Street New York, New York 10055	4,558,511	9.2%

Franklin Mutual Advisers, LLC (6) 101 John F. Kennedy Parkway Short Hills, New Jersey 07078	3,539,483	7.1%

Southpoint Master Fund, L.P. (7) 1114 Avenue of the Americas, 22nd Floor New York, New York 10036	2,651,354	5.3%

The Vanguard Group, Inc. (8) 100 Vanguard Blvd. Malvern, Pennsylvania 19355	4,387,341	8.8%

*	Less than 1%

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(1)

Beneficial ownership is determined in accordance with the SEC’s rules. In computing percentage ownership of each person, restricted stock units that may vest into shares of common stock within 60 days of March 31, 2022, are deemed to be beneficially owned. These shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of each other person. The percentage of shares beneficially owned is based upon 49,774,924 shares of common stock outstanding as of March 31, 2022, which includes 5 shares of our common stock that are treated as outstanding for purposes of calculating our shares outstanding but have not been issued to former Conversant, Inc. stockholders as of March 31, 2022.

(2)	Includes 6,000 shares held by the Gerspach 2020 GST Exempt Trust.

(3)

Includes 2,701 shares held by Mr. King in the BFH Stock Fund portion of Bread Financial’s 401(k) and Retirement Savings Plan. Mr. King served as our executive vice president and Chief Financial Officer through April 13, 2021, at which time his resignation became effective.

(4)

Includes 6,000 shares held by the Gerspach 2020 GST Exempt Trust. Mses. Greer, Kimbrough, McConnaughey, Tucker and Turney, and Messrs. Andretta, Ballou, Beberman, Campbell, Gerspach, Motes, Natarajan and Theriault comprise the 13 individuals.

(5)

Based on a Schedule 13G/A filed with the SEC on February 3, 2022, BlackRock, Inc. beneficially owns 4,558,511 shares of common stock, over which it has sole voting power with respect to 4,361,898 of such shares and sole dispositive power with respect to all of such shares, through its subsidiaries, BlackRock Life Limited, BlackRock Advisors, LLC, Aperio Group, LLC, BlackRock (Netherlands) B.V., BlackRock Institutional Trust Company, National Association, BlackRock Asset Management Ireland Limited, BlackRock Financial Management, Inc., BlackRock Asset Management Schweiz AG, Blackrock Investment Management, LLC, BlackRock Investment Management (UK) Limited, BlackRock Asset Management Canada Limited, BlackRock (Luxembourg) S.A., BlackRock Investment Management (Australia) Limited, BlackRock Advisors (UK) Limited, BlackRock Fund Advisors, and BlackRock Fund Managers Ltd.

(6)

Based on a Schedule 13G/A filed with the SEC on February 1, 2022 with respect to an aggregate of 3,539,483 shares of common stock beneficially owned by one or more open-end investment companies or other managed accounts that are investment management clients of Franklin Mutual Advisers, LLC, an indirect wholly owned subsidiary of Franklin Resources, Inc. of which each of Charles B. Johnson and Rupert H. Johnson, Jr. own in excess of 10% of the outstanding common stock and are the principal stockholders, Franklin Mutual Advisers, LLC has sole voting power with respect to 3,478,739 shares and sole dispositive power with respect to all of such shares.

(7)

Based on a Schedule 13G filed with the SEC on February 7, 2022, Southpoint Master Fund, L.P. may be deemed the direct beneficial owner of 2,651,354 shares of common stock, over which it has shared voting power and shared dispositive power with respect to all of such shares, and such shares may be deemed to be indirectly beneficially owned by (i) Southpoint Capital Advisors LP as the investment manager of Southpoint Master Fund, LP, (ii) Southpoint GP, LP as the general partner of Southpoint Master Fund, LP, (iii) Southpoint GP, LLC as the general partner of Southpoint GP, LP, (iv) Southpoint Capital Advisors LLC as the general partner of Southpoint Capital Advisors LP, and (v) John S. Clark II as the managing member of each of Southpoint GP, LLC and Southpoint Capital Advisors LLC.

(8)

Based on a Schedule 13G/A filed with the SEC on February 9, 2022, The Vanguard Group, Inc. beneficially owns 4,387,341 shares of common stock, over which it has sole dispositive power with respect to 4,315,208 of such shares; shared voting power with respect to 32,329 of such shares; and shared dispositive power with respect to 72,133 of such shares.

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Proposal 2: Advisory Vote on Executive Compensation

Pursuant to Section 14A(a)(1) of the Securities Exchange Act of 1934, as amended, we are asking that our stockholders approve, on an advisory and non-binding basis, the compensation of our NEOs as disclosed in this proxy statement, including the Compensation Discussion and Analysis, compensation tables and narrative discussion related thereto. This advisory vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the relevant philosophy, policies and practices used in determining such compensation.

As described in detail under the heading “Compensation Discussion and Analysis” above, our executive compensation program is structured at competitive levels and is designed to reward executive officers when the Company achieves above industry-average performance, and to significantly reduce rewards for performance below expectations. We maintain compensation plans that tie a substantial portion of our NEOs’ overall target annual compensation to the achievement of pre-established financial and non-financial objectives that support our business strategy, with a mix that balances short- and long-term goals. The Compensation & Human Capital Committee employs multiple performance measures and strives to award an appropriate mix of annual and long-term incentives to avoid overweighting short-term objectives, emphasizing the performance component of our NEO’s short-term cash and long-term equity incentive compensation.

The goals of our executive compensation program are to properly incentivize and reward our executives for performance and to allow us to attract, retain and motivate the highest level of executive talent to guide our business and successfully execute our long-term strategy. We encourage stockholders to read the “Compensation Discussion and Analysis” in this proxy statement, which describes the details of our executive compensation program and the decisions made by the Compensation & Human Capital Committee relating to our NEO’s 2021 compensation.

We are asking our stockholders to approve the following resolution:

“RESOLVED, that the stockholders approve, on an advisory basis, the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the compensation tables and the narrative discussion related thereto.”

This vote is advisory, and therefore not binding on the Company, the Board of Directors or the Compensation & Human Capital Committee. However, both the Board of Directors and the Compensation & Human Capital Committee value the opinion of our stockholders and will consider the outcome of the vote when making future compensation decisions regarding NEOs.

The Board of Directors recommends that stockholders vote FOR the compensation paid to our named executive officers as disclosed in this proxy statement in accordance with the compensation disclosure rules and regulations of the SEC.

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Proposal 3: Approval of the 2022 Omnibus Incentive Plan

The Board of Directors adopted the 2022 Omnibus Incentive Plan, or the “2022 plan,” on March 31, 2022, subject to stockholder approval. We recommend approval of the 2022 plan at this time to replace and supersede our 2020 Omnibus Incentive Plan, or the “2020 plan.”

WHY STOCKHOLDERS SHOULD APPROVE THE 2022 PLAN

The purpose of the 2022 plan is to allow us to continue to attract, retain and reward key talent using equity-based awards. The 2022 plan, as proposed, provides for grants of nonqualified stock options, incentive stock options, stock appreciation rights, restricted stock, restricted stock units, performance share awards, cash incentive awards, deferred stock units, and other stock-based and cash-based awards to selected officers, employees, non-employee directors and consultants performing services for us or our affiliates, but only employees will be eligible to receive incentive stock options. The 2022 plan is an omnibus plan that gives us flexibility to adjust to changing market forces. We believe that the 2022 plan will allow us to maintain competitive market positioning with comparable public companies for total direct compensation, which consists of base salary, target performance-based cash incentive compensation and target long-term equity incentive compensation.

The terms of the 2022 plan are substantially the same as the 2020 plan. If approved by our stockholders, (i) the effective date of the 2022 plan will be July 1, 2022, (ii) awards granted prior to the effective date of the 2022 plan will continue to be governed by the applicable award agreements and prior plan, and (iii) no new awards will be granted under the 2020 plan after the effective date of the 2022 plan. As of March 31, 2022, there were 1,159,634 shares remaining available for issuance under the 2020 plan. Assuming the 2022 plan is approved, no more than 160,000 shares will be issued under the 2020 plan between March 31, 2022 and the effective date of the 2022 plan.

The Board of Directors recommends that stockholders vote FOR the approval of the 2022 Omnibus Incentive Plan.

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Key Plan Features

Below is a description of certain key features of the 2022 plan:

•	dividends and dividend equivalents that accrue on awards under the plan may be paid only to the extent that the underlying award actually vests

•	the plan subjects all awards to a one-year minimum vesting period

•	the plan prohibits liberal share recycling

•	the plan subjects awards to clawback and forfeiture provisions

•	the plan subjects awards to double-trigger vesting in the event of a change in control (i.e., to vest, participant must incur a qualifying termination of employment within 12 months after change in control)
•	the plan does not provide for the payment of tax gross-ups due to the potential imposition of excise taxes payable in connection with a change in control

•	the plan prohibits the granting of discounted stock options and SARs

•	the plan’s share reserve is not subject to an “evergreen” feature

•	the plan prohibits repricing and cash buyouts of underwater stock options or SARs without stockholder approval

•	the plan will be administered by the Company’s independent Compensation & Human Capital Committee.

Our 2020 Plan May Have Insufficient Shares Available for Grant

As of March 31, 2022, 1,159,634 shares of our common stock remained available for grant under our 2020 plan. Although the number of shares required for our annual grants and other grants varies based on a number of factors, including our share price at the time of the grant and the size of individual grants awarded by our Compensation & Human Capital Committee, we believe that we may not have sufficient shares available under the 2020 plan for our annual grants and other grants in 2022 and in the first quarter of 2023 (prior to our 2023 Annual Meeting of Stockholders). We believe that making additional shares of our common stock available for grant in 2022 and in future years under the 2022 plan is necessary to provide incentive opportunities to our officers, directors and employees and align their interests with the interests of our stockholders.

We Have a History of Prudent Use of Shares

In determining to adopt the 2022 plan, we considered the following:

Share Reserve

The Board has approved the reservation of 3,075,000 shares under the 2022 plan. No new grants will be made under the 2020 plan between March 31, 2022 and the effective date of the 2022 plan (July 1, 2022), other than awards with respect to a maximum of

160,000 shares referenced above. Further, if the 2022 plan is approved by our stockholders, no new grants will be made under the 2020 plan after the effective date of the 2022 plan (July 1, 2022).

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Burn Rate

The following table provides data on our annual share usage for the last three full fiscal years under our prior applicable omnibus incentive plan:

Fiscal Year	Employee Full Value Awards	Director Awards	Total Awards Granted	Shares Outstanding	Annual Equity Burn Rate (1)

2019	330,049	10,409	340,458	47,560,590	0.72%

2020	437,182	21,289	458,471	49,652,508	0.92%

2021	558,533	13,457	571,990	49,819,702	1.15%

Average Three-Year Burn Rate					0.93%

(1)	Annual Equity burn rate is calculated by dividing the number of shares subject to equity awards granted during the year by the number of shares outstanding at the end of the applicable year.

Expected Duration of the 2022 Plan

If approved by our stockholders, the 2022 plan will become effective on July 1, 2022. Although the 2022 plan will have a term of ten years from the effective date, we anticipate that based on our current grant practices the proposed share reserve under the 2022 plan will be sufficient to meet our needs for at least three to five years. The actual duration of the 2022 plan’s share reserve will depend on many factors, including future grant date stock prices, award sizes and other changes in our grant practices that may occur.

Dilution

In calendar years 2019, 2020 and 2021, the end-of-year overhang rate (calculated by dividing (1) the sum of the number of shares issuable pursuant to equity awards outstanding at the end of the calendar year plus shares remaining available for issuance for future awards at the end of the calendar year by (2) the sum of the number of shares outstanding at the end of the calendar year plus the sum of (1) above) was 8.4%,

5.5% and 4.8%, respectively. Upon adoption of the 2022 plan, the Company expects its overhang (calculated on a fully diluted basis) to be approximately 7.8%.

In light of the factors described above, the Board of Directors has determined that the size of the share reserve under the 2022 plan is reasonable and appropriate at this time.

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Summary of Terms of 2022 plan

The following is a summary of the important terms of the 2022 plan. The full text of the 2022 plan is attached to this proxy statement as Appendix A. Please refer to Appendix A for a more complete description of the terms of the 2022 plan.

Eligibility

Any officers, employees, directors or consultants performing services for us or our affiliates who are selected by our Compensation & Human Capital Committee may participate in the 2022 plan, but only employees will be eligible to receive incentive stock options.

Administration

The plan will be administered by the Compensation & Human Capital Committee, which will have full and final authority to select persons to receive awards, establish the terms of awards, and administer and interpret the 2022 plan in its sole discretion unless authority is specifically reserved to the Board of Directors under the 2022 plan, our certificate of incorporation or bylaws, or applicable law. Any action of the Compensation & Human Capital Committee with respect to the 2022 plan will be final, conclusive and binding on all persons. The committee may delegate certain responsibilities to our officers or managers. The Board of Directors may delegate authority to one or more of our officers to do one or both of the following: (1) designate the officers, employees and consultants who will be granted awards under the 2022 plan, other than Section 16 officers; and (2) determine the number of shares subject to specific awards to be granted to such officers, employees and consultants.

Effective Date, Plan Termination

The 2022 plan will become effective as of July 1, 2022, subject to stockholder approval. The 2022 plan will terminate on the tenth anniversary of the effective date and no award under the 2022 plan may be granted thereafter.

Stock Subject to the Plan

The aggregate maximum number of shares of our common stock that may be subject to awards under the 2022 plan is 3,075,000. Under the 2022 plan, during any calendar year no participant who is an independent member of the Company’s Board of Directors may be granted awards, together with any cash fees paid to such director, that exceed a total value of $1,000,000 (calculating the value of any Awards based on the grant date fair value for financial reporting purposes). Unissued shares of stock allocable to an expired, canceled, forfeited or otherwise terminated portion of an award may again be the subject of awards granted under the 2022 plan. However, any shares of stock withheld for payment of the exercise price or withholding of taxes will not be available again for grant under the 2022 plan. Any award that by the terms of either the 2022 plan or the award agreement is to be settled in cash or property other than shares of stock will not reduce or otherwise count against the number of shares of stock available for awards under the 2022 plan.

Options

Under the 2022 plan, we may grant incentive stock options and nonqualified stock options. The Compensation & Human Capital Committee may grant incentive stock options under the 2022 plan to any person employed by us or by any of our affiliates, and may grant nonqualified stock options to any officer, employee, non-employee director or consultant performing services for us or any of our affiliates. The committee will determine the per share exercise price of all options, which will not be less than the fair market value of a share of common stock on the option date of grant. However, the exercise price for incentive stock options to an employee who owns

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more than 10% of our common stock will not be less than 110% of the fair market value of the common stock on the option grant date. An option may be performance-based if vesting is subject to the attainment of specified performance goals established by the committee. The committee will specify when each option may be exercised, with a minimum vesting period of one year. Options granted under the 2022 plan will generally terminate on the tenth anniversary of the date of grant, or five years in the case of an incentive option granted to an employee who owns more than 10% of our common stock. A participant may pay the purchase price of stock acquired by exercise of an option (1) through a “cashless exercise” procedure that is acceptable to the committee and does not violate the Sarbanes-Oxley Act or any other applicable law, (2) in cash at the time of exercise if permitted by the committee, or (3) subject to applicable law, in any other form of legal consideration that may be acceptable to the committee in its discretion. Upon termination of a participant’s employment or other service with us due to cause, as defined in the 2022 plan, both the vested and unvested portions of any outstanding option held by the participant will immediately be forfeited and will no longer be exercisable.

Stock Appreciation Rights

The 2022 plan authorizes the Compensation & Human Capital Committee to grant stock appreciation rights, also referred to as SARs. A SAR is a contractual right to that allows a participant to receive the appreciation in the fair market value of our common stock over time. The committee will determine the exercise price per SAR, which will not be less than the fair market value of a share of stock on the date of grant. Upon the exercise of SARs, the participant is entitled to receive an amount in shares or cash determined by multiplying (a) the difference between the fair market value per share on the date of exercise and the exercise price by (b) the number of SARs being exercised, minus the number of shares or cash amount withheld for payment of taxes. The committee may limit the number of shares that may be delivered with respect to any SAR award by including such a limit in the agreement evidencing the SAR at the time of grant. The committee will specify when each SAR may be exercised, with a minimum vesting period of one year.

Restricted Stock Awards and Performance Shares

The 2022 plan authorizes the Compensation & Human Capital Committee to grant restricted stock with restrictions that may lapse over time and performance shares with restrictions that may lapse upon the achievement of specified performance goals. Restrictions may lapse separately or in such installments as the committee deems appropriate, but the minimum vesting period over which restrictions may lapse is one year. A participant granted restricted stock or performance shares will have the stockholder rights as are set forth in the award agreement, including, for example, the right to vote the restricted stock or performance shares. Except in cases of death or disability, upon termination of employment or other service, restricted stock and performance shares that are at that time subject to restrictions will be forfeited and become available for grant again by the Company. Any dividends that may be paid on restricted stock or performance shares will be withheld by the Company and subject to the same restrictions and vesting requirements as the related restricted stock or performance shares.

Restricted Stock Units

The Compensation & Human Capital Committee may grant awards of restricted stock units to participants. A restricted stock unit is a right to receive one share of common stock, or its cash value, subject to vesting conditions. Until all restrictions upon restricted stock units awarded to a participant have lapsed, the participant will not be a stockholder of us, nor have any of the rights or privileges of a stockholder of us, including rights to receive dividends and voting rights with respect to the restricted stock units. However, the committee may include dividend equivalent rights under which a participant will be credited with an amount equal to any cash dividends paid by us on our common stock during the restriction period. Any amounts credited to a participant under a dividend equivalent right will be subject to the same terms and restrictions as the participant’s restricted stock units.

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We will establish and maintain a separate account for each participant who receives a grant of restricted stock units, and such account will be credited for the number of restricted stock units granted to such participant and dividend equivalents, if any. Restricted stock units awarded under the 2022 plan may vest at such time or times and on such terms and conditions as the committee may determine, with a minimum vesting period of one year. The agreement evidencing an award of restricted stock units will set forth any such terms and conditions. As soon as practicable after each vesting date of an award of restricted stock units but in any event no later than the 15th day of the third calendar month following the month in which the vesting date occurs, payment will be made in cash or in stock, as specified in the award agreement and based upon the fair market value of our common stock on the day all restrictions lapse.

Performance Awards and Cash Incentive Awards

The Compensation & Human Capital Committee may grant performance shares or cash incentive awards representing the right to receive a number of shares of common stock or a maximum monetary amount based upon the achievement of performance conditions. The performance objectives for such awards will consist of one or more business criteria or other performance measures, and a targeted level or levels of performance with respect to such criteria will be established by the committee. The committee will specify a performance period of not less than one year nor more than five years over which achievement of performance objectives will be measured. The Compensation & Human Capital Committee must determine the extent to which performance awards and cash incentive awards are earned.

Cash-Based Awards and Other Stock-Based Awards

The 2022 plan authorizes the Compensation & Human Capital Committee to grant cash-based awards and other equity-based or equity-related awards, including deferred stock units, fully-vested shares and dividend equivalent rights.

Awards in Substitution for Awards Granted by Other Corporations

Options and other awards may be granted under the 2022 plan in substitution for similar awards held by employees of corporations who become our employees as a result of a merger or consolidation of the employing corporation with us or one of our subsidiaries, or we or one of our subsidiaries acquiring either the stock of the employing corporation with the result that it becomes our subsidiary or all or a portion of the assets of the employing corporation. Such substitute awards may be granted with a vesting period of less than one year and such substitute options and SARs may be granted with an exercise price that is less than the fair market value of a share of common stock on the date of grant.

Change in Control

In the event of a change in control, as defined in our 2022 plan, the Compensation & Human Capital Committee may, in its sole discretion, provide for any of the following: (1) the continuation of outstanding awards, if the Company is the surviving entity; (2) the assumption of the 2022 plan and outstanding awards by the surviving entity or its parent; (3) the substitution by the surviving entity or its parent of awards with substantially the same terms for outstanding awards (subject to the equitable adjustment as appropriate); (4) the cancellation of outstanding awards in consideration for a payment in the form of securities or cash equal to the fair market value of vested awards, or in the case of an option or SAR, the difference between the fair market value and the exercise price for all shares of stock to the extent vested; or (5) the cancellation of outstanding awards without payment of any consideration. The timing of any payment or delivery of shares of stock under this provision will be subject to Section 409A of the IRC. In addition, if a participant’s employment or other service is terminated by the Company or other surviving entity without cause or the participant resigns for good reason, each as defined in our 2022 plan, within 12 months after a change in control, all restrictions on any awards held by the participant will lapse and the awards will be immediately and fully vested.

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Adjustments

If there is any change in our corporate capitalization that the Compensation & Human Capital Committee determines would result in dilution or enlargement of the rights of participants under the 2022 plan, then the committee will adjust any or all of (1) the number and kind of shares of stock reserved and available for awards, (2) the number and kind of shares of stock specified in the annual per-participant limitations, (3) the number and kind of shares of outstanding restricted stock or other outstanding award in connection with which shares have been issued, (4) the number and kind of shares that may be issued in respect of other outstanding awards, and (5) the exercise price or purchase price relating to any award. In addition, the committee generally may make adjustments in the terms and conditions of, and the criteria included in, awards in recognition of unusual or nonrecurring events affecting us or any affiliate or their respective financial statements or in response to changes in applicable laws, regulations, or accounting principles. However, no adjustments are permitted to the extent that such authority would cause options that are intended to qualify as incentive stock options to fail to qualify as such.

Tax Withholding

At such times as a participant recognizes taxable income in connection with an award granted under the 2022 plan, the participant shall pay to us an amount equal to the minimum federal, state and local income taxes and other amounts as may be required by law to be withheld by us in connection with the taxable event.

Changes to the Plan and Awards

The Board of Directors may amend, suspend or terminate the 2022 plan or the Compensation & Human Capital Committee’s authority to grant awards under the 2022 plan at any time without the consent of stockholders or participants. However, stockholder approval to amend the 2022 plan may be necessary if required by any law or the rules of any stock exchange or automated quotation system on which our stock is listed or quoted. The committee may waive any conditions or rights under, or amend, suspend or terminate, any award granted under the 2022 plan. However, no amendment or other change may materially impair the rights of any participant with respect to any outstanding award without the consent of the participant. In addition, no modification or amendment may be made to any option under the 2022 plan if it would qualify as a “repricing”; and no option or SAR granted under the 2022 plan may be subject to a cash buyout without stockholder approval, subject to certain exceptions.

Clawback

If a participant or former participant breaches any non-solicitation, non-competition or confidentiality agreement with the Company or any of its affiliates, the Compensation & Human Capital Committee may (1) cancel any outstanding vested or unvested awards, in whole or in part, and (2) require the participant or former participant to repay to the Company any gain realized or payment or shares received, valued as of the date of exercise, payment or lapse of restrictions. If the Company’s financial statements are required to be restated due to errors, omissions, fraud or misconduct, the committee may direct the Company to recover all or a portion of any award or any past or future compensation from any participant or former participant with respect to any fiscal year of the Company for which financial results are negatively affected by such restatement. Such recoveries will be limited to those participants or former participants who had knowledge or reasonably should have had knowledge of such errors, omissions, fraud or misconduct and failed to take reasonable steps to bring it to the attention of the appropriate individuals within the Company, or who personally and knowingly engaged in practices that materially contributed to the restatement.

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Transferability

No award may be transferred by a participant other than by will or by the laws of descent and distribution, and any option will be exercisable during the participant’s lifetime only by the participant or his or her guardian or legal representative. The

Compensation & Human Capital Committee, however, may permit awards (other than incentive stock options) to be transferred to members of the participant’s immediate family, to trusts solely for the benefit of such immediate family members and to partnerships in which such family members or trusts are the only partners.

General U.S. Federal Income Tax Consequences of Options Under the 2022 plan

The following is a general summary of the material U.S. federal income tax consequences of the grant and exercise of options under the 2022 plan and the disposition of shares acquired pursuant to the exercise of options and is intended to reflect the current provisions of the IRC and the regulations thereunder. This summary is not intended to be a complete statement of applicable law, nor does it address foreign, state, local, or payroll tax considerations. This discussion is based on provisions of the IRC and the Treasury regulations issued thereunder, and judicial and administrative interpretations under the IRC and regulations, all in effect as of the date of this proxy, and all of which are subject to change (possibly on a retroactive basis) or different interpretation.

Nonqualified Stock Options

A participant generally will not recognize any taxable income upon the grant of a nonqualified stock option and we will not be entitled to a tax deduction with respect to such grant. On exercise of a nonqualified stock option, a participant generally will recognize ordinary compensation income equal to the excess, if any, of the fair market value of the acquired shares of common stock on the date of exercise over the exercise price paid at the time of exercise. In general, subject to the possible limitations under Section 280G of the IRC for certain individuals, as discussed below, or Section 162(m) of the IRC for “covered employees,” we should be entitled to a federal income tax deduction in the same amount and at the same time as (1) the option holder recognizes ordinary income or (2) if we comply with applicable income reporting requirements, the holder should have reported the income. An option holder’s subsequent disposition of shares acquired upon the exercise of a nonqualified stock option will ordinarily result in capital gain or loss to the holder.

Incentive Stock Options

A participant generally will not recognize any taxable income upon the grant of an incentive stock option and we will not be entitled to a tax deduction with respect to such grant. On exercise of an incentive stock option, the holder generally will not recognize any income and we will not be entitled to a deduction. However, the amount by which the fair market value of the shares on the exercise date of an incentive stock option exceeds the purchase price generally will be an item of adjustment for alternative minimum tax purposes and may therefore result in alternative minimum tax liability to the option holder. In addition, if an option that otherwise qualifies as an incentive stock option becomes first exercisable in any one year for shares having an aggregate value in excess of $100,000 (based on the grant date value), the portion of the incentive stock option in respect of those excess shares will be treated as a nonqualified stock option for U.S. federal income tax purposes.

The disposition of shares acquired upon exercise of an incentive stock option will ordinarily result in capital gain or loss. However, if the holder disposes of the acquired shares within two years after the date of grant or one year after the date of exercise, which is considered a “disqualifying disposition”, the holder will generally recognize ordinary income in the amount of the excess of the fair market value of the shares on the date the option was exercised over the option exercise price. Any excess of the amount realized by the holder on the disqualifying disposition over the fair market

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value of the shares on the date of exercise of the option will generally be capital gain. We will generally be entitled to a deduction equal to the amount of ordinary income recognized by the holder as a result of a disqualifying disposition, subject to the possible limitations on deductibility under IRC section 162(m) or 280G for compensation paid to certain individuals.

Section 280G of the IRC

Under certain circumstances, the granting or enhancement of awards, the accelerated vesting or exercise of options and stock appreciation rights or the accelerated lapse of restrictions with respect to other awards in connection with a change in control could be deemed an “excess parachute payment” under the golden parachute tax provisions of Section 280G of the IRC. To the extent so considered, the participant could be subject to a 20% excise tax and we could be denied a federal income tax deduction.

New Plan Benefits

Because all grants and awards under the 2022 plan are entirely within the discretion of the Compensation & Human Capital Committee and, with regard to awards to the Chief Executive Officer, the Board of Directors, the total benefits allocable under the 2022 plan in the future are not determinable. Therefore, we have omitted the tabular disclosure of the benefits or amounts allocated under the 2022 plan. No grants or awards have been made to date and no grants or awards will be made by us unless and until the 2022 plan is approved by the stockholders.

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Former Plan Benefits

As of March 31, 2022, as a result of grants made under all of our equity plans, there were outstanding 974,533 unvested TBRSUs, 9,254 unvested PBRSUs subject only to remaining time-based restrictions, and 155,692 PBRSUs subject to an ROE performance metric. As of March 31, 2022, there were 1,159,634 shares of common stock remaining available for future issuance under our 2020 Omnibus Incentive Plan. Pursuant to the terms of the 2022 Omnibus Incentive Plan, if approved, on and after March 31, 2022, the Company may not grant awards for more than 160,000 shares of common stock in the aggregate under the 2020 Omnibus Incentive Plan between March 31, 2022 and July 1, 2022, the effective date of the 2022 Omnibus Incentive Plan.

The following table provides information as of March 31, 2022 with respect to shares of our common stock that were issued under prior plans that have since expired and are still outstanding and shares of our common stock that may be issued under the 2020 Omnibus Incentive Plan or the 2015 Employee Stock Purchase Plan:

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in the First Column)

Equity compensation plans approved by security holders	1,139,479	$ N/A	2,029,136	(1)

Equity compensation plans not approved by security holders	None	N/A	None

Total	1,139,479	$ N/A	2,029,136

(1)	Includes 869,502 shares available for future issuance under 2015 Employee Stock Purchase Plan.

If a quorum is present and a majority of the shares represented, in person or by proxy, and entitled to vote are in favor of Proposal Three, the 2022 Omnibus Incentive Plan will be approved. Votes marked “For” Proposal Three will be counted in favor of approval of the 2022 Omnibus Incentive Plan.

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Audit

Committee Report

The Audit Committee of the Board of Directors assists the Board of Directors in fulfilling its oversight responsibilities by reviewing: (1) the integrity of the Company’s financial statements; (2) the Company’s compliance with legal and regulatory requirements; (3) the independent registered public accounting firm’s qualifications, independence and performance; and (4) the performance of the Company’s internal audit department. The Audit Committee appoints, compensates, and oversees the work of the independent registered public accounting firm. The Audit Committee reviews with the independent registered public accounting firm the plans and results of the audit engagement, approves and pre-approves professional services provided by the independent registered public accounting firm, considers the range of audit and non-audit fees, and reviews the adequacy of the Company’s financial reporting process. The Audit Committee met with the independent registered public accounting firm without the presence of any of the other members of the Board of Directors or management and met with the full Board of Directors without the presence of the independent registered public accounting firm to help ensure the independence of the independent registered public accounting firm. The Board of Directors has adopted a written charter for the Audit Committee, posted at www.breadfinancial.com.

The Audit Committee obtained from the independent registered public accounting firm, Deloitte & Touche LLP, a formal written statement describing all relationships between the Company and the independent registered public accounting firm that might bear on the firm’s independence pursuant to the applicable requirements of the Public Company Accounting Oversight Board (United States), and has discussed with the independent registered public accounting firm the firm’s independence. Based on the foregoing, the Audit Committee has satisfied itself that the non-audit services provided by the independent registered public accounting firm are compatible with maintaining the firm’s independence. The Audit Committee reviewed with the independent registered public accounting firm the matters required to be discussed by Auditing Standard No. 1301 “Communications with Audit Committees.” The lead audit partner having primary responsibility for the audit and the concurring audit partner will be rotated at least every five years. The Audit Committee also discussed with management, internal audit, and the independent registered public accounting firm the quality and adequacy of the Company’s disclosure controls and procedures. In addition, the Audit Committee reviewed with internal audit the risk-based audit plan, responsibilities, budget, and staffing.

The Audit Committee reviewed and discussed with management, internal audit and the independent registered public accounting firm the Company’s system of internal control over financial reporting in compliance with Section 404 of the Sarbanes-Oxley Act of 2002. The Audit Committee discussed the classification of deficiencies under standards established by the Public Company Accounting Oversight Board (United States). Management determined and the independent registered public accounting firm concluded that no identified deficiency, nor the aggregation of same, rose to the level of a material weakness based on the independent registered public accounting firm’s judgment.

The Audit Committee reviewed and discussed with management and the independent registered public accounting firm the audited financial statements for the year ended December 31, 2021. Management has the responsibility for the preparation of the financial statements and the reporting process. The independent registered public accounting firm has the responsibility for the examination of the financial statements and expressing an opinion on the conformity of the audited financial statements with accounting principles generally accepted in the United States. Based on the review and discussions with management and the independent registered public accounting firm as described in this report, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2021, as filed with the SEC.

This report has been furnished by the current members of the Audit Committee.

Roger H. Ballou

John C. Gerspach, Jr., Chair

Timothy J. Theriault

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Proposal 4: Ratification of the Selection of the Independent Registered Public Accounting Firm

In accordance with its charter, the Audit Committee is directly responsible for the appointment, compensation (including the negotiation of audit fees), retention and oversight of the independent registered public accounting firm retained to audit the Company’s financial statements. The Audit Committee has appointed Deloitte & Touche LLP as the independent registered public accounting firm for the Company in 2022. Deloitte & Touche LLP has served as our independent registered public accounting firm continuously since 1998.

Before reappointing Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2022, the Audit Committee carefully considered Deloitte & Touche LLP’s qualifications. This included a review of Deloitte & Touche LLP’s performance in prior years, its knowledge of the Company and its operations as well as its reputation for integrity and competence in the fields of accounting and auditing. The Audit Committee’s review also included matters required to be considered under rules of the SEC with respect to the independence of the independent registered public accounting firm, including the nature and extent of non-audit services. The Audit Committee pre-approved all audit and permissible non-audit services fees for 2020 and 2021. Non-audit services that have received pre-approval include tax preparation, tax consultation and advice and assistance with our securitization program. The Audit Committee has considered whether the provision of these services is compatible with maintaining the registered public accounting firm’s independence and believes the payment of these fees would not prohibit Deloitte & Touche LLP from maintaining its independence. In accordance with SEC rules, the lead partner overseeing the Company’s engagement rotates every five years, and the Audit Committee and its chair are directly involved in Bread Financial’s selection of the lead engagement partner.

The Board of Directors recommends that stockholders vote FOR the ratification of the selection of Deloitte & Touche LLP as the independent registered public accounting firm of the Company for 2022.

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The Audit Committee believes that, if handled properly, there are numerous benefits of a long-tenured independent registered public accounting firm relationship, including:

•	higher audit quality due to Deloitte & Touche LLP’s deep understanding of our business and accounting policies and practices;

•	efficient fee structures due to Deloitte & Touche LLP’s industry expertise and familiarity with us; and

•	avoidance of significant costs and disruptions (including board and management time and distractions) that would be associated with retaining a new independent registered public accounting firm.

Nonetheless, the Audit Committee is also aware that a long-tenured independent registered public accounting firm may be believed by some to pose an independence risk. To address these concerns, there are robust safeguards for independence, including:

•	a strong regulatory framework for independence, including limitations on non-audit services and mandatory audit partner rotation requirements for our independent registered public accounting firm;

•	conducting regular private meetings separately with each of Deloitte & Touche LLP and our management at the end of each regularly scheduled Audit Committee meeting, as appropriate;

•	oversight of Deloitte & Touche LLP that includes regular communication on and evaluation of the quality of the audit and independence of the independent registered public accounting firm;

•	Deloitte & Touche LLP’s own internal independence processes and compliance reviews;

•	annual assessment of Deloitte & Touche LLP’s qualifications, service quality, sufficiency of resources, quality of communications, independence, working relationship with our management, objectivity, and professional skepticism;

•	interviewing and approving the selection of Deloitte & Touche LLP’s new lead engagement partner with each rotation, with a new lead engagement partner possessing significant financial institution expertise beginning in 2021; and

•	considering periodically whether to conduct a search or request for proposal process for a new independent registered public accounting firm.

During fiscal year 2021, Deloitte & Touche LLP served as our independent registered public accounting firm and also provided certain tax and other audit-related services. See “Fees and Services” below. A representative of Deloitte & Touche LLP is expected to be present at the 2022 virtual annual meeting of stockholders and will have an opportunity to make a statement if so desired and to answer appropriate questions from stockholders.

In connection with the audit of the 2021 financial statements, we entered into an engagement letter with Deloitte & Touche LLP that set forth the terms by which Deloitte & Touche LLP performed audit services for us. That engagement letter is subject to a limitation on our right to assign or transfer a claim without the prior written consent of Deloitte & Touche LLP. The Audit Committee does not believe that such provision limits the ability of stockholders to seek redress from Deloitte & Touche LLP.

Stockholder ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm is not required by our bylaws or otherwise. However, the Board of Directors is submitting the selection of Deloitte & Touche LLP to stockholders for ratification. If stockholders do not ratify the selection, the Audit Committee will reconsider whether it is appropriate to select a different independent registered public accounting firm. In such event, the Audit Committee may retain Deloitte & Touche LLP, notwithstanding the fact that stockholders did not ratify the selection, or may select another independent registered public accounting firm without re-submitting the matter to stockholders. Even if the selection is ratified, the Audit Committee reserves the right in its discretion to select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.

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Fees and Services:

The billed fees for services provided by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates, during 2020 and 2021 were as follows:

	2020	2021

Audit Fees(1)	$5,501,500	$4,019,795

Audit-Related Fees(2)	336,314	2,028,173

Tax Fees(3)	318,609	282,427

All Other Fees(4)	61,227	65,595

Total Fees	$6,217,650	$6,395,990

(1)

Consists of fees for the audits of our financial statements for the years ended December 31, 2020 and 2021, reviews of our interim quarterly financial statements, and evaluation of our compliance with Section 404 of the Sarbanes-Oxley Act.

(2)	Consists of fees primarily related to carve out audits, accounting consultations and other assurance related services.

(3)	Consists of fees for tax consultation and advice and tax return preparation.

(4)	Consists of all other non-audit related fees, including annual subscription licenses.

If a quorum is present and a majority of the shares represented, at the meeting or by proxy, and entitled to vote are in favor of Proposal Four, the selection of Deloitte & Touche LLP as our independent registered public accounting firm for 2022 will be ratified. Votes marked “For” Proposal Four will be counted in favor of ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm for 2022.

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Additional Information

Our Board of Directors is soliciting your proxy to vote at the 2022 annual meeting of stockholders to be held on May 24, 2022 at 9:00 a.m. Central Time and any adjournments or postponements of that meeting. The meeting will be held in a virtual format only via webcast at www. proxydocs.com/BFH to provide a safe and accessible experience for our stockholders, associates and directors.

Questions and Answers about the Proxy Process

What is the purpose of holding this meeting?

We are holding the 2022 virtual annual meeting of stockholders to:

•	elect eight directors,

•	hold an advisory vote on executive compensation,

•	approve the 2022 Omnibus Incentive Plan, and

•	ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for 2022.

The director nominees, all of whom are currently serving as our directors, have been recommended by our Nominating & Corporate Governance Committee

to serve on our Board of Directors; and our Board has nominated the eight nominees and recommends that our stockholders elect them as directors. The Board also recommends that our stockholders (1) approve, on an advisory basis, the compensation of our NEOs, (2) approve the 2022 Omnibus Incentive Plan, and (3) ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for 2022. If any other matters requiring a stockholder vote properly come before the meeting, those stockholders present at the meeting and the proxies who have been appointed by our stockholders will vote as they think appropriate.

Why did I receive these materials?

All of our stockholders as of the close of business on March 31, 2022, the record date, are entitled to vote at our 2022 annual meeting. We are required by law to distribute the Notice of Internet Availability of Proxy Materials or a full set of proxy materials to all of our stockholders as of the record date. Our only voting securities are shares of our common stock, of which there were 49,774,919 shares outstanding as of

March 31, 2022. We will have a list of registered stockholders available for inspection by stockholders for any legally valid purpose related to the annual meeting during the virtual annual meeting at www. proxydocs.com/BFH. To view the list for such purposes during the 10 days prior to the meeting, please contact the Corporate Secretary, Joseph L. Motes III, at GeneralCounsel@breadfinancial.com.

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Why did I receive a Notice of Internet Availability of Proxy Materials instead of a paper copy of the proxy materials?

Pursuant to SEC rules, we are providing access to our proxy materials over the Internet. As a result, we are mailing to many of our stockholders a Notice of Internet Availability of Proxy Materials instead of a paper copy of our proxy materials. Your Notice of Internet Availability of Proxy Materials or proxy card contains instructions on how to access our proxy materials over the Internet, as well as instructions on how to request a paper copy of our proxy materials by mail.

We are providing those of our stockholders that have previously requested a paper copy of our proxy materials with paper copies of our proxy materials instead of a Notice of Internet Availability of Proxy Materials. Our proxy materials are also available on our Company website at www.breadfinancial.com.

How does the proxy process and stockholder voting operate?

The proxy process is the means by which corporate stockholders can exercise their rights to vote for the election of directors and other corporate proposals. The notice of meeting and this proxy statement provide notice of a scheduled stockholder meeting, describe the directors presented for election and include information about each of the proposals to be voted on at the annual meeting, as well as other information required to be disclosed to stockholders. Stockholders may vote by telephone or through the Internet, or by returning a proxy card, without having to attend the virtual stockholder meeting.

By executing a proxy, you authorize the persons named in your proxies to act as your proxies to vote your shares in the manner that you specify. The proxy voting mechanism is vitally important to us. In order for us to obtain the necessary stockholder approval for proposals, a “quorum” of stockholders (a majority of the issued and outstanding shares of common stock as of the record date entitled to vote) must be represented at the meeting, virtually or by proxy. Voting by proxy ensures we obtain a quorum and complete the stockholder vote. It is important that you attend the meeting virtually or grant a proxy to vote your shares to assure a quorum is present so corporate business can be transacted. If a quorum is not present, we must adjourn the meeting and solicit additional proxies, which is an expensive and time-consuming process that is not in the best interest of our Company or its stockholders.

What does it mean if I receive more than one set of materials?

This means your ownership of shares is registered under different names. For example, you may own some shares directly as a “registered stockholder” and other shares through a broker, which we refer to as “beneficial stockholders,” or you may own shares through more than one broker. In these situations, you may receive multiple sets of proxy materials. You need to respond according to the instructions provided in each set of proxy materials to ensure all of the shares you own are properly represented at the annual meeting.

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If I am a beneficial stockholder and own my shares through a broker, how is my vote recorded?

Brokers typically own shares of common stock for many stockholders who are referred to as “beneficial stockholders.” In this situation, the “registered stockholder” on our stock register is the broker or its nominee. The beneficial stockholders do not appear in our stockholder register, and their ownership is often referred to as holding shares in “street name.” Therefore, for shares held in street name, distributing the proxy materials and tabulating votes are both two-step processes. Brokers inform us how many of their clients are beneficial stockholders, and we provide the broker with the appropriate number and type of proxy materials. Each broker then forwards the appropriate proxy materials to its clients who are beneficial stockholders to obtain their votes. When you receive proxy materials from your broker, instructions will be included to submit your voting instructions to your broker. Shortly before the meeting, each broker totals the votes and submits a proxy reflecting the aggregate votes of the beneficial stockholders for whom it holds shares. For additional information, please see “How and when do I vote?” below.

How and when do I vote?

Prior to the meeting: Whether or not you expect to attend the 2022 virtual annual meeting of stockholders, we urge you to grant your proxy to vote your shares. You may grant your proxy to vote through the Internet or by telephone by following the instructions on your proxy card or Notice of Internet Availability of Proxy Materials or, if you received a paper copy of the proxy card, by signing and dating each proxy card you received, indicating your voting preference on each proposal, and returning each proxy card in the prepaid envelope that accompanied that proxy card. If you return a signed and dated proxy card but you do not indicate your voting preference, your shares, except for those shares you own beneficially or in the BFH Stock Fund portion of Bread Financial’s 401(k) and Retirement Savings Plan, will be voted in favor of (1) the eight director nominees; (2) the approval, on an advisory basis, of the compensation of our NEOs; (3) the approval of the 2022 Omnibus Incentive Plan; and (4) the ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm for 2022, all in accordance with the recommendation of our Board of Directors. If you are the beneficial stockholder of shares held in street name through a broker, trustee or nominee, you must follow that nominee’s instructions to vote.

Voting shares held in the BFH Stock Fund portion of Bread Financial’s 401(k) and Retirement Savings Plan: If you hold shares in the BFH Stock Fund portion of Bread Financial’s 401(k) and Retirement Savings Plan, your voting instructions must be received by 11:59 p.m., Eastern Time, on Wednesday May 18, 2022 for the trustee to vote your shares. If you do not provide voting directions by that time, the shares attributable to your account will not be voted. Shares held in Bread Financial’s 401(k) and Retirement Savings Plan cannot be voted during the virtual annual meeting.

During the meeting:

•	Registered Stockholders. Whether or not you have previously submitted your proxy, you may vote your shares if you attend the virtual annual meeting.

•	Beneficial Stockholders. In order to vote your shares at the virtual annual meeting, you will be instructed to obtain a legal proxy from your broker, bank or other nominee and to submit a copy in advance of the virtual annual meeting.

•	Stockholders through the BFH Stock Fund portion of Bread Financial’s 401(k) and Retirement Savings Plan. You may not vote your shares during the virtual annual meeting.

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Does my vote matter?

Yes. Corporations are required to obtain stockholder approval for the election of directors and certain other important matters. Stockholder participation is not a mere formality. Each share of our common stock held on the record date is entitled to one vote, and every share voted has the same weight. It is also important that you vote to assure that a quorum is present so corporate business can be transacted.

What constitutes a quorum?

Unless a quorum is present at the annual meeting, no action may be taken at the meeting except the adjournment thereof until a later time. The presence at the annual meeting, virtually or by proxy, of stockholders holding a majority of our issued and outstanding shares of common stock as of the record date will constitute a quorum for the transaction of business at the 2022 virtual annual meeting of stockholders. Shares that are represented at the virtual annual meeting but abstain from voting on any or all matters and “broker non-votes” (shares held by brokers or nominees for which they have no discretionary power to vote on a particular matter and have received no instructions from the beneficial stockholders or persons entitled to vote) will be counted as shares present and entitled to vote in determining whether a quorum is present at the virtual annual meeting. If you own shares in the BFH Stock Fund portion of Bread Financial’s 401(k) and Retirement Savings Plan, your shares will not be represented at the virtual annual meeting for quorum purposes and the trustee cannot vote those shares if you do not provide a proxy with explicit directions to the trustee. The inspector of election appointed for the virtual annual meeting will determine the number of shares of our common stock present at the virtual annual meeting, determine the validity of proxies and ballots, determine whether a quorum is present, and count all votes and ballots.

What vote is required to approve each of the proposals being voted on?

Proposal One – Election of Directors: If a quorum is present, directors are elected by the affirmative vote of a majority of the votes cast, at the meeting or by proxy. The number of shares voted “For” a director nominee must exceed the number of votes cast “Against” that nominee. Stockholders may not cumulate their votes with respect to the election of directors. For purposes of the election of directors, “broker non-votes” and “Abstentions” will not be counted as votes cast “For” or “Against” the proposal and thus will have no effect on the outcome of the election of directors.

Proposal Two – Advisory Vote on Executive Compensation: If a quorum is present and a majority of the shares represented, at the meeting or by proxy, and entitled to vote are voted in favor of Proposal Two, the compensation of our NEOs will be approved on an advisory basis. Votes marked “For” Proposal Two will be counted in favor of approval, on an advisory basis, of the compensation of our NEOs. On Proposal Two “broker non-votes” will not be counted as shares entitled to vote for the proposal and thus will have no effect on the outcome of the approval, on an advisory basis, of the compensation of our NEOs. An “Abstention” with respect to Proposal Two will not be voted on that item, although it will be counted for purposes of determining the number of shares represented and entitled to vote. Accordingly, an “Abstention” will have the same effect as a vote “Against” Proposal Two.

Proposal Three – Approval of the 2022 Omnibus Incentive Plan: If a quorum is present and a majority of the shares represented, in person or by proxy, and entitled to vote are voted in favor of Proposal Three, the 2022 Omnibus Incentive Plan will be approved. Votes marked “For” Proposal Three will be counted in favor of approval of the 2022 Omnibus Incentive Plan. On Proposal 3, “broker non-votes” will not be counted as shares entitled to vote for the proposal and thus will have no effect on the outcome of the approval. An “Abstention” with respect to Proposal Three will not be voted on that item, although it will be counted for purposes of determining the number of shares represented and entitled to vote. Accordingly, an “Abstention” will have the same effect as a vote “Against” Proposal Three.

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Proposal Four – Ratification of the Selection of the Independent Registered Public Accounting Firm: If a quorum is present and a majority of the shares represented, at the meeting or by proxy, and entitled to vote are voted in favor of Proposal Four, the selection of Deloitte & Touche LLP as our independent registered public accounting firm for 2022 will be ratified. Votes marked “For” Proposal Four will be counted in favor of ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm for 2022. An “Abstention” with respect to Proposal Four will not be voted on that item, although it will be counted for purposes of determining the number of shares represented and entitled to vote. Accordingly, an “Abstention” will have the same effect as a vote “Against” Proposal Four. Except as otherwise directed and except for those proxies representing shares held in the BFH Stock Fund portion of Bread Financial’s 401(k) and Retirement Savings Plan for which no voting preference is indicated, proxies solicited by the Board of Directors will be voted to approve the selection by the Audit Committee of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022.

What is the effect of not voting?

The effect of not voting depends on how you own your shares. If you own shares as a registered stockholder, rather than through a broker, your unvoted shares will not be represented at the meeting and will not count toward the quorum requirement. Assuming a quorum is present, your unvoted shares will not affect whether a proposal is approved or rejected. If you own shares through a broker as a beneficial stockholder and do not vote, your broker may represent your shares at the meeting for purposes of obtaining a quorum. As described in the answer to the following question, if you do not provide your broker with voting instructions, your broker may or may not vote your shares, depending upon the proposal. If you own shares in the BFH Stock Fund portion of Bread Financial’s 401(k) and Retirement Savings Plan, your unvoted shares will not be represented at the meeting and will not count toward the quorum requirements, or affect whether a proposal is approved or rejected.

If I am a beneficial stockholder and do not vote, will my broker vote for me?

If you own your shares through a broker as a beneficial stockholder and you do not vote, your broker may vote your shares in its discretion on some “routine matters.” However, with respect to other proposals, your broker may not vote your shares for you. With respect to these proposals, the aggregate number of unvoted shares is reported as broker non-votes. Broker non-vote shares are counted toward the quorum requirement. Proposals One, Two and Three set forth in this proxy statement are not considered to be routine matters and brokers will not be permitted to vote unvoted shares on these three proposals. Proposal Four is a routine matter on which brokers will be permitted to vote unvoted shares.

Is my vote confidential?

It is our policy that all stockholder meeting proxies, ballots and voting records that identify the particular vote of a stockholder are confidential. The vote of any stockholder will not be revealed to anyone other than an inspector of election or a non-employee tabulator of votes, except: (1) as necessary to meet applicable legal and stock exchange listing requirements; (2) to assert claims for or defend claims against us; (3) to allow the inspector of election to certify the results of the stockholder vote; (4) in the event of a contested proxy solicitation; or (5) if a stockholder has requested that their vote be disclosed.

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Can I revoke my proxy and change my vote?

You have the right to revoke your proxy at any time prior to the time your shares are voted. If you are a registered stockholder, your proxy can be revoked in several ways: (1) by timely delivery of a written revocation delivered to Joseph L. Motes III, Corporate Secretary, Bread Financial Holdings, Inc., 7500 Dallas Parkway, Suite 700, Plano, Texas 75024; (2) by submitting another valid proxy bearing a later date; or (3) by attending the virtual annual meeting and voting your shares during the meeting. If you are a beneficial stockholder, you may either (1) contact your broker to revoke your proxy or (2) register for, attend and vote your shares during the virtual annual meeting. Please see “Attending the Virtual Annual Meeting” below for more information. If you hold shares in the BFH Stock Fund portion of Bread Financial’s 401(k) and Retirement Savings Plan, you must contact the trustee to revoke your proxy.

Will any other business be transacted at the meeting? If so, how will my proxy be voted?

We do not know of any business to be transacted at the 2022 annual meeting other than the election of directors; the approval, on an advisory basis, of compensation of our NEOs; the approval of the 2022 Omnibus Incentive Plan; and the ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm for 2022, each as described in this proxy statement. The period specified in our bylaws for submitting proposals to be considered at the meeting has passed and no proposals were properly submitted and not withdrawn. However, should any other matters properly come before the meeting, and any adjournments and postponements thereof, shares with respect to which voting authority has been granted to the proxies will be voted by the proxies in accordance with their judgment.

Who counts the votes?

If you are a registered stockholder, your vote, as provided by mail, telephone, through the Internet or during the annual meeting, will be returned or delivered directly to Mediant Communications, Inc. (“Mediant”) for tabulation. As noted above, if you hold your shares through a broker or trustee, your broker or trustee returns one proxy to Mediant on behalf of its clients. Votes will be counted and certified by the inspector of election.

Will you use a soliciting firm to receive votes?

We use Mediant, as well as brokers to distribute all the proxy materials to our stockholders. We will pay them a fee and reimburse any expenses they incur in making the distribution. Our directors, officers and associates may solicit proxies in person, by mail, telephone, facsimile transmission or electronically. No additional compensation will be paid to such directors, officers and associates for soliciting proxies. We will bear the entire cost of solicitation of proxies.

What is the deadline for submitting proposals, including director nominations, for our 2023 annual meeting?

Requirements for Stockholder Proposals to Be Considered for Inclusion in the Company’s Proxy Materials: If any of our stockholders intends to present a proposal for consideration at the 2023 annual meeting, excluding the nomination of directors, and desires to have such proposal included in the proxy statement and form of proxy distributed by the Board of Directors with respect to such meeting, such proposal must be in writing and received by us not later than December 14, 2022. Proposals may be submitted by eligible stockholders and must comply with the relevant regulations of the SEC regarding stockholder proposals.

Requirements for Director Nominations to be Considered for Inclusion in the Company’s Proxy Materials (Proxy Access): Our bylaws provide a proxy access right. Specifically, Section 3.5 of our bylaws

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permits a stockholder, or a group of up to 20 stockholders, owning continuously for at least 3 years shares of our Company representing an aggregate of at least 3% of the voting power entitled to vote in the election of directors, to nominate and include in our proxy materials director nominees constituting up to 20% of our board, provided that the stockholder(s) and the nominee(s) satisfy the requirements in our bylaws. Notice of proxy access director nominees must be received by our Corporate Secretary at the address below no sooner than November 14, 2022 and no later than December 14, 2022. Any such notice must comply with our bylaws. The foregoing time limits also apply in determining whether notice is timely for purposes of rules adopted by the SEC relating to the exercise of discretionary voting authority with respect to proxies.

In addition to satisfying the foregoing requirements under our bylaws, to comply with the universal proxy rules (once effective), stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than March 25, 2023.

Requirements for Stockholder Proposals or Director Nominations to Be Presented at the 2023 Annual Meeting: If any of our stockholders intends to present a proposal for consideration at the 2023 annual meeting without inclusion in the proxy statement and form of proxy, notice of such proposal must be in writing and received by our Corporate Secretary no sooner than November 14, 2022 and no later than December 14, 2022.

If any of our stockholders intends to nominate a director for consideration at the 2023 annual meeting without inclusion in the proxy statement and form of proxy, the stockholder must comply with the nomination requirements set forth in our bylaws and any applicable rules and regulations of the SEC. In accordance with Section 3.4 of our bylaws, for consideration at our 2023 annual meeting, such nominations must notice of such nomination must be in writing and received by our Corporate Secretary no sooner than December 25, 2022 and no later than January 24, 2023.

A copy of our bylaws is available from our Corporate Secretary upon written request. Requests or proposals should be directed to Joseph L. Motes III, Corporate Secretary, Bread Financial Holdings, Inc., 7500 Dallas Parkway, Suite 700, Plano, Texas 75024.

How can I request a full set of proxy materials?

You may request, without charge, a full set of our proxy materials, including our annual report on Form 10-K for the year ended December 31, 2021, for one year following the annual meeting of stockholders. If you are a beneficial stockholder and a broker or other nominee holds your shares of record, you may request a full set of our proxy materials by following the instructions contained in the Notice of Internet Availability of Proxy Materials that you received. If you are a registered stockholder or if you own shares through the BFH Stock Fund portion of Bread Financial’s 401(k) and Retirement Savings Plan, you may request, without charge, a full set of our proxy materials by following the instructions contained in the Notice of Internet Availability of Proxy Materials that you received or by written request directed to Joseph L. Motes III, Corporate Secretary, Bread Financial Holdings, Inc., 7500 Dallas Parkway, Suite 700, Plano, Texas 75024.

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Attending the Virtual Annual Meeting

Due to the COVID-19 pandemic and delayed return-to-office for our associates, the 2022 Annual Meeting of Stockholders will be held in a virtual format only via webcast to provide a safe and accessible experience for our stockholders, associates and directors.

How to Access, Vote and Participate in the Virtual Annual Meeting for All Stockholders

•	Visit the annual meeting website at www.proxydocs.com/BFH;

•	Register to attend the virtual annual meeting by entering the control number included on your Notice of Internet Availability of Proxy Materials, on your proxy card (if you received a printed copy of the proxy materials), or on the instructions that accompanied your proxy materials;

•	Upon completing your registration, you will receive further instructions via email, including your unique link that will allow you to access and attend the virtual annual meeting.

The virtual annual meeting will begin promptly at 9:00 a.m. Central Time. If you have registered to attend the virtual annual meeting, you may begin to log in 15 minutes prior to the start time, using the unique link provided to you in the registration email you received.

We encourage you to access the meeting prior to the start time to provide ample time for the check in.

Technicians will be ready to assist you with any technical difficulties you may have accessing the Annual Meeting. If you encounter any difficulties accessing the virtual annual meeting, you may call the technical support number that will be posted in the registration email you received.

Registered stockholders who access the virtual annual meeting using their control number may vote their shares during the virtual annual meeting. Beneficial stockholders who have obtained a legal proxy from their broker, bank or other nominee and submitted a copy in advance of the meeting may also vote their shares during the virtual annual meeting, but shares held in the 401(k) and Retirement Savings Plan cannot be voted during the meeting.

How Stockholders Can Submit Questions for the Virtual Annual Meeting

Stockholders will have the opportunity to submit questions in advance of and during the annual meeting.

•	In advance of the annual meeting. Stockholders may submit questions in advance of the virtual annual meeting by emailing the question and proof of ownership to investorrelations@breadfinancial.com. The deadline to submit questions in advance is 5:00 p.m. Central Time on May 23, 2022. Proof of ownership includes a copy of one of the following: (i) your proxy card or voting instruction form; (ii) your Computershare account statement or bank or brokerage account statement indicating your ownership of our common stock as of the record date, March 31, 2022; or (iii) the Notice Regarding the Availability of Proxy Materials.

•	During the annual meeting. Stockholders may submit questions during the virtual annual meeting by accessing the annual meeting website as described above. Everyone will have the opportunity to attend the virtual annual meeting. Those who attend the virtual annual meeting as a guest, however, will not be able to submit questions during the meeting.

Questions submitted that are pertinent to the Company and the items being voted on by stockholders during the annual meeting will be read aloud and answered, as time permits and in accordance with meeting procedures and the Rules of Conduct for the Annual Meeting. Questions regarding personal matters, including those related to employment, product or service issues, or related to strategic transactions are not pertinent to meeting matters and, therefore, will not be answered. Substantially similar questions will be grouped, summarized and answered together due to time constraints. Our investor relations or General Counsel’s office will respond to other questions not answered during the annual meeting, as appropriate.

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Incorporation by Reference

With respect to any filings with the SEC into which this proxy statement is incorporated by reference, the material under the headings “Compensation & Human Capital Committee Report” and “Audit Committee Report” shall not be incorporated into any such filings nor shall such information be deemed “filed,” except to the extent that the Company specifically incorporates such information by reference therein. In addition, the website addresses contained in this proxy statement are intended to provide inactive, textual references only. The information on these websites is not part of and is not incorporated by reference into this proxy statement.

Householding of Annual Meeting Materials

If you and other residents at your mailing address own shares of common stock in “street name,” your broker or bank may have sent you a notice that your household will receive only one Notice of Internet Availability of Proxy Materials or annual report and proxy statement for each company in which you hold stock through that broker or bank. This practice, known as “householding,” is designed to reduce our printing and postage costs. If you did not respond that you did not want to participate in householding, the broker or bank will assume that you have consented and will send one copy of either our Notice of Internet Availability of Proxy Materials or of our annual report and proxy statement to your address. You may revoke your consent to householding at any time by sending your name, the name of your brokerage firm, and your account number to Householding Department, 51 Mercedes Way, Edgewood, New York 11717. The revocation of your consent to householding will be effective 30 days following its receipt.

IN ANY EVENT, IF YOU DID NOT RECEIVE AN INDIVIDUAL COPY OF THIS PROXY STATEMENT OR OUR ANNUAL REPORT, WE WILL PROMPTLY SEND A COPY UPON WRITTEN OR ORAL REQUEST, WITHOUT CHARGE. REQUESTS SHOULD BE DIRECTED TO JOSEPH L. MOTES III, CORPORATE SECRETARY, BREAD FINANCIAL HOLDINGS, INC., 7500 DALLAS PARKWAY, SUITE 700, PLANO, TEXAS 75024 OR (214) 494-3000.

Other Matters

Our Board of Directors knows of no matters that are likely to be presented for action at the 2022 annual meeting other than the election of directors; the advisory vote on executive compensation; the approval of the 2022 Omnibus Incentive Plan; and the ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm for

2022, each as previously described. If any other matter properly comes before the 2022 annual meeting for action, it is intended that the persons named in the accompanying proxy and acting hereunder will vote or refrain from voting in accordance with their best judgment pursuant to the discretionary authority conferred by the proxy.

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Appendix A

2022 Omnibus Incentive Plan

1.    Purpose. The purpose of this Bread Financial 2022 Omnibus Incentive Plan (the “Plan”) of Bread Financial Holdings, Inc., a Delaware corporation (the “Company”), is to advance the interests of the Company and its stockholders by providing a means to attract, retain and reward executive officers, other key employees, directors and consultants of and service providers to the Company and its Affiliates, and to enable such individuals to acquire or increase a proprietary interest in the Company, thereby promoting a closer identity of interests between such individuals and the Company’s stockholders.

2.    Definitions. For purposes of the Plan, the following additional terms shall be defined as set forth below:

(a)    “Affiliate” means any entity that either has a direct or indirect equity interest in the Company or with respect to which the Company holds an equity interest; provided that, with respect to Incentive Stock Options, the term shall only mean a Parent Corporation or Subsidiary (as defined herein); and provided that, with respect to Nonqualified Stock Options and SARs, the term shall only mean a direct or indirect subsidiary in a chain of corporations or other entities in which each corporation or other entity, starting with the Company, has a controlling interest in another entity in the chain, where “controlling interest” means ownership of at least 50% of (i) the total combined voting power or the total value of all stock of a corporation or (ii) the profits interest or capital interest of a partnership or limited liability company.

(b)    “Appreciation Value” means the appreciation in the Fair Market Value of one share of Stock which shall be measured by determining the amount equal to the Fair Market Value of one share of Stock on the exercise date minus the per share exercise price of the SAR being exercised.

(c)    “Award” means individually or collectively, a grant under the plan of Incentive Stock Options, Nonqualified Stock Options, Stock Appreciation Rights (SARs), Restricted Stock, Restricted Stock Units, Performance Share Awards, Cash Incentive Awards, Deferred Stock Units, Other Stock-Based Awards and Cash-Based Awards, in each case subject to the terms and provisions of the Plan.

(d)    “Award Agreement” means to the extent deemed necessary by the Committee, an Award under the Plan shall be evidenced by an Award Agreement in a form approved by the Committee setting forth the number of Shares, units or cash subject to the Award, the exercise price, base price, or purchase price of the Award, the time or times at which an Award will become vested, exercisable, or payable and the term of the Award. An Award Agreement may also set forth the effect on an Award of a termination of employment or other service. An Award Agreement may be either (i) a written or electronic agreement entered into by the Company and a Participant setting forth the terms and provisions applicable to an Award granted under this Plan, including any amendment or modification thereof, or (ii) a written or electronic statement issued by the Company to a Participant describing the terms and provisions of such Award, including any amendment or modification thereof. The Award Agreement shall be subject to and incorporate, by reference or otherwise, all of the applicable terms and conditions of the Plan, may also set forth other terms and conditions applicable to the Award as determined by the Committee consistent with the limitations of the Plan and need not be identical. Award Agreements evidencing Incentive Stock Options shall contain such terms and conditions as may be necessary to meet the applicable provisions of Section 422 of the Code. The grant of an Award under the Plan shall not confer any rights upon the Participant holding such Award other than such terms, and subject to such conditions, as are specified in the Plan as being applicable to such type of Award (or to all Awards) or as are expressly set forth in the Award Agreements. The Company may deliver by email or other

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electronic means (including posting on a Web site maintained by the Company or by a third party under contract with the Company) all documents relating to the Plan or any Award thereunder (including without limitation, prospectuses required by the U.S. Securities and Exchange Commission) and all other documents that the Company is required to deliver to its security holders (including without limitation, annual reports and proxy statements).

(e)    “Beneficiary” means the individual, individuals, trust or trusts which have been designated by a Participant in his or her most recent written beneficiary designation filed with the Committee to receive the benefits specified under the Plan upon such Participant’s death or, if there is no designated Beneficiary or surviving designated Beneficiary, then the individual, individuals, trust or trusts entitled by will or the laws of descent and distribution to receive such benefits.

(f)     “Board” means the Board of Directors of the Company.

(g) “Cash-Based Awards” means an Award granted pursuant to Section 6(g).

(h)    “Cash Incentive Award” means an Award granted to a key executive pursuant to Section 6(f).

(i)    “Cause” means, if the Participant is a party to an employment agreement or agreement for services with the Company or its Affiliates and such agreement provides for a definition of Cause, the definition therein contained, or, if no such agreement or definition exists, it means a Participant’s (i) material breach of any of such Participant’s covenants or obligations under any applicable employment agreement, agreement for services, non-compete agreement, non-solicitation agreement or confidentiality agreement; (ii) continued failure after written notice from the Company or any applicable Affiliate to perform assigned job responsibilities or to follow the reasonable instructions of such Participant’s superiors, including, without limitation, the Board; (iii) commission of a crime constituting a felony (or its equivalent) under the law; or (iv) material violation of any law or regulation or any policy or code of conduct adopted by the Company or engaging in any other form of misconduct which, if it were made public, could reasonably be expected to adversely affect the business reputation or affairs of the Company or of an Affiliate. The Board or Committee, in good faith, shall determine all matters and questions relating to whether a Participant has been discharged for Cause.

(j)    “Change in Control” means one of the following events:

(i)    the merger, consolidation or other reorganization of the Company in which its outstanding common stock, $0.01 par value, is converted into or exchanged for a different class of securities of the Company, a class of securities of any other issuer (except a direct or indirect wholly-owned subsidiary of the Company), cash, or other property, other than a merger, consolidation or other reorganization that would result in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof), in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any subsidiary of the Company, at least 50% of the combined voting power of the securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger, consolidation or other reorganization;

(ii)    the sale, lease or exchange of all or substantially all of the assets of the Company to any other Person;

(iii)    the consummation of a plan of complete liquidation and dissolution of the Company;

(iv)    the acquisition by any Person of beneficial ownership, within the meaning of Rule 13d-3 and Rule 13d-5 under the Exchange Act, of more than 20% (based on voting power) of the Company’s outstanding capital stock; or

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(v)    during any 24-month period, individuals who, as of the beginning of such period, constitute the Board (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board, provided that any individual becoming a director subsequent to the beginning of such period whose election or nomination for election was approved by a vote of at least a majority of the Incumbent Directors then on the Board (either by a specific vote or by approval of the proxy statement of the Company in which such individual is named as a nominee for director, without written objection to such nomination) shall be an Incumbent Director; provided, however, that no individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest with respect to directors or as a result of any other actual or threatened solicitation of proxies by or on behalf of any individual other than the Board shall be deemed to be an Incumbent Director.

Notwithstanding the foregoing, for purposes of any Award subject to Section 409A of the Code, a Change in Control shall not occur unless such transaction or series of related transactions, constitutes a change in ownership of the Company, a change in effective control of the Company or a change in ownership of a substantial portion of the Company’s assets, each under Section 409A of the Code or otherwise constitutes a “change in control event” within the meaning of Section 409A of the Code; provided, however, that if the Company treats an event as a Change in Control that does not meet the requirements of Section 409A of the Code, such Award shall be paid when it would otherwise have been paid but for the Change in Control.

(k)    “Code” means the Internal Revenue Code of 1986, as amended from time to time. References to any provision of the Code shall be deemed to include regulations thereunder and successor provisions and regulations thereto.

(l)    “Committee” means the Compensation Committee of the Board, or such other Board committee as may be designated by the Board to administer the Plan. Any such Committee that is authorized to grant Awards to Participants subject to Section 16 of the Exchange Act (a “Section 16 Committee”) shall, to the extent necessary to comply with Rule 16b-3, be comprised of two or more “nonemployee directors” within the meaning of Rule 16b-3 or shall constitute the entire Board; provided, however, that no director who is also an employee of the Company may sit on any Committee (other than the full Board when it is sitting as the Section 16 Committee), and to the extent that the Company is required to comply with the New York Stock Exchange (“NYSE”) requirements for listed companies, the Committee shall also be composed entirely of “independent directors” as required by the NYSE.

(m)    “Deferred Stock Units” means a deferred stock unit Award that represents an unfunded and unsecured promise to deliver shares in accordance with the terms of the applicable Award Agreement.

(n)    “Disability” means: (i) in the case of a Participant whose employment or service is subject to the terms of an employment or other agreement, which agreement includes a definition of “Disability,” the definition therein contained; or (ii) the term “Disability” as used in any applicable long-term disability plan, if any; or (iii) if there is no such agreement or plan, it means a physical or mental infirmity which impairs the Participant’s ability to perform substantially his or her duties for a period of 180 consecutive days.

(o)    “Dividend Equivalent Right” means the right of a Participant, granted at the discretion of the Committee or as otherwise provided by the Plan, to receive a credit to the account of such Participant in an amount equal to the cash dividends paid on one share of Stock for each share of Stock represented by an Award held by such Participant.

(p) “Effective Date” has the meaning set forth in Section 8(k).

(q)    “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time. References to any provision of the Exchange Act shall be deemed to include rules thereunder and successor provisions and rules thereto.

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(r)    “Fair Market Value” means with respect to any date that the Stock is listed on a national securities exchange or quoted in an interdealer quotation system, the methods to determine value may range from but not limited to, closing share price on the last trading day prior to grant, average of the high and low price per share of the Stock on that date as reported in the Wall Street Journal (or other reporting service approved by the Committee), average daily share price, or volume weighted average share price; provided, however, that with respect to any day on which the markets are closed, “Fair Market Value” for that day shall be determined on the next available trading day, and further provided that with respect to Stock that is not listed on a national securities exchange or quoted in an interdealer quotation system and with respect to other property, or in the event of a Change in Control, the Fair Market Value of such Stock or other property shall be determined through the reasonable application of a reasonable valuation method based on the facts and circumstances as of the valuation date that is consistent with the requirements of Code Section 409A, including, at the election of the Committee, by an independent appraisal that meets the requirements of Code Section 401(a)(28)(C) and the regulations promulgated thereunder as of a date that is no more than 12 months before the relevant transaction to which the valuation is applied (for example, the date of grant of an Option) and such determination will be conclusive and binding on all Persons. The chosen Fair Market Value method for a particular grant will be defined and specified in the applicable Award Agreement.

(s)    “Good Reason” means, if the Participant is a party to an employment agreement or offer letter or any other individual agreement with the Company or an Affiliate, including but not limited to a severance protection agreement, and such agreement provides for a definition of Good Reason, the definition therein contained. If no such agreement or definition exists, it means the initial existence of any of the following conditions, in each case without the Participant’s consent:

(i)    material diminution of the Participant’s responsibilities, authorities or duties; (ii) a material diminution in the Participant’s total salary; or (iii) the Company’s requiring the Participant to be based anywhere other than within 75 miles of the Participant’s place of employment or other service at the time of the occurrence of a Change in Control, except for reasonably required travel to the extent substantially consistent with the Participant’s business travel obligations as in existence at the time of the Change in Control. Notwithstanding the foregoing, a condition will constitute Good Reason only if the Participant has provided written notice to the Company of the existence of the condition within 90 days following the initial existence of the condition and the Company fails to remedy the condition on or before the 30th day following its receipt such notice from the Participant.

(t)    “Incentive Stock Option” means any Option intended to be and designated as an incentive stock option within the meaning of Section 422 of the Code.

(u)    “Nonqualified Stock Option” means an Option that is not an Incentive Stock Option.

(v)    “Option” means an Incentive Stock Option or a Nonqualified Stock Option.

(w)    “Other Stock-Based Award” means an equity based or equity related Award not otherwise described by the terms and provisions of the Plan that is granted pursuant to Section 6(h).

(x)    “Parent Corporation” means any corporation which is a parent corporation of the Company within the meaning of Section 424(e) of the Code.

(y)    “Participant” means an individual who, at a time when eligible under Section 5 hereof, has been granted an Award under the Plan.

(z)    “Performance Goals” means, for a Performance Period, the one or more goals established by the Committee for the Performance Period based upon business criteria or other performance measures determined by the Committee in its discretion.

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(aa) “Performance Period” means the one or more periods of time not less than one year nor more than five years in duration, as the Committee may specify, over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Participant’s right to and the payment of a Performance Share Award or a Cash Incentive Award.

(bb) “Performance Share” means the grant of a right to receive a number of actual shares of Stock or share units based upon the performance of the Company during a Performance Period, as determined by the Committee.

(cc) “Performance Award” means an Award granted pursuant to Section 6(f) hereof. (dd) “Person” has the meaning given in Section 3(a)(9) of the Exchange Act, including two or more persons acting as a syndicate or other group as modified and used in Sections 13(d)(3) and 14(d)(2) thereof, except that such term shall not include: (i) the Company or any of its subsidiaries; (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its Affiliates; (iii) an underwriter temporarily holding securities pursuant to an offering of such securities; or (iv) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company.

(ee) “Restricted Stock” means an Award of Stock subject to forfeiture if the restrictions with respect to such Stock do not lapse.

(ff) “Restricted Stock Unit” means a right to receive one share of Stock, or its cash value, subject to vesting conditions, the terms of the Plan and the applicable Agreement.

(gg) “Rule 16b-3” means Rule 16b-3, as from time to time in effect and applicable to the Plan and Participants, promulgated by the Securities and Exchange Commission under Section 16 of the Exchange Act.

(hh) “SAR” or “Stock Appreciation Right” means a right to receive the Appreciation Value of one share of Stock.

(ii)“Stock” means the Common Stock, $.01 par value, of the Company and such other securities as may be substituted for Stock or such other securities pursuant to Section 4 hereof.

(jj) “Subsidiary” means any corporation which is a subsidiary corporation within the meaning of Section 424(f) of the Code with respect to the Company.

(kk) “Ten-Percent Stockholder” means a Participant, who, at the time an Incentive Stock Option is to be granted to him or her, owns (within the meaning of Section 422(b)(6) of the Code) Stock possessing more than 10% of the total combined voting power of all classes of stock of the Company, or of a Parent Corporation or Subsidiary.

3. Administration.

(a)    Authority of the Committee. The Plan shall be administered by the Committee. The Committee shall have full and final authority to take the following actions, in each case subject to and consistent with the provisions of the Plan:

(i) to select individuals to whom Awards may be granted; individual;

(ii) to determine the type or types of Awards to be granted to each such

(iii) to determine the number of Awards to be granted, the number or value of shares of Stock to which an Award will relate, the terms and conditions of any Award granted under the Plan (including, but not limited to, any exercise price, grant price or purchase price, any restriction or condition, any schedule for lapse of restrictions or conditions relating to transferability or forfeiture, exercisability or settlement of an Award and waivers or accelerations thereof, performance conditions relating to an Award and waivers

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and modifications thereof, based in each case on such considerations as the Committee shall determine), and all other matters to be determined in connection with an Award;

(iv)    to determine the target number of Performance Shares to be granted pursuant to a Performance Share Award, the performance measures that will be used to establish the Performance Goals, the Performance Period or Periods and the number of Performance Shares earned by a Participant;

(v)    to determine whether, to what extent and under what circumstances an Award may be settled, or the exercise price of an Award may be paid, in Stock, cash, other Awards, or other property, or an Award may be canceled, forfeited, or surrendered;

(vi)    to prescribe the form of each Agreement, which need not be identical for each Participant;

(vii)    to adopt, amend, suspend, waive and rescind such rules and regulations and appoint such agents as the Committee may deem necessary or advisable to administer the Plan;

(viii)    to correct any defect or supply any omission or reconcile any inconsistency in the Plan and to construe and interpret the Plan and any Award, rules and regulations, Agreement or other instrument hereunder; and

(ix)    to make all other decisions and determinations as may be required under the terms of the Plan or as the Committee may deem necessary or advisable for the administration of the Plan.

(b)    Manner of Exercise of Committee Authority. Unless authority is specifically reserved to the Board under the terms of the Plan, the Company’s Certificate of Incorporation or Bylaws, or applicable law, the Committee shall have sole discretion in exercising authority under the Plan. Any action of the Committee with respect to the Plan shall be final, conclusive and binding on all Persons, including the Company, any of its subsidiaries, Participants, any Person claiming any rights under the Plan from or through any Participant and stockholders, except to the extent the Committee may subsequently modify, or take further action not consistent with, its prior action. If not specified in the Plan, the time at which the Committee must or may make any determination shall be determined by the Committee, and any such determination may thereafter by modified by the Committee (subject to Section 8(g)). The express grant of any specific power to the Committee, and the taking of any action by the Committee, shall not be construed as limiting any power or authority of the Committee. The Committee may delegate to officers or managers of the Company or any subsidiary of the Company the authority, subject to such terms as the Committee shall determine, to perform administrative functions and, with respect to Participants not subject to Section 16 of the Exchange Act, to perform such other functions as the Committee may determine, to the extent permitted under Rule 16b-3, if applicable, and other applicable law. Notwithstanding the foregoing, the Board may delegate, by a resolution adopted by the Board, authority to one or more officers of the Company to do one or both of the following: (i) designate the officers and employees of the Company or any of its Subsidiaries who shall be granted Awards under the Plan, and (ii) determine the number of shares subject to the Awards to be granted to such officers and employees; provided, however, that said Board resolution shall specify the total number of shares or total value of shares that may be subject to Awards that shall be granted by such officer or officers, shall include the terms of the Awards, and shall specify either the exercise or purchase price of the Options or Restricted Stock, as the case may be, or the formula for determining such exercise or purchase price. The Board may not authorize any officer to designate himself or herself as a recipient of any Award hereunder. Further, the Committee may authorize the outsourcing of nondiscretionary administrative functions to a third party provider.

(c)    Limitation of Liability. No member of the Committee, nor any officer or employee of the Company acting on behalf of the Committee, shall be personally liable for any action, determination or interpretation taken or made in good faith with respect to the Plan, and all members of the Committee and any officer or employee of the Company acting on its behalf shall, to the extent permitted by law, be fully indemnified and protected by the Company with respect to any such action, determination or interpretation.

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4. Stock Subject to Plan.

(a)    Amount of Stock Reserved. The maximum number of shares of Stock that may be made the subject of all Awards granted under the Plan is 3,075,000. Any of the authorized shares of Stock may be used for any type of Award under the Plan, and any or all of the Shares may be allocated to Incentive Stock Options. The Company shall reserve for the purposes of the Plan, out of its authorized but unissued shares of Stock or out of shares of Stock reacquired by the Company in any manner, or partly out of each, such number of shares of Stock as shall be determined by the Board. Any Award that is settled by the terms of the Plan or the terms of such Award in cash or other property that is not Stock shall not reduce or otherwise count against the number of shares of Stock available for Awards under the Plan, or such other limitations provided for in this Section 4(a).

(b)    Annual Director Limit. The maximum number of shares of Stock subject to Awards granted during a single calendar year to any member of the Board in his or her capacity as a director, together with any cash fees paid to such member of the Board during the calendar year in such capacity, shall not exceed a total value of $1,000,000 (calculating the value of any Awards based on the grant date fair value for financial reporting purposes). For the avoidance of doubt, any compensation that is deferred shall be counted toward this limit for the calendar year in which it was first earned, and not when paid or settled if later.

(c)    Share Counting. In connection with the grant of an Award, the maximum number of shares of Stock available for grant shall be reduced by the number of shares of Stock in respect of which the Award is granted or denominated; provided however that in the case of an Award that provides for a range of potential payouts of shares of Stock the Committee shall determine the extent to which the maximum number of shares of Stock available for grant has been reduced in respect of such an Award. Any shares of Stock related to an outstanding Award or portion thereof that terminates by expiration, cancellation, forfeiture or otherwise without the issuance of the shares of Stock shall be available again for grant under the Plan. Notwithstanding anything herein to the contrary, shares of Stock used or withheld to pay the exercise price or tax obligations of a Participant, or shares not issued in connection with settlement of an Option or SAR, will not be available again for grant under the Plan.

(d)    Adjustments. In the event that the Committee determines that any dividend or other distribution (whether in the form of Stock or other property), recapitalization, forward or reverse split, reorganization, merger, consolidation, spin-off, combination, repurchase or exchange of Stock or other securities, liquidation, dissolution, or other similar corporate transaction or event, affects the Stock such that an adjustment is appropriate in order to prevent dilution or enlargement of the rights of Participants under the Plan, then the Committee shall, in such manner as it may deem equitable, adjust any or all of (i) the number and kind of shares of Stock reserved and available for Awards under Section 4(a), including shares reserved for Incentive Stock Options and Restricted Stock, (ii) the number and kind of shares of Stock specified in the Annual Per- Participant Limitations under Section 4(a), (iii) the number and kind of shares of outstanding Restricted Stock or other outstanding Award in connection with which shares have been issued, (iv) the number and kind of shares that may be issued in respect of other outstanding Awards and, (v) the exercise price or purchase price relating to any Award. In addition, the Committee is authorized to make adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of unusual or nonrecurring events (including, without limitation, events described in the preceding sentence) affecting the Company or any Affiliate or the financial statements of the Company or any Affiliate or in response to changes in applicable laws, regulations, or accounting principles. The foregoing notwithstanding, no adjustments shall be authorized under this Section 4(d) with respect to Incentive Stock Options to the extent that such authority would cause any Award to fail to comply with Section 422 of the Code. Any adjustment to such Awards shall be made in compliance with Section 409A of the Code and Treasury Regulation section 1.409A-1(b)(5)(iii)(E)(4), as applicable.

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(e)    No Restrictions on Adjustments. The existence of the Plan, the Award Agreement and the Awards granted hereunder shall not affect or restrict in any way the right or power of the Company or the stockholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company’s capital structure or its business, any merger or consolidation of the Company, any issue of Stock or of Options, warrants or rights to purchase Stock or of bonds, debentures, preferred or prior preference stocks whose rights are superior to or affect the Stock or the rights thereof or which are convertible into or exchangeable for Stock, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

5.    Eligibility. Officers, employees, consultants and directors of the Company and its Affiliates are eligible to be granted Awards under the Plan; however, only employees of the Company and its Parent Corporation and its Subsidiaries are eligible to receive Incentive Stock Options.

6. Specific Terms of Awards.

(a)    General. Awards may be granted on the terms and conditions set forth in this Section 6. In addition, the Committee may impose on any Award or the exercise thereof such additional terms and conditions, not inconsistent with the provisions of the Plan, as the Committee shall determine, including terms requiring forfeiture of Awards in the event of termination of employment or other service of the Participant.

(b)    Options. The Committee is authorized to grant Options on the following terms and conditions:

(i)    Exercise Price. The exercise price per share of Stock purchasable under an Option shall be determined by the Committee, provided that such exercise price shall be not less than the Fair Market Value of a share of Stock on the date of grant of such Option, and further provided that the exercise price per share shall not be less than 110% of the Fair Market Value on the date of grant in the case of an Incentive Stock Option granted to a Ten-Percent Stockholder. Notwithstanding the foregoing, an Option granted under an assumption or substitution for another stock option in a manner satisfying the provisions of Section 424(a) of the Code, as if the Option was a statutory stock option, may be granted with an Exercise Price lower than the Fair Market Value per share on the date of grant.

(ii)    Time and Method of Exercise. The Committee shall determine the time or times at which an Option may be exercised in whole or in part (which may be based on performance or other criteria), provided that no Option (other than an Option granted in substitution for another stock option under Section 6(i) hereof) may be granted with a vesting provision that permits any portion of the Option to be exercised prior to 12 months from the date of grant. The exercise price of Stock acquired pursuant to the exercise of an Option shall be paid either: (1) through a “cashless exercise” procedure that is acceptable to the Committee in its full discretion, to the extent such procedure does not violate the Sarbanes-Oxley Act of 2002 or any other applicable law; (2) in cash at the time of purchase if permitted by the Committee; or (3) subject to applicable law, in any other form of legal consideration that may be acceptable to the Committee in its discretion.

(iii)    Incentive Stock Options. The terms of any Incentive Stock Option granted under the Plan shall comply in all respects with the provisions of Section 422 of the Code, including but not limited to the requirement that no Incentive Stock Option shall be granted more than ten years after the date of the Plan’s adoption by the Board (or March 31, 2032). An Incentive Stock Option shall not be exercisable after the expiration of 10 years from the date it is granted (five years in the case of an Incentive Stock Option granted to a Ten-Percent Stockholder). An Option shall be treated as an Incentive Stock Option only to the extent that the aggregate Fair Market Value (determined at the time the Option is granted) of the shares with respect to which all Incentive Stock Options held by a Participant (under the Plan and all other plans of the Company, its Parent Corporation or Subsidiary) become exercisable for the first time during any

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calendar year does not exceed $100,000. This limitation shall be applied by taking Options into account in the order in which they were granted. To the extent this limitation is exceeded, an Option shall be treated as a Nonqualified Stock Option regardless of its designation as an Incentive Stock Option. Should any Incentive Stock Option remain exercisable more than three months after employment terminates for any reason other than Disability or death, or more than one year after employment terminates if employment terminates due to Disability, the Option shall immediately be converted to a Nonqualified Stock Option; provided, however, that if the Disability causing a Participant’s termination of employment does not fit within the definition of “disability” under Section 422(c)(6) of the Code, the Option shall convert into a Nonqualified Stock Option three months after termination of employment although it will remain outstanding for one year after termination of employment. The Company shall have no liability in the event it is determined that any Option intended to be an Incentive Stock Option fails to qualify as such, whether such failure is a result of the Participant’s disposition of shares purchased under the Option prior to the later of two years from the date of grant of the Option or one year from the date of transfer of the purchased shares to the Participant, the terms of this Plan or any governing Agreement or any other action or inaction by the Company or any Participant.

(c)    Stock Appreciation Rights. The Committee is authorized to grant SARs on the following terms and conditions:

(i)    Exercise Price. The exercise price per share of Stock purchasable under a SAR shall be determined by the Committee, but in no event shall a SAR be granted at an exercise price of at least Fair Market Value of a share of Stock on the date of grant of such SAR. Notwithstanding the foregoing, a SAR granted under an assumption or substitution for another SAR in a manner satisfying the provisions of Section 424(a) of the Code, as if the SAR was a statutory stock option, may be granted with an Exercise Price lower than the Fair Market Value per share on the date of grant.

(ii)    Time and Method of Exercise. The Committee shall determine the time or times at which a SAR may be exercised in whole or in part (which may be based on performance or other criteria), provided that no SAR (other than a SAR granted in substitution for another SAR under Section 6(i) hereof) may be granted with a vesting provision that permits any portion of the SAR to be exercised prior to 12 months from the date of grant. The full or partial exercise of an Award of SARs shall be made by a written notice delivered in person or by mail or telecopy to the Secretary of the Company at the Company’s principal executive office, or through such other notification method that the Committee may adopt including but not limited to electronic methods, specifying the number of SARs with respect to which the Award is being exercised. If requested by the Committee, the Participant shall deliver the Award Agreement evidencing the SARs being exercised to the Secretary of the Company who shall endorse thereon a notation of such exercise and return such Agreement to the Participant.

(iii)    Amount Payable. Upon the exercise of SARs, the Participant shall be entitled to receive a value paid in cash or a number of shares (as specified in the Award), which shall be determined by multiplying (A) the Appreciation Value by (B) the number of SARs being exercised, minus the value withheld for payment of taxes pursuant to Section 8(d). Notwithstanding the foregoing, the Committee may limit in any manner the number of shares that may be delivered with respect to any Award of SARs by including such a limit in the Award Agreement evidencing SARs at the time of grant.

(d)    Restricted Stock. The Committee is authorized to grant Restricted Stock on the following terms and conditions, including those with respect to which the restrictions lapse upon the achievement of Performance Goals:

(i)    Grants and Restrictions. Restricted Stock shall be subject to such restrictions on transferability and other restrictions, if any, as the Committee may impose, which restrictions may lapse separately or in combination at such times, under such circumstances (including upon the achievement of Performance

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Goals), in such installments, or otherwise, as the Committee may determine; provided that the Committee shall determine the time or times at which restrictions will lapse, in whole or in part, provided that no Award (other than an Award granted in substitution for another award under Section 6(i) hereof) may be granted with a vesting provision that permits the restrictions on any portion of the Award to lapse prior to 12 months from the date of grant. A Participant granted Restricted Stock or Performance Shares shall have such stockholder rights as may be set forth in the applicable Agreement, including, for example, the right to vote the Restricted Stock or Performance Shares.

(ii)    Forfeiture. Upon termination of employment or other service (as determined under criteria established by the Committee) during the applicable restriction period, Restricted Stock and Performance Shares that are at that time subject to restrictions shall be forfeited and shall become available for grant again by the Company; provided, however, that the Committee may provide, by rule or regulation or in any Award Agreement, or may determine in any individual case, that restrictions or forfeiture conditions relating to Restricted Stock will be waived in whole or in part in the event of termination resulting from death or Disability.

(iii)    Evidence for Stock. Restricted Stock and Performance Shares granted under the Plan may be evidenced in such manner as the Committee shall determine, including electronic book entry form.

(iv)    Dividends. Any dividends that may be paid on Restricted Stock shall be withheld by the Company for the Participant’s account, subject to such terms as the Committee may determine. Dividends so withheld by the Committee and attributable to any particular share of Restricted Stock (and earnings thereon, if any) shall be distributed to the Participant in cash or, at the discretion of the Committee, in shares of unrestricted Stock having a Fair Market Value equal to the amount of such dividends, upon the release of restrictions on such share or, if such share of Restricted Stock is forfeited, such dividends shall be forfeited and the Participant shall have no right thereto. Subject to Section 409A of the Code, the payment of such dividends may be deferred or the amount or value thereof automatically reinvested in additional Restricted Stock, other Awards, or other investment vehicles, as the Committee may determine or permit the Participant to elect. Stock distributed in connection with a Stock split or Stock dividend, and other property distributed as a dividend, shall be subject to restrictions and a risk of forfeiture to the same extent as the Restricted Stock with respect to which such Stock or other property has been distributed.

(e) Restricted Stock Units.

(i)    Grant. The Committee may grant Awards of Restricted Stock Units to Participants, each of which shall be evidenced by an Award Agreement between the Company and the Participant. Each Agreement shall contain such restrictions, terms and conditions as the Committee may, in its discretion, determine, subject to the terms and provisions set forth below in this Section 6(e).

(ii)    Rights of Grantees. Until all restrictions upon Restricted Stock Units awarded to a Participants shall have lapsed in the manner set forth in Section 6(e), the Participant shall not be a stockholder of the Company, nor have any of the rights or privileges of a stockholder of the Company, including, without limitation, rights to receive dividends and voting rights with respect to the Restricted Stock Units. However, the Committee, in its discretion, may provide in the Award Agreement evidencing any Restricted Stock Unit Award that the Participant shall be entitled to Dividend Equivalent Rights with respect to the payment of cash dividends on Stock during the period beginning on the date such Award is granted and ending, with respect to each share subject to the Award, on the earlier of the date the Award is settled or the date on which it is terminated. Such Dividend Equivalent Rights, if any, shall be paid by crediting the Participant with a cash amount or with additional whole Restricted Stock Units as of the date of payment of such cash dividends on Stock, as determined by the Committee. The number of additional Restricted Stock Units (rounded to the nearest whole number), if any, to be so credited shall be determined by dividing (A) the amount of cash dividends paid on such date with respect to the number of shares of Stock

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represented by the Restricted Stock Units previously credited to the Participant by (B) the Fair Market Value per share of Stock on such date. Such cash amounts or additional Restricted Stock Units shall be subject to the same terms and conditions and shall be settled in the same manner and at the same time as the Restricted Stock Units originally subject to the Restricted Stock Unit Award.

(iii)    Restricted Stock Unit Account. The Company or its third party administrator shall establish and maintain a separate account (“Restricted Stock Unit Account”) for each Participant who has received a grant of Restricted Stock Units, and such account shall be credited for the number of Restricted Stock Units granted to such Participant.

(iv)    Vesting. Restricted Stock Units awarded hereunder shall vest at such time or times and on such terms and conditions (including on the achievement of Performance Goals) as the Committee may determine, provided that no Award may be granted with a vesting provision that permits any portion of the Award (other than an Award granted in substitution for another award under Section 6(i) hereof) to vest prior to 12 months from the date of grant. The Award Agreement evidencing the Award of Restricted Stock Units shall set forth any such terms and conditions.

(v)    Payment or Delivery of Cash or Stock. As soon as practicable after each vesting date of an Award of Restricted Stock Units, but in any event no later than the 15th day of the third calendar month following the month in which the vesting date occurs, payment shall be made in cash or in Stock (as specified in the Award and based upon the Fair Market Value of the Stock on the day all restrictions lapse). Any payment made in Stock shall be delivered electronically. Any number of shares delivered hereunder shall be net of the number of shares withheld pursuant to Section 8(d), and any cash payment delivered hereunder shall be net of cash withheld pursuant to Section 8(d), if applicable.

(f)    Performance Awards and Cash Incentive Awards. The Committee may, in its discretion, grant Performance Shares or Cash Incentive Awards to Participants as may be selected by the Committee. Each Performance Award shall be evidenced by an Award Agreement, and shall be subject to the conditions set forth in this Section 6(f), and to such other conditions not inconsistent with the Plan as may be reflected in the applicable Award Agreement.

(i)    The Committee shall have the discretion to determine: (A) the number of shares of Stock or stock-denominated units subject to a Performance Share Award granted to any Participant; (B) the maximum monetary amount subject to a Cash Incentive Award granted to any Participant; (C) the Performance Period applicable to any Performance Award; (D) the conditions that must be satisfied for a Participant to earn a Performance Award; and (E) any other terms, conditions and restrictions of the Performance Award.

(ii)    The number of Performance Shares or the dollar amount of cash, as applicable, earned by a Participant will depend on the extent to which the Performance Goals established by the Committee are attained within the applicable Performance Period, as determined by the Committee.

(g)    Cash-Based Awards. Subject to the terms and provisions of the Plan, the Committee, at any time, and from time to time, may grant Cash-Based Awards under the Plan to eligible individuals in such amounts and upon such terms as the Committee shall determine, provided that no Award (other than an Award granted in substitution for another award under Section 6(i) hereof) may be granted with a vesting provision that permits any portion of the Award to be vested prior to 12 months from the date of grant. Any Cash-Based Award may be granted as a Cash Incentive Award pursuant to Section 6(f) hereof.

(i)    Value. Each Cash-Based Award shall specify a payment amount or payment range as determined by the Committee.

(ii)    Method of Payment. Payment, if any, with respect to a Cash-Based Award shall be made in accordance with the terms of the Award in cash.

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(iii)    Termination of Employment or Other Service. The Committee shall determine the extent to which a Participant’s rights with respect to Cash-Based Awards shall be affected by the Participant’s termination of employment or other service. Such provisions shall be determined in the sole discretion of the Committee and need not be uniform among all Cash-Based Awards issued pursuant to the Plan.

(h)    Other Stock-Based Awards. Subject to the provisions of the Plan, the Committee shall have the sole authority to grant to Participants other equity-based or equity-related Awards (including but not limited to Deferred Stock Units and fully-vested Shares) in amounts subject to such terms and conditions as the Committee shall determine, including but not limited to, at the Committee’s discretion, Dividend Equivalent Rights, provided that such Awards comply with applicable laws; provided that no Award (other than an Award granted in substitution for another award under Section 6(i) hereof) may be granted with a vesting provision that permits any portion of the Award to be vested prior to 12 months from the date of grant.

(i)    Method of Payment. Payment, if any, with respect to an Other Stock- Based Award shall be made in accordance with the terms of the Award, in cash or shares of Stock as the Committee determines.

(ii)    Termination of Employment or Other Service. The Committee shall determine the extent to which a Participant’s rights with respect to Other Stock-Based Awards shall be affected by the Participant’s termination of employment or other service. Such provisions shall be determined in the sole discretion of the Committee and need not be uniform among all Other Stock-Based Awards issued pursuant to the Plan.

(i)    Awards in Substitution for Awards Granted by Other Corporations. Options and other Awards may be granted under the Plan from time to time in substitution for stock options and other awards held by employees of corporations who become employees of the Company or of any Subsidiary as a result of a merger or consolidation of the employing corporation with the Company or such Subsidiary, or the acquisition by the Company or Subsidiary of all or a portion of the assets of the employing corporation, or the acquisition by the Company or a Subsidiary of stock of the employing corporation with the result that such employing corporation becomes a Subsidiary. Notwithstanding anything in this Plan to the contrary, no Option or SAR granted in substitution for another stock option or SAR under this Section 6(i) may be granted with a vesting provision that permits any portion of the Option or SAR to become exercisable earlier than provided for under the original stock option or SAR, and no other Award granted in substitution for another award under this Section 6(i) may be granted with a vesting provision that permits the restrictions on any portion of the Award to lapse or the award to otherwise vest earlier than provided for under the original award.

7. Certain Provisions Applicable to All Awards

(a)    Term of Awards. The term of each Award shall be for such period as may be determined by the Committee; provided, however, that in no event shall the term of any Award exceed a period of ten years from the date of its grant or, in the case of any Incentive Stock Option granted to a Ten-Percent Stockholder, five years.

(b) Change in Control.

(i)    General. In connection with a Change in Control, the Committee may, to the extent permitted by applicable law, but otherwise in its sole discretion, provide for: (1) the waiver of performance conditions, acceleration of vesting or lapse of restrictions with respect to any or all Awards granted hereunder; (2) the continuation of outstanding Awards by the Company (if the Company is the surviving entity); (3) the assumption of the Plan and the outstanding Awards by the surviving entity or its parent; (4) the substitution by the surviving entity or its parent of awards with substantially the same terms (including an award to acquire the same consideration paid to the stockholders in the Change in Control) for the outstanding Awards and, if appropriate, subject to the equitable adjustment provisions of Section 4(d);

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(5) the cancellation of the outstanding Awards in consideration for a payment (in the form of securities or cash) equal in value to the Fair Market Value of vested Awards, or in the case of an Option or SAR, the difference between the Fair Market Value and the Exercise Price for all shares of Stock subject to exercise (i.e., to the extent vested) under any outstanding Option or SAR; or (6) the cancellation of the outstanding Awards without payment of any consideration therefor. In the event of any such cancellation, if the exercise price of an Option or SAR is less than the Fair Market Value of the shares covered by such Option or SAR (the “Spread”), the Committee must provide either that (A) any such cancelled Option or SAR shall be deemed automatically exercised or (B) the affected Participants shall receive cash, property, shares or a combination thereof, in an amount equal to the value of the Spread. Notwithstanding any other provision of the Plan or any Award Agreement, no cancellation pursuant to this provision shall be deemed an action that materially impairs the rights of any Participant under any outstanding Award, and no Participant consent shall be required with respect to the cancellation of any Award under this provision including but not limited to Awards that qualify as Incentive Stock Options. The settlement and payment of an Award (other than an Option or SAR) under this Section 7(b)(i) shall be made within 30 days following the occurrence of a Change in Control (except to the extent that settlement and payment of the Award must be made pursuant to its original schedule in order to comply with Code Section 409A). Timing of any payment or delivery of shares of Stock under this provision shall be subject to Section 409A of the Code.

(ii)    Termination Following a Change in Control. Notwithstanding anything contained herein to the contrary, and subject to Section 7(b), unless otherwise provided by the Committee in an Award Agreement, all conditions and restrictions relating to an Award, including limitations on exercisability, risks of forfeiture and conditions and restrictions requiring the continued performance of services or the achievement of Performance Goals with respect to the exercisability or settlement of such Award, shall immediately lapse upon a termination of employment or other service by the Company without Cause or by a Participant for Good Reason within twelve months after a Change in Control, and any such Award that is an Option shall remain outstanding until the earlier of the last day of the term of such Option, or the end of the last day of the one-year period following such termination. The settlement and payment of an Award (other than Options and SARS) under this Section 7(b)(ii) shall be made within 30 days following the occurrence of such termination of employment or other service (except to the extent that settlement and payment of the Award must be made pursuant to its original schedule in order to comply with Code Section 409A).

(c) Treatment of Award upon Termination of Employment or Other Service.

(i)    Cessation of Vesting. Unless otherwise determined by the Committee at the time of grant or thereafter or as otherwise provided in this Plan, any unvested portion of any outstanding Award held by a Participant at the time of termination of employment or other service will be forfeited upon such termination.

(ii)    Cessation of Exercisability. Except as provided in the Plan or as otherwise determined by the Committee at the time of grant or thereafter, upon termination of a Participant’s employment or other service with the Company and its Affiliates without Cause, such Participant may exercise the vested portion of any outstanding Option until the earlier of the last day of the Option term or the last day of the exercise period as specified in the Award Agreement, following such termination of employment or other service.

(iii)    Death or Disability. Unless otherwise determined by the Committee at the time of grant or thereafter, upon termination of a Participant’s employment or other service with the Company and its Affiliates due to death or Disability, such Participant may exercise the vested portion of any outstanding Option until the earlier of the last day of the term of the Option or the last day of the one-year period following such termination of employment or other service.

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(iv)    Termination by the Company or an Affiliate for Cause. Upon termination of a Participant’s employment or other service with the Company and its Affiliates due to Cause, both the vested and unvested portions of any outstanding Option or SAR held by such Participant shall immediately be forfeited and no longer be exercisable.

(d) Clawback.

(i)    Notwithstanding anything in the Plan or any Agreement to the contrary, in the event that a Participant or former Participant breaches any non-solicitation, non-competition or confidentiality agreement entered into with, or while acting on behalf of, the Company or any Affiliate, the Committee may, in its sole discretion but acting in good faith, direct the Company to (a) cancel any outstanding Award granted to such Participant or former Participant, in whole or in part, whether or not vested, or (b) require such Participant or former Participant to repay to the Company any gain realized or payment or shares received upon the exercise or payment of, or lapse of restrictions with respect to, such Award (with such gain, payment or shares valued as of the date of exercise, payment or lapse of restrictions). Such cancellation or repayment obligation shall be effective as of the date specified by the Committee.

(ii)    Notwithstanding anything in the Plan or any Agreement to the contrary, if any of the Company’s financial statements are required to be restated due to errors, omissions, fraud, or misconduct, the Committee may, in its sole discretion but acting in good faith, direct the Company to recover all or a portion of any Award or any past or future compensation from any Participant or former Participant with respect to any fiscal year of the Company for which the financial results are negatively affected by such restatement. For purposes of this Subsection 7(d)(ii), errors, omissions, fraud, or misconduct may include but are not limited to circumstances where the Company has been required to prepare an accounting restatement due to material noncompliance with any financial reporting requirement, as enforced by the U.S. Securities and Exchange Commission. Any recovery of any Award or recovery of any past or future compensation shall be limited solely to Participants or former Participants that the Committee has determined, in its sole discretion, to have had knowledge or that should have had knowledge of such errors, omissions, fraud, or misconduct or the circumstances that gave rise to such restatement and failed to take reasonable steps to bring it to the attention of the appropriate individuals within the Company, or the Participant or former Participant personally and knowingly engaged in practices that materially contributed to the circumstances that gave rise to such restatement.

(iii)    Any repayment obligation required under Section 7(d)(i) or (ii) above may be satisfied in shares of Stock or cash or a combination thereof (based upon the Fair Market Value of the shares of Stock on the date of repayment), and the Committee may provide for an offset to any future payments owed by the Company or any Affiliate to the Participant or former Participant if necessary to satisfy the repayment obligation; provided, however, that if any such offset is prohibited under applicable law, the Committee shall not permit any offsets and may require immediate repayment by the Participant.

(e) Term Extension and Timing of Payment. Notwithstanding Section 7(b)(ii) or any other provision hereunder, once granted, neither the exercise period nor the term of any Award may be extended, if such extension, would cause the Award to be subject to taxes under Section 409A of the Code. In addition, the timing of any payment hereunder shall comply with Section 409A of the Code.

(f) No Dividends on Unvested Awards. Notwithstanding anything to the contrary in this Plan, any Dividends or Dividends Equivalents shall be subject to the same restrictions and risk of forfeiture as the Award with respect to which the Dividends or Dividends Equivalents accrue and shall not be paid unless and until such Award has vested and been earned.

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8. General Provisions.

(a)    Compliance with Laws and Obligations. The Company shall not be obligated to issue or deliver Stock or to make any cash payment in connection with any Award or take any other action under the Plan in a transaction subject to the registration requirements of the Securities Act of 1933, as amended, or any other federal or state securities law, any requirement under any listing agreement between the Company and any national securities exchange or automated quotation system or any other law, regulation or contractual obligation of the Company until the Company is satisfied that such laws, regulations, and other obligations of the Company have been complied with in full. Shares of Stock issued under the Plan will be subject to such stop-transfer orders and other restrictions as may be applicable under such laws, regulations and other obligations of the Company.

(b)    Limitations on Transferability. No Award shall be transferable by a Participant other than by will or by the laws of descent and distribution and an Option shall be exercisable during the lifetime of such Participant only by the Participant or his or her guardian or legal representative. Notwithstanding the foregoing, the Committee may set forth at the time of grant (but not thereafter), in the Award Agreement evidencing an Award (other than an Incentive Stock Option), that the Option may be transferred to members of the Participant’s immediate family, to trusts solely for the benefit of such immediate family members and to partnerships in which such family members or trusts are the only partners, and for purposes of this Plan, a transferee of an Option shall be deemed to be the Participant. For this purpose, immediate family means the Participant’s spouse, parents, children, stepchildren and grandchildren and the spouses of such parents, children, stepchildren and grandchildren. The terms of an Option shall be final, binding and conclusive upon the beneficiaries, executors, administrators, heirs and successors of the Participant. Until all restrictions upon the shares of Restricted Stock awarded to a Participant shall have lapsed or such other Awards shall have vested, shares subject to such Awards shall not be sold, transferred or otherwise disposed of, shall not be pledged or otherwise hypothecated, and shall not be subject to the claims of creditors. Notwithstanding the foregoing, no Award may be transferable if either the ability to transfer or the transfer itself would cause the Award to be subject to the excise tax under Section 409A of the Code.

(c)    No Right to Continued Employment or Service. Neither the Plan nor any action taken hereunder shall be construed as giving any employee or other individual the right to be retained in the employ or service of the Company or any Subsidiary, nor shall it interfere in any way with the right of the Company or any Subsidiary to terminate any employee’s employment or other individual’s service at any time.

(d)    Taxes. At such times as a Participant has taxable income in connection with an Award granted hereunder (a “Taxable Event”) and (i) the Award is delivered in cash, the Company will require the withholding of a portion of any cash payment in an amount equal to the minimum federal, state and local income taxes and other amounts as may be required by law to be withheld by the Company in connection with the Taxable Event (the “Withholding Taxes”) or (ii) the Award is delivered in shares, the Company may, prior to the issuance or release from escrow of shares, in lieu of a cash payment from the Participant, require the withholding of a portion of the shares then issuable to the Participant having an aggregate Fair Market Value equal to, but not in excess of, the Withholding Taxes.

(e)    Changes to the Plan and Awards. The Board may amend, alter, suspend, discontinue or terminate the Plan or the Committee’s authority to grant Awards under the Plan without the consent of stockholders or Participants, except that any such action shall be subject to the approval of the Company’s stockholders at or before the next annual meeting of stockholders for which the record date is after such Board action if such stockholder approval is required by any federal or state law or regulation or the rules of any stock exchange or automated quotation system on which the Stock may then be listed or quoted, and the Board may otherwise, in its discretion, determine to submit other such changes to the Plan to stockholders for approval; provided, however, that, except as specifically permitted under the Plan, no such action may materially impair the rights of any Participant with respect to any outstanding Award without the consent of such Participant.

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The Committee may waive any conditions or rights under, or amend, alter, suspend, discontinue or terminate any Award theretofore granted and any Agreement relating thereto; provided, however, that, except as specifically permitted under the Plan, no such action may materially impair the rights of a Participant with respect to any outstanding Award without the consent of such Participant. Notwithstanding this Section 8(e) or any other provision of the Plan to the contrary, except as otherwise permitted in Section 4(d) of the Plan, unless stockholder approval is obtained (i) no modification or amendment of any outstanding Option or SAR may reduce the exercise price of such Option or SAR; (ii) no Option or SAR may be canceled and replaced with a new Option or SAR at a lower exercise price or another Award or cash if such cancelation and replacement would be considered a “repricing” for purposes of the stockholder approval rules of the applicable securities exchange or inter-dealer quotation system on which the Stock is listed or quoted; and (iii) the Committee may not take any other action that is considered a repricing for purposes of such stockholder approval rules. Except with respect to accelerations and cancellations that are effected pursuant to Section 7(b) of the Plan, (A) no Award that is intended to qualify as “performance-based compensation” may be amended or modified if such amendment or modification would cause such Award to lose its qualification as “performance- based compensation,” and (B) no term of any Incentive Stock Option may be changed or modified without the consent of the Participant if such change or modification would cause the Incentive Stock Option to fail to qualify as such. All Options and SARs granted hereunder are prohibited from a cash buyout without stockholder approval, except as otherwise permitted in Section 7(b) in connection with a Change in Control.

(f)    No Rights to Awards; No Stockholder Rights. No Participant or employee shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment of Participants and employees. No Award shall confer on any Participant any of the rights of a stockholder of the Company unless and until Stock is duly issued or transferred and delivered to the Participant in accordance with the terms of the Award or, in the case of an Option, the Option is duly exercised.

(g)    Unfunded Status of Awards and Section 409A of the Code. The Plan is intended to constitute an “unfunded” plan for incentive compensation and nothing contained in the Plan shall give any Participant any rights that are greater than those of a general unsecured creditor of the Company. To the extent applicable, this Plan is intended to comply with Section 409A of the Code, and the Committee shall interpret and administer the Plan in accordance therewith. Notwithstanding any provision of the Plan or Agreement to the contrary, if one or more of the payments or benefits to be received by a Participant pursuant to an Award would constitute deferred compensation subject to Section 409A of the Code, and could cause the Participant to incur any penalty tax or interest under Section 409A of the Code or any regulations or Treasury guidance promulgated thereunder, the Company may reform the Plan and Award to maintain (to the maximum extent practicable) the original intent of the Plan and Award provided, that such reformation complies with any requirements of Section 409A of the Code (including any regulations thereto and any guidance issued by the taxing authorities). No actions taken pursuant to this Section 8(g) shall be subject to a Participant’s consent.

(h)    Nonexclusivity of the Plan. Neither the adoption of the Plan by the Board nor its submission to the stockholders of the Company for approval shall be construed as creating any limitations on the power of the Board to adopt such other compensatory arrangements as it may deem desirable, including, without limitation, the granting of stock options other than under the Plan, and such arrangements may be either applicable generally or only in specific cases.

(i)    No Fractional Shares. No fractional shares of Stock shall be issued or delivered pursuant to the Plan or any Award. The Committee shall determine whether other Awards or other property shall be issued or paid in lieu of such fractional shares or whether such fractional shares or any rights thereto shall be forfeited or otherwise eliminated.

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(j)    Governing Law. The validity, construction and effect of the Plan, any rules and regulations relating to the Plan and any Agreement shall be determined in accordance with the laws of the State of Delaware, without giving effect to principles of conflicts of laws, and applicable federal law.

(k)    Effective Date. This Plan was adopted by the Board on March 31, 2022, subject to stockholder approval at the annual meeting of stockholders of the Company on May 24, 2022 and shall be effective as of July 1, 2022, subject to such stockholder approval (the “Effective Date”). Assuming stockholder approval of this Plan is obtained, on and after March 31, 2022, no awards representing in excess of 160,000 shares of Stock in the aggregate shall be granted under the Bread Financial 2020 Omnibus Incentive Plan, and all outstanding awards previously granted thereunder shall remain outstanding and subject to the terms thereof.

(l)    Term of Plan. The Plan shall terminate on the 10th anniversary of the Effective Date and no Award may be granted thereafter (and no Incentive Stock Option may be granted after the 10th anniversary of the Plan’s adoption by the Board (March 31, 2032)); provided, however, that the Board shall have the right to earlier terminate the Plan provided that no such termination shall: (i) impair or adversely alter any Awards theretofore granted under the Plan, except with the consent of the Participant, or (ii) deprive any Participant of any Stock which he or she may have acquired through or as a result of the Plan.

(m)    Electronic Transmission. Notwithstanding any provision of this Plan to the contrary, at such time as the Company institutes a policy or practice for delivery of notice or Award by e-mail, any written Award or notice referred to herein may be given in accordance with such policy and practice.

(n)    Limitation on Liability. The Company and any Affiliate that is in existence or that hereinafter comes into existence will have no liability to any Participant or any other Person as to (a) the non-issuance or sale of shares of Stock as to which the Company has been unable to obtain from any regulatory body having jurisdiction the authority deemed by counsel to the Company necessary to the lawful issuance and sale of any shares hereunder; (b) any tax consequences expected, but not realized, by a Participant or any other Person due to the receipt, exercise, or settlement of any Award granted hereunder; or (c) the failure of any Award that is determined to constitute “nonqualified deferred compensation” to comply with Section 409A of the Code and the regulations promulgated thereunder.

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Bread Financial

3095 Loyalty Circle

Columbus, Ohio 43219

614.729.4000

www.breadfinancial.com

YOUR VOTE IS IMPORTANT! PLEASE VOTE BY: INTERNET Go To: www.proxypush.com/BFH Cast your vote online P.O. BOX 8016, CARY, NC 27512-9903 Have your Proxy Card ready Follow the simple instructions to record your vote PHONE Call 1-866-569-1477 Use any touch-tone telephone Have your Proxy Card ready Follow the simple recorded instructions MAIL Mark, sign and date your Proxy Card Fold and return your Proxy Card in the postage-paid envelope provided Bread Financial Holdings, Inc. Annual Meeting of Stockholders For Stockholders of record as of March 31, 2022 TIME: Tuesday, May 24, 2022 9:00 AM, Central Time PLACE: Annual Meeting to be held live via the internet - please visit www.proxydocs.com/BFH for more details. This proxy is being solicited on behalf of the Board of Directors The undersigned hereby appoints Perry S. Beberman, J. Bryan Campbell and Joseph L. Motes III (the “Named Proxies”), and each or any of them, as the true and lawful attorneys of the undersigned, with full power of substitution and revocation, and authorize(s) them, to vote all the shares of capital stock of Bread Financial Holdings, Inc. which the undersigned is entitled to vote at said meeting and any adjournment thereof upon the matters specified and upon such other matters as may be properly brought before the meeting or any adjournment thereof, conferring authority upon such true and lawful attorneys to vote in their discretion on such other matters as may properly come before the meeting and revoking any proxy heretofore given. THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED IDENTICAL TO THE BOARD OF DIRECTORS’ RECOMMENDATION. This proxy, when properly executed, will be voted in the manner directed herein. In their discretion, the Named Proxies are authorized to vote upon such other matters that may properly come before the meeting or any adjournment or postponement thereof. Voting shares held in the BFH Stock Fund portion of Bread Financial’s 401(k) and Retirement Savings Plan: If you hold shares in the BFH Stock Fund portion of Bread Financial’s 401(k) and Retirement Savings Plan, your voting instructions must be received by 11:59 p.m., Eastern Time, on Wednesday, May 18, 2022 for the trustee to vote your shares. If you do not provide voting directions by that time, the shares attributable to your account will not be voted. Shares held in Bread Financial’s 401(k) and Retirement Savings Plan cannot be voted during the virtual annual meeting. You are encouraged to specify your choice by marking the appropriate box (SEE REVERSE SIDE) but you need not mark any box if you wish to vote in accordance with the Board of Directors’ recommendation. The Named Proxies cannot vote your shares unless you sign (on the reverse side) and return this card. PLEASE BE SURE TO SIGN AND DATE THIS PROXY CARD AND MARK ON THE REVERSE SIDE

Bread Financial Holdings, Inc. Annual Meeting of Stockholders Please make your marks like this: X THE BOARD OF DIRECTORS RECOMMENDS A VOTE: FOR all the nominees listed and FOR PROPOSALS 2, 3 and 4. BOARD OF DIRECTORS PROPOSAL YOUR VOTE RECOMMENDS 1. Election of Directors FOR AGAINST ABSTAIN 1.01 Ralph J. Andretta FOR #P2# #P2# #P2# 1.02 Roger H. Ballou FOR #P3# #P3# #P3# 1.03 John C. Gerspach, Jr. FOR #P4# #P4# #P4# 1.04 Karin J. Kimbrough FOR #P5# #P5# #P5# 1.05 Rajesh Natarajan FOR #P6# #P6# #P6# 1.06 Timothy J. Theriault FOR #P7# #P7# #P7# 1.07 Laurie A. Tucker FOR #P8# #P8# #P8# 1.08 Sharen J. Turney FOR #P9# #P9# #P9# FOR AGAINST ABSTAIN 2. Advisory Vote to Approve Executive Compensation FOR #P10# #P10# #P10# 3. Approval of the 2022 Omnibus Incentive Plan FOR #P11# #P11# #P11# 4. Ratification of the Selection of Deloitte & Touche as the Independent Registered Public FOR Accounting Firm of Bread Financial Holdings, Inc. for 2022 #P12# #P12# #P12# You must register to attend the meeting online and/or participate at www.proxydocs.com/BFH Authorized Signatures - Must be completed for your instructions to be executed. Please sign exactly as your name(s) appears on your account. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy/Vote Form. Signature (and Title if applicable) Date Signature (if held jointly) Date